Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 15, 2003

Among

DAVITA INC.

as Borrower

CREDIT SUISSE FIRST BOSTON, CAYMAN ISLANDS BRANCH

as Administrative Agent

BANK OF AMERICA, N.A.

in relation to the Revolving Credit Facility and the Term A Facility

and

CREDIT SUISSE FIRST BOSTON, CAYMAN ISLANDS BRANCH

in relation to the Term B Facility

as Syndication Agents

CREDIT SUISSE FIRST BOSTON, CAYMAN ISLANDS BRANCH and

BANC OF AMERICA SECURITIES LLC

in relation to the Revolving Credit Facility and Term A Facility

as Joint Book Managers and Joint Lead Arrangers

and

CREDIT SUISSE FIRST BOSTON, CAYMAN ISLANDS BRANCH

in relation to the Term B Facility

as Sole Book Manager and Sole Lead Arranger

and

THE BANK OF NEW YORK, THE BANK OF NOVA SCOTIA

and WACHOVIA BANK, NATIONAL ASSOCIATION

in relation to the Revolving Credit Facility and the Term A Facility

as Documentation Agents

and

THE LENDERS, ISSUING BANKS AND

SWING LINE BANK party hereto

i

ii

SCHEDULES

Schedule I	-	Commitments and Applicable Lending Offices
Schedule II	-	Existing Letters of Credit
Schedule 4.01(b)	-	Subsidiaries
Schedule 4.01(d)	-	Authorizations
Schedule 4.01(f)	-	Litigation
Schedule 4.01(o)	-	Environmental Laws
Schedule 4.01(p)	-	Open Years
Schedule 4.01(q)	-	Liens
Schedule 4.01(r)	-	Investments
Schedule 4.01(s)	-	Exceptions to Medicare/Medicaid Participation
Schedule 5.02 (b)	-	Debt

EXHIBITS

Exhibit A-1	-	Form of Term A Note
Exhibit A-2	-	Form of Term B Note
Exhibit A-3	-	Form of Revolving Credit Note
Exhibit B-1	-	Form of Notice of Borrowing
Exhibit B-2	-	Form of Notice of Swing Line Borrowing
Exhibit B-3	-	Form of Notice of Conversion
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Subsidiary Guarantee
Exhibit F	-	Form of Opinion of Borrower’s General Counsel
Exhibit G	-	Form of Opinion of Bingham McCutchen
Exhibit H	-	Form of Notice of Covenant Reduction
Exhibit I	-	Entities that are not Subsidiaries
Exhibit J	-	Form of Consent and Ratification of Collateral Documents

iii

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT dated as of July 15, 2003 among DAVITA INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders listed on the signature pages hereof under the caption “Lenders,” the banks party hereto as Issuing Banks (as hereinafter defined), CREDIT SUISSE FIRST BOSTON, acting through its CAYMAN ISLANDS BRANCH (“CSFB”), as the provider of the Swing Line Facility (as hereinafter defined) (the “Swing Line Bank”), CSFB and BANC OF AMERICA SECURITIES LLC, as the joint book running managers and joint lead arrangers in respect of the Revolving Credit Facility and the Term A Facility and CSFB as the sole book running manager and sole lead arranger in respect of the Term B Facility (CSFB and Banc of America Securities, LLC, collectively, in such capacities, the “Book Managers”), CSFB as the administrative agent (together with any successor thereto appointed pursuant to Article VII, the “Administrative Agent”) for the Lender Parties (as hereinafter defined), THE BANK OF NEW YORK, THE BANK OF NOVA SCOTIA and WACHOVIA BANK, NATIONAL ASSOCIATION, as documentation agents in respect of the Revolving Credit Facility and the Term A Facility (the “Documentation Agents”) and BANK OF AMERICA, N.A. as syndication agent in respect of the Revolving Credit Facility and the Term A Facility and CSFB, as syndication agent in respect of the Term B Facility (Bank of America, N.A. and CSFB, collectively, in such capacities, the “Syndication Agents”) AMENDS AND RESTATES IN FULL the Existing Credit Agreement (as hereinafter defined).

PRELIMINARY STATEMENTS:

(1) The Borrower entered into a Credit Agreement dated as of April 26, 2002 with the banks, financial institutions and other institutional lenders party thereto as revolving credit lenders (the “Existing Revolving Credit Lenders”), as term A lenders (the “Existing Term A Lenders”), and as term B lenders (the “Existing Term B Lenders”), and CSFB as the administrative agent, as amended by Amendment No. 1 dated as of May 9, 2002 (the “Existing Credit Agreement”).

(2) The Borrower has requested to amend and restate the Existing Credit Agreement in its entirety in order, among other things, to add financial institutions and institutional lenders as Term B Lenders (as hereinafter defined) hereunder, with the proceeds of the term loans by such Term B Lenders to repay in full the term loans made by the Existing Term B Lenders under the Existing Credit Agreement and for general corporate purposes, and to modify certain covenants.

(3) Those Existing Revolving Credit Lenders, Existing Term A Lenders and Existing Term B Lenders which constitute “Required Lenders” under the Existing Credit Agreement have agreed to the amendment of the Credit Agreement as provided herein pursuant to a Consent dated as of even date herewith and the Term B Lenders have agreed to make the Term B Advances on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Accepting Lender” has the meaning specified in Section 2.06(d).

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at The Bank of New York, ABA No. 021000018, Account Name: “CSFB Agency Cayman Account,” Account No. 8900492627, Reference: DaVita Inc., or such other account maintained by the Administrative Agent and designated by the Administrative Agent from time to time as such in a written notice to the Borrower and each of the Lender Parties.

“Administrative Questionnaire” means a questionnaire, in form and substance satisfactory to the Administrative Agent, delivered by an Eligible Assignee pursuant to Section 8.07(a)(ii)(D) which provides the administrative information relating to such Eligible Assignee.

“Advance” means a Term A Advance, a Term B Advance, a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance, as the context may require.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests in such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise.

“Agents” means, collectively, the Administrative Agent, the Book Managers, the Documentation Agents, the Syndication Agents and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 7.01(b).

“Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount reasonably determined by the Administrative Agent equal to: (a) in the case of a Hedge Agreement documented pursuant to the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc. (the “Master Agreement”), the amount, if any, that would be payable by any Loan Party to its counterparty in respect of such Hedge Agreement, as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party was the sole “Affected Party”, and (iii) the Administrative Agent was the sole party determining such payment amount (with the Administrative Agent making such determination pursuant to the provisions of that specific form of Master Agreement); or (b) in the case of a Hedge Agreement traded on an exchange, the mark-to-market value of such Hedge Agreement, which will be the unrealized gain or loss on such Hedge Agreement to the Loan Party to such Hedge Agreement reasonably determined by the Administrative Agent based on the settlement price of such Hedge Agreement on such date of determination, or (c) in all other cases, the mark-to-market value of such Hedge Agreement, which will be the unrealized gain or loss on such Hedge Agreement to the Loan Party to such Hedge Agreement reasonably determined by the Administrative Agent as the amount, if any, by which (i) the present value of the future cash flows to be paid by such Loan Party exceeds (ii) the present value of the future cash flows to be received by such Loan Party pursuant to such Hedge Agreement; capitalized terms used and not otherwise defined in this definition shall have the respective meanings set forth in the above described Master Agreement.

“Applicable Lending Office” means (a) with respect to each of the Lenders, the Base Rate Lending Office of such Lender in the case of a Base Rate Advance and the Eurodollar Lending Office of such Lender in the case of a Eurodollar Rate Advance and (b) with respect to the Issuing Bank and the Swing Line Bank, the Base Rate Lending Office of the Issuing Bank and the Swing Line Bank, respectively, for all purposes of this Agreement.

“Applicable Margin” means, on any date of determination, a percentage per annum equal to the applicable percentage for the Performance Level set forth below as determined by reference to the Leverage Ratio for the most recently completed Measurement Period:

		Base Rate Advances		Eurodollar Rate Advances
Performance Level	Leverage Ratio	Term A Facility/Revolving Credit Facility	Term B Facility	Term A Facility/Revolving Credit Facility	Term B Facility
I	Less than 2.00x	0.50%	1.25%	1.50%	2.25%
II	Greater than or equal to 2.00x but less than 2.50x	1.00%	1.25%	2.00%	2.25%
III	Greater than or equal to 2.50x but less than 2.75x	1.25%	1.25%	2.25%	2.25%
IV	Greater than or equal to 2.75x but less than 3.00x	1.25%	1.50%	2.25%	2.50%
V	Greater than or equal to 3.00x but less than 3.50x	1.50%	1.50%	2.50%	2.50%
VI	Greater than or equal to 3.50x	1.75%	1.50%	2.75%	2.50%

For the purposes of:

(A) clause (ii) of the immediately preceding sentence, the Applicable Margin for each Base Rate Advance shall be determined by reference to the Performance Level in effect from time to time and the Applicable Margin for each Eurodollar Rate Advance shall be determined by reference to the Performance Level in effect on the first day of each Interest Period for such Eurodollar Rate Advance; and

(B) determining the Performance Level in respect of the Applicable Margin at any date of determination, changes in the Performance Level shall be effective on the date on which the Administrative Agent and the Lender Parties receive the Required Financial Information reflecting such change; provided, however, that if the Borrower has not delivered to the Administrative Agent and the Lender Parties all of the information required under this clause (B) within five Business Days after the date on which such information is otherwise required under Section 5.03(b) or 5.03(c), as applicable, the Performance Level in respect of the Revolving Credit Facility and the Term A Facility shall be deemed to be at Performance Level VI for so long as such information has not been submitted and provided, further, that the Performance Level in respect of the Term B Facility shall be deemed to be at Performance Level VI for so long as the information required under Section 5.03(b) in respect of the 2003 Fiscal Year has not been submitted.

“Applicable Percentage” means, with respect to the Commitment Fee, a rate per annum equal to 0.375% if the Leverage Ratio for the most recently completed Measurement Period is less than 3.00:1.00 and 0.50% if such Leverage Ratio is greater than or equal to 3.00:1.00. For the purposes of determining the Leverage Ratio in respect of the Applicable Percentage at any date of determination, changes in the Applicable Percentage shall be effective on the date on which the Administrative Agent and the Lender Parties receive the Required Financial Information reflecting such change; provided, however, that if the Borrower has not delivered to the Administrative Agent and the Lender Parties all of the information required under this definition within five Business Days after the date on which such information is otherwise required under Section 5.03(b) or 5.03(c), as applicable, the Applicable Percentage shall be 0.50% for so long as such information has not been submitted.

“Appropriate Lender” means, at any time, (a) with respect to the Term A Facility, the Term B Facility or the Revolving Credit Facility, a Lender that has outstanding Advances or a Commitment with respect to such Facility at such time, (b) with respect to the Letter of Credit Facility, (i) the Issuing Bank and (ii) if the Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.03(b) that are outstanding at such time, each such Revolving Credit Lender and (c) with respect to the Swing Line Facility, (i) the Swing Line Bank and (ii) if the Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such Revolving Credit Lender.

“Approved Fund” means any Person (other than a natural Person) that (i) is (or will be) an “accredited investor” (as defined in Regulation D under the Securities Act) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (ii) is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignment and Assumption” means an Assignment and Assumption entered into by a Lender Party and an Eligible Assignee, and accepted by the Administrative Agent and, if applicable, the Borrower, in accordance with Section 8.07 and in substantially the form of Exhibit C hereto.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest established by CSFB from time to time as its prime rate (which rate of interest may not be the lowest rate of interest charged by CSFB to its customers); and

(b) the Federal Funds Rate plus 0.50%.

Any change in the Base Rate resulting from a change in the prime rate established by CSFB shall become effective on the Business Day on which such change in the prime rate is announced by CSFB.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Base Rate Lending Office” means, with respect to each of the Lender Parties, the office of such Lender Party specified as its “Base Rate Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Borrower and the Administrative Agent for such purpose.

“Borrower’s Account” means such account of the Borrower as is agreed from time to time in writing between the Borrower and the Administrative Agent.

“Borrower’s Percentage” means, in respect of the sale or issuance of Equity Interests by any Subsidiary of the Borrower, the percentage of the common Equity Interests of such Subsidiary beneficially owned directly or indirectly by the Borrower after giving effect to such sale or issuance.

“Borrowing” means a Term A Borrowing, a Term B Borrowing, a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York, New York, and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in U.S. dollar deposits in the London interbank market.

“Capital Assets” means, with respect to any Person, all equipment, fixed assets and real property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person.

“Capital Expenditures” means, with respect to any Person for any period, all expenditures made directly or indirectly by such Person during such period for Capital Assets (whether paid in cash or other consideration or accrued as a liability and including, without limitation, all expenditures for maintenance and repairs which are required, in accordance with GAAP, to be capitalized on the books of such Person). For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capitalized Lease” means any lease with respect to which the lessee is required to recognize concurrently the acquisition of property or an asset and the incurrence of a liability in accordance with GAAP.

“Capitalized Lease Obligations” means, with respect to any Capitalized Lease, the amount required to be capitalized in the financial statements of the lessee in accordance with GAAP.

“Cash Distributions” means, with respect to any Person for any period, all dividends and other distributions on any of the outstanding Equity Interests in such Person, all purchases, redemptions, retirements, defeasances or other acquisitions of any of the outstanding Equity Interests in such Person and all returns of capital to the stockholders, partners or members (or the equivalent persons) of such Person, in each case to the extent paid in cash by or on behalf of such Person during such period.

“Cash Equivalents” means (a) securities with maturities of one year or less from the date of acquisition, issued, fully guaranteed or insured by the United States Government, (b) securities with maturities of one year or less from the date of acquisition issued, fully guaranteed or insured by any State of the United States of America or any political subdivision thereof rated at least AA- by S&P or Aa3 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (c) certificates of deposit, time deposits, overnight bank deposits, bankers’ acceptances and repurchase agreements issued by a Qualified Issuer having maturities of 270 days or less from the date of acquisition, (d) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, and having maturities of 270 days or less from the date of acquisition, (e) money market accounts or funds, a substantial portion of the assets of which constitute Cash Equivalents described in clauses (a) through (d) above, with, issued by or managed by Qualified Issuers, (f) money market accounts or funds, a substantial portion of the assets of which constitute Cash Equivalents described in clauses (a) through (d) above, which money market accounts or funds have net assets of not less than $500,000,000 and have the highest rating available of either S&P or Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of investments, (g) auction rate securities rated AAA by S&P and Aaa by Moody’s, and (h) money market accounts or funds rated at least AA by S&P and at least Aa by Moody’s.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CHAMPUS” means the United States Department of Defense Human Civilian Health and Medical Program of the Uniformed Services.

“Change of Control” means, at any time:

(a) any “person” or “group” (each as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) (i) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of Voting Interests in the Borrower (including through securities convertible into or exchangeable for such Voting Interests) representing 35% or more of the combined voting power of all of the Voting Interests in the Borrower (on a fully diluted basis) or (ii) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of the Borrower; or

(b) during any period of 24 consecutive months, whether commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the Borrower;

“Closing Date” means the first date on which all of the conditions precedent to the effectiveness of this Agreement set forth in Article III are satisfied, which date shall occur on or prior to July 15, 2003.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property and assets that are or are intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreement, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements, mortgages, deeds of trust or other similar agreements delivered to the Administrative Agent and the Lender Parties pursuant to Section 3.01(a) or Section 5.01(j), and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term B Commitment, a Revolving Credit Commitment or a Swing Line Commitment, as the context may require.

“Commitment Fee” has the meaning specified in Section 2.08(a).

“Confidential Information” means information that is furnished to the Administrative Agent or any of the Lender Parties by or on behalf of the Borrower or any of its Subsidiaries in a writing that is marked as confidential or otherwise on an expressly confidential basis, but does not include any such information that (a) is or becomes generally available to the public (other than as a result of a breach by the Administrative Agent or such Lender Party of its confidentiality obligations under this Agreement) or (b) is or becomes available to the Administrative Agent or such Lender Party from a source other than the Borrower or any of its Subsidiaries that is not, to the knowledge of the Administrative Agent or such Lender Party, acting in violation of a confidentiality agreement with the Borrower or any such Subsidiary.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Cash Taxes” means, with respect to any Person for any period, (a) the aggregate amount of all payments in respect of income taxes made in cash by such Person and its Subsidiaries to any applicable Governmental Authority during such period less (b) the aggregate amount of all cash refunds in respect of income taxes received by such Person and its Subsidiaries from any applicable Governmental Authority during such period, after giving effect, to the extent available, to the application of net operating losses available to such Person or any such Subsidiary.

“Consolidated EBITDA” means, with respect to any Person for any period, the amount equal to (I) the sum of (a) the Consolidated Net Income of such Person and its Subsidiaries for such period plus (b) the sum of each of the following expenses that have been deducted in the determination of the Consolidated Net Income of such Person and its Subsidiaries for such period: (i) the Consolidated Interest Expense of such Person and its Subsidiaries for such period, (ii) all income tax expense (whether federal, state, local, foreign or otherwise) of such Person and its Subsidiaries for such period, (iii) all depreciation expense of such Person and its Subsidiaries for such period, (iv) all amortization expense of such Person and its Subsidiaries for such period and (v) all non-cash charges otherwise deducted in determining the Consolidated Net Income of such Person and its Subsidiaries for such period less all extraordinary gains added in determining the Consolidated Net Income of such Person and its Subsidiaries for such period; provided that for any period, the amount of non-cash charges arising from the write-off of current assets shall not be included in this subclause (v) plus (c) for each such period ending during the twelve-month period immediately following the closing of any acquisition permitted under Section 5.02(f), an amount equal to the Consolidated EBITDA (calculated on the basis as provided herein) for each such acquisition calculated on a pro forma basis as if such acquisition had occurred on the first day of the twelve-month period then ended, minus (d) any cash expenditures for such period relating to the non-cash charges set forth in subclause (b)(v) hereof, whether for such period or any prior period, plus (e) non-recurring charges incurred during such period not exceeding in the aggregate during the period from April 1, 2000 and continuing through the term of this Agreement $45,000,000 resulting from the write-off of accounts receivable and other related charges as a result of the pending third party carrier review of claims for Medicare reimbursement submitted by the Subsidiary of the Borrower operating the Borrower’s Florida laboratory or other Governmental Reimbursement Program Costs, minus (II) in respect of (a) any Subsidiary sold in such period or (b) any assets sold or disposed of in such period as to which EBITDA attributable thereto can be determined, an amount equal to the Consolidated EBITDA (calculated on the basis as provided herein) for each such sale or disposition otherwise included in Consolidated EBITDA for such period.

“Consolidated Interest Expense” means, with respect to any Person for any period, the gross interest expense accrued on all Debt of such Person and its Subsidiaries during such period, determined on a Consolidated basis and in accordance with GAAP for such period, including, without limitation, (a) in the case of the Borrower, all fees paid or payable pursuant to Section 2.08(a), (b) commissions, discounts and other fees and charges paid or payable in connection with letters of credit (including, without limitation, the Letters of Credit), (c) all amortization of original issue discount in respect of all Debt of such Person and its Subsidiaries, (d) all dividends on Redeemable Preferred Interests, to the extent paid or payable in cash, and (e) the net payment, if any, paid or payable in connection with Hedge Agreements less the net credit, if any, received in connection with Hedge Agreements.

“Consolidated Net Income” means, for any period, the net income (or net loss) of any Person and its Subsidiaries for such period, determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Pre-Minority EBITDA” means Consolidated EBITDA plus minority interests in income of consolidated Subsidiaries of the Borrower to the extent deducted in determining net income of the Borrower and its Subsidiaries on a Consolidated basis in the calculation of Consolidated EBITDA.

“Constitutive Documents” means, with respect to any Person, the certificate of incorporation or registration (including, if applicable, certificate of change of name), articles of incorporation or association, memorandum of association, charter, bylaws, certificate of limited partnership, partnership agreement, trust agreement, joint venture agreement, certificate of formation, articles of organization, limited liability company operating or members agreement, joint venture agreement or one or more similar agreements, instruments or documents constituting the organization or formation of such Person.

“Contingent Obligation” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital, equity capital, net worth or other balance sheet condition or any income statement condition of the primary obligor or otherwise to maintain the solvency of the primary obligor, (iii) to purchase, lease or otherwise acquire property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the agreement, instrument or other document evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Continuing Director” means, for any period, an individual who is a member of the board of directors of the Borrower on the first day of such period or who has been nominated to the board of directors of the Borrower by a majority of the other Continuing Directors who were members of the board of directors of the Borrower at the time of such nomination.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Debt” means, with respect to any Person (without duplication) (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than unsecured trade payables incurred in the ordinary course of such Person’s business, provided that at all times during which the aggregate amount of such payables exceed 50% of Consolidated EBITDA for the most recent Measurement Period, “Debt” shall include all such payables which are past due for more than 60 days (excluding payables being contested in good faith) after the date on which such payable was first past due), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, or upon which interest payments are customarily made, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capitalized Lease Obligations of such Person, (f) all Obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any preferred Equity Interests in such Person or any other Person, valued, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Obligations of such Person in respect of Hedge Agreements, take-or-pay agreements or other similar arrangements, valued, in the case of Hedge Agreements, at the Agreement Value thereof, (i) all Obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing if the transaction giving rise to such Obligation is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP; (j) all Contingent Obligations, and (k) all indebtedness and other payment Obligations referred to in clauses (a) through (j) above of another Person secured by (or for which the holder of such indebtedness or other payment Obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations: provided that for the purposes of this subclause (k) the amount thereof shall be equal to the lesser of (i) the amount of such indebtedness or other payment Obligations and (ii) the fair market value of the property subject to such Lien.

“Declining Lender” has the meaning specified in Section 2.06(d).

“Default” means any Event of Default or any event or condition that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulted Advance” means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(e) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.16(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to the Administrative Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Swing Line Bank pursuant to Section 2.02(b) to purchase a portion of a Swing Line Advance made by the Swing Line Bank, (b) the Issuing Bank pursuant to Section 2.03(b) to purchase a portion of a Letter of Credit Advance made by the Issuing Bank, (c) the Administrative Agent pursuant to Section 2.02(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (d) any other Lender Party pursuant to Section 2.14 to purchase any participation in Advances owing to such other Lender Party and (e) the Administrative Agent or the Issuing Bank pursuant to Section 7.05 to reimburse the Administrative Agent or the Issuing Bank for such Lender Party’s ratable share of any amount required to be paid by the Lender Parties to the Administrative Agent or the Issuing Bank as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.16(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

“Dialysis Facilities” has the meaning specified in Section 4.01(s).

“Domestic Person” means a Person that is organized under the laws of, or whose property is located in, a jurisdiction within the United States.

“Domestic Subsidiary” means, at any time, any of the direct or indirect Subsidiaries of the Borrower that is incorporated or organized under the laws of any state of the United States of America or the District of Columbia.

“Eligible Assignee” means (a) with respect to any Facility (other than the Letter of Credit Facility), (i) a Lender; (ii) an Affiliate of a Lender or an Approved Fund of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof having a combined capital and surplus of at least $100,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof having a combined capital and surplus of at least $100,000,000; (v) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch, agency or Affiliate located in the United States or managed and controlled by a branch, agency or affiliate located in the United States; (vi) the central bank of any country that is a member of the OECD; (vii) a finance company, insurance company or other financial institution, fund (whether a corporation, partnership, trust or other entity) or other entity that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and, except with respect to a Term Facility, having total assets (inclusive of assets of Affiliates or Approved Funds thereof) of at least $100,000,000; and (viii) any other Person approved by the Administrative Agent and, provided no Event of Default is continuing, the Borrower, provided that the approval of the Administrative Agent and the Borrower, when required, shall not be unreasonably withheld or delayed, and (b) with respect to the Letter of Credit Facility, a Person that is an Eligible Assignee under subclause (iii) or (v) of clause (a) of this definition and is approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any outstanding action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement, abatement order or other order or directive (conditional or otherwise) relating in any way to any Environmental Law, any Environmental Permit or any Hazardous Materials or arising from alleged injury or threat to health, safety, natural resources or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any applicable Governmental Authority or any other third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Requirement of Law relating to (a) the generation, use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous

Materials, (b) pollution or the protection of the environment, health, safety or natural resources or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, including, without limitation, CERCLA, in each case as amended from time to time, and including the regulations promulgated and the rulings issued from time to time thereunder.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment” has the meaning specified in Section 1(a) of the Security Agreement.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued from time to time thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA could reasonably be expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the partial or complete withdrawal by any Loan Party or any ERISA Affiliate from a Plan or a Multiple Employer Plan; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA, that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurodollar Lending Office” means, with respect to each of the Lenders, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, as the case may be (or, if no such office is specified, its Base Rate Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent for such purpose.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Advance for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in U.S. dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition the Eurodollar Rate shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in U.S. dollars are offered for such Interest Period to major banks in the London interbank market in London, England by the Agent at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period. Each determination by the Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Existing Credit Agreement” has the meaning specified in Preliminary Statement (l) to this Agreement.

“Existing Issuing Bank” means each bank which issued existing Letters of Credit issued under the Existing Credit Agreement.

“Existing Letters of Credit” means all letters of credit issued under the Existing Credit Agreement and outstanding on the Closing Date, as more fully described on Schedule II hereto.

“Existing Term B Advance” means “Term B Advance” as defined in the Existing Credit Agreement.

“Facility” means the Term A Facility, the Term B Facility, the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility, as the context may require.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

“Fiscal Quarter” means, with respect to the Borrower or any of its Subsidiaries, the period commencing January 1 in any Fiscal Year and ending on the next succeeding March 31, the period commencing April 1 in any Fiscal Year and ending on the next succeeding June 30, the period commencing July 1 in any Fiscal Year and ending on the next succeeding September 30 or the period commencing October 1 in any Fiscal Year and ending on the next succeeding December 31, as the context may require, or, if any such Subsidiary was not in existence on the first day of any such period, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the last day of such period.

“Fiscal Year” means, with respect to the Borrower or any of its Subsidiaries, the period commencing on January 1 in any calendar year and ending on the next succeeding December 31 or, if any such Subsidiary was not in existence on January 1 in any calendar year, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the next succeeding December 31.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) the amount equal to (i) the sum of (A) Consolidated Pre-Minority EBITDA and (B) Lease Expense less (ii) Capital Expenditures, in each case for the Borrower and its Subsidiaries for such period, to (b) the sum of (i) Consolidated Interest Expense, (ii) the aggregate principal amount (or the equivalent thereto) of all Required Principal Payments, (iii) the aggregate amount of all Consolidated Cash Taxes, and (iv) Lease Expense, in each case for the Borrower and its Subsidiaries for such period.

“Foreign Subsidiary” means, at any time, any direct or indirect Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt” of any Person means all Debt of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, in each case determined on a Consolidated basis in accordance with GAAP, including, without limitation, (i) the aggregate amount of Governmental Reimbursement Program Costs (exclusive of, with respect to the determination of Funded Debt in any period, the portion of Governmental Reimbursement Program Costs paid in such period) and (ii) in the case of the Borrower, the Advances; provided, however, that the term “Funded Debt” shall not include (x) any Contingent Obligations of such Person (if and to the extent such Contingent Obligations would otherwise be included in such term on any date of determination) that are incurred solely to support Debt or Governmental Reimbursement Program Costs of the Borrower or one or more Subsidiaries of the Borrower to the extent such Contingent Obligations are otherwise expressly permitted to be incurred under Section 5.02(b), and (y) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Redeemable Preferred Interests.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Governmental Reimbursement Program Costs” means with respect to and payable by the Borrower and its Subsidiaries the sum of:

(i) all amounts (including punitive and other similar amounts) agreed to be paid in settlement or payable as a result of a final, non-appealable judgment, award or similar order relating to participation in Medical Reimbursement Programs;

(ii) all final, non-appealable fines, penalties, forfeitures or other amounts rendered pursuant to criminal indictments or other criminal proceedings relating to participation in Medical Reimbursement Programs; and

(iii) the amount of final, non-appealable recovery, damages, awards, penalties, forfeitures or similar amounts rendered in any litigation, suit, arbitration, investigation or other legal or administrative proceeding of any kind relating to participation in Medical Reimbursement Programs.

“Guarantee Supplement” has the meaning specified in the Subsidiary Guarantee.

“Guaranteed Obligations” has the meaning specified in the Subsidiary Guarantee.

“Guarantor” means each Subsidiary of the Borrower party to the Subsidiary Guarantee or, as the case may be, a Guarantee Supplement.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means, collectively, interest rate swap, cap or collar agreements, interest rate future or option contracts, commodity future or option contracts, currency swap agreements, currency future or option contracts, equity swap agreements and other similar agreements.

“Hedge Bank” means any Person that is a Lender Party or an Affiliate of a Lender Party, in its capacity as a party to a Hedge Agreement.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Information Memorandum” means the information memorandum dated June 2003 used in connection with the syndication of the Term B Advances.

“Initial Extension of Credit” means, collectively, the initial Borrowings under one or more of the Facilities, and/or the initial issuances of one or more Letters of Credit, made on the closing date of the Existing Credit Agreement.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of April 26, 2002 executed by the Borrower and certain subsidiaries of the Borrower as Grantors (as defined therein) under the Existing Credit Agreement and which has been ratified by such parties pursuant to Section 3.01(a)(vii) hereof.

“Intercreditor Agreement” means an Intercreditor Agreement dated as of the date hereof duly executed by the Agent on behalf of the Lender Parties, the Collateral Agent, as defined therein, and any Lender or an Affiliate thereof who is as of such date or thereafter a party to a Hedge Agreement.

“Interest Period” means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below, provided that for each Eurodollar Rate Advance outstanding on the Closing Date the then applicable Interest Period shall be as determined under the Existing Credit Agreement. The duration of each such Interest Period shall be one, two, three or six months, or if available to the Lenders and the Administrative Agent, one year, as the Borrower may, upon notice received by the Administrative Agent not later than 2:00 P.M. (New York, New York time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(a) the Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(b) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and

(d) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“Investment” means, with respect to any Person, any loan or advance to such Person, any purchase or other acquisition of Equity Interests in or Debt of, or the property and assets comprising a division or business unit or all or a substantial part of the business of, such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (j) or (k) of the definition of “Debt” set forth in this Section 1.01 in respect of such Person.

“ISDA Master Agreement” means the Master Agreement (Multicurrency-Cross Border) published by the International Swap and Derivatives Association, Inc., as in effect from time to time.

“Issuing Bank” means (i) CSFB or any Affiliate thereof that may from time to time issue Letters of Credit for the account of the Borrower, (ii) any other Revolving Credit Lender that from time to time agrees in writing to issue Letters of Credit hereunder, and (iii) solely with respect to the Existing Letters of Credit, each Existing Issuing Bank.

“L/C Cash Collateral Account” has the meaning specified in the Preliminary Statements to the Security Agreement.

“L/C Related Documents” has the meaning specified in Section 2.03(b)(ii).

“Lease Expense” means, with respect to any Person, for any period for such Person and its subsidiaries on a Consolidated basis, lease and rental expense accrued during such period under all leases and rental agreements, other than Capitalized Leases and leases of personal property, of renal treatment centers, determined in conformity with GAAP.

“Lender Party” means any Lender, the Issuing Bank or the Swing Line Bank.

“Lenders” means, collectively, the banks, financial institutions and the institutional lenders listed on the signature pages as “Lenders” and each Person that becomes a Lender pursuant to Section 8.07 for so long as such Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit” has the meaning specified in Section 2.01(e)(i).

“Letter of Credit Advance” means an advance made by an Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(b).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) the aggregate amount of the Unused Revolving Credit Commitments of the Issuing Banks at such time and (b) $50,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Leverage Ratio” means, at any date of determination, the ratio of (a) (i) all Funded Debt of the Borrower and its Subsidiaries plus (ii) to the extent not otherwise included in subclause (a)(i) of this definition, the face amount of all Letters of Credit issued for the account of the Borrower or any of its Subsidiaries minus (iii) cash and cash equivalents of the Borrower and its

Subsidiaries on a Consolidated basis to (b) Consolidated Pre-Minority EBITDA of the Borrower and its Subsidiaries for the most recently completed Measurement Period prior to such date.

“Lien” means, with respect to any Person, (a) any mortgage, lien (statutory or other), pledge, hypothecation, security interest, charge or encumbrance of any kind (including, without limitation, any agreement to give any of the foregoing), (b) any sale of accounts receivable or chattel paper, or any assignment, deposit arrangement or lease intended as, or having the effect of, security, (c) any easement, right of way or other encumbrance on title to real property or (d) any other interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or any Capitalized Lease or upon or with respect to any property or asset of such Person (including, in the case of Equity Interests, voting trust agreements and other similar arrangements).

“Loan Documents” means, collectively, this Agreement, the Notes, the Subsidiary Guarantee, the Collateral Documents and each Letter of Credit Agreement, in each case as amended, supplemented or otherwise modified hereafter from time to time in accordance with the terms thereof and Section 8.01.

“Loan Parties” means, collectively, the Borrower and each of the Subsidiaries of the Borrower party to the Subsidiary Guarantee or any of the Collateral Documents.

“Margin Stock” means ‘margin stock’ as defined in Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries, taken as a whole; provided that the occurrence or subsistence of any such material adverse change which has been disclosed by the Borrower in any filing made with the Securities and Exchange Commission prior to the date of this Agreement shall not constitute a Material Adverse Change.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender Party under any Loan Document or (c) the ability of any Loan Party to perform its Obligations under any Loan Document to which it is or is to be a party; provided that the occurrence or subsistence of any such material adverse effect which has been disclosed by the Borrower in any filing made with the Securities and Exchange Commission prior to the date of this Agreement shall not constitute a Material Adverse Effect.

“Material Subsidiaries” means, as of any date, any Subsidiary or Subsidiaries of the Borrower that either individually or taken as a whole accounted for more than 5% of Consolidated Net Income of the Borrower and its Subsidiaries for the most recently completed Fiscal Quarter on or prior to such date, in each case as reflected in the Required Financial Information most recently delivered to the Administrative Agent and the Lender Parties on or prior to such date and determined in accordance with GAAP for such period.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive Fiscal Quarters ended prior to such date for which financial information is available.

“Medicaid” means that means-tested entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria. (Social Security Act of 1965, Title XIX, P.L. 89-87, as amended; 42 U.S.C. 1396 et seq.).

“Medical Reimbursement Programs” means the Medicare, Medicaid and CHAMPUS programs and any other health care program operated by or financed in whole or in part by any federal, state or local government.

“Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals. (Social Security Act of 1965, Title XVIII, P.L. 89-87 as amended; 42 U.S.C. 1395 et seq.).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan (as defined in Section 4001(a)(15) of ERISA) that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could reasonably be expected to have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, with respect to any sale, lease, transfer or other disposition of any property or asset, or the incurrence or issuance of any Debt, or the sale or issuance of any Equity Interests (including, without limitation, any capital contribution) in any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person for its own account in connection with any such transaction, after deducting therefrom only (without duplication):

(a) out-of-pocket expenses, including brokerage commissions, underwriting fees and discounts, legal fees, finder’s fees and other similar fees and commissions;

(b) the amount of taxes payable in connection with or as a result of such transaction, and if not paid at the time of the respective transaction, the amount thereof reserved in accordance with GAAP as in effect on the date of determination;

(c) in the case of any sale, lease, transfer or other disposition of any property or asset, the outstanding principal amount of, the premium or penalty, if any, on, and any accrued and unpaid interest on, any Debt (other than the Debt outstanding under the Loan Documents) that is secured by a Lien on the property and assets subject to such sale, lease, transfer or other disposition and is required to be repaid under the terms thereof as a result of such sale, lease, transfer or other disposition;

(d) in the case of any sale, lease, transfer or other disposition of any property or asset, an amount reserved, in accordance with GAAP as in effect on the date on which the Net Cash Proceeds from such sale, lease, transfer or other disposition are determined, and so reserved, against liabilities under indemnification obligations, liabilities related to environmental matters or other liabilities associated with the property and assets subject to such sale, lease, transfer or other disposition that are required to be so provided for under the terms of the documentation for such sale, lease, transfer or other disposition; and

(e) in the case of any sale, lease, transfer or other disposition of any property or asset by a Subsidiary, the amount of any payments or distributions required to be made in respect of such transaction to owners of Equity Interests in such Subsidiary other than the Borrower or any other Subsidiary;

provided, however, in the case of clauses (b) and (d) of this definition, that if, at the time such taxes or such contingent liabilities are actually paid or otherwise satisfied, the amount of the reserve therefor exceeds the amount paid or otherwise satisfied, then the Borrower shall prepay the outstanding Advances in accordance with the terms of Section 2.06(b), in an amount equal to the amount of such excess reserve.

“Note” means a Term A Note, a Term B Note or a Revolving Credit Note, as the context may require.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Conversion” has the meaning specified in Section 2.09(a).

“Notice of Covenant Reduction” means, with respect to any restricted payment pursuant to Section 5.02(g)(vi)(C), a notice substantially in the form of Exhibit H hereto duly executed by a Responsible Officer of the Borrower specifying that (i) immediately prior to such restricted payment and after giving pro forma effect thereto the Leverage Ratio is less than 3.00:1.00 and the Senior Leverage Ratio is less than 1.75:1.00 and (ii) at all times thereafter, for purposes of Section 5.04(a) and (e), respectively, the Leverage Ratio shall be 3.00:1.00 and the Senior Leverage Ratio shall be 1.75:1.00.

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(e)(ii).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(e)(ii).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnity payments and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing items that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“OECD” means the Organization for Economic Cooperation and Development.

“Open Year” means, with respect to any Person, any year for which United States federal income tax returns have been filed by or on behalf of such Person and for which the expiration of the applicable statute of limitations for assessment or collection has not occurred (whether by reason of extension or otherwise).

“Other Taxes” has the meaning specified in Section 2.13(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Performance Level” means Performance Level I, Performance Level II, Performance Level III, Performance Level IV, Performance Level V or Performance Level VI, as identified in the definition of “Applicable Margin”, as the context may require.

“Permitted Liens” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA or any such Lien relating to or imposed in connection with any Environmental Action): (a) Liens for taxes, assessments and governmental charges or levies to the extent not otherwise required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, landlords’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations (other than Debt for borrowed money) (i) that are not overdue for a period of more than 60 days or (ii) the amount, applicability or validity of which are being contested in good faith and by appropriate proceedings diligently conducted and with respect to which the Borrower or any of its Subsidiaries, as the case may be, has established reserves in accordance with GAAP; (c) pledges or deposits to secure obligations incurred in the ordinary course of business under workers’ compensation laws, unemployment insurance or similar social security legislation (other than in respect of employee benefit plans subject to ERISA) or to secure public or statutory obligations; (d) Liens, pledges and deposits securing the performance of, or payment in respect of, bids, tenders, leases, contracts (other than for the repayment of borrowed money), surety and appeal bonds, letters of credit, and other obligations of a similar nature incurred in the ordinary course of business; (e) any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that is incurred in the ordinary course of business and, either individually or when aggregated with all other Permitted Liens in effect on any date of determination, could not be reasonably expected to have a Material Adverse Effect; (f) Liens in favor of customs and revenue authorities arising as a matter of law or pursuant to a bond to secure payment of customs duties in connection with the importation of goods; (g) Liens arising out of judgments or awards that do not constitute an Event of Default under Section 6.01(g) or 6.01(h) and in respect of which the Borrower or any of its Subsidiaries subject thereto shall be prosecuting an appeal or proceedings for review in good faith and, pending such appeal or proceedings, shall have secured within 30 days after the entry thereof a subsisting stay of execution and shall be maintaining reserves, in accordance with GAAP, with respect to any such judgment or award; (h) unperfected Liens of suppliers and vendors to secure the purchase price of the property or assets sold; (i) protective Uniform Commercial Code filings by lessors under operating leases; and (j) any easements, rights of way, restrictions, defects, encroachments and other encumbrances on title to real property which either individually or when aggregated with all other permitted Liens, would not be reasonably expected to have a Material Adverse Effect.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledged Debt” has the meaning specified in Section 1 of the Security Agreement.

“Pledged Shares” has the meaning specified in Section 1 of the Security Agreement.

“Prepayment Date” has the meaning specified in Section 2.06(d).

“primary obligation” has the meaning specified in the definition of “Contingent Obligation” set forth in this Section 1.01.

“primary obligor” has the meaning specified in the definition of “Contingent Obligation” set forth in this Section 1.01.

“Pro Rata Share” of any amount means, with respect to any of the Lenders at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Commitment(s) or Advance(s), as applicable, under the applicable Facility or Facilities at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01 at or prior to such time, such Lender’s Commitment(s) or Advance(s), as applicable, under the applicable Facility or Facilities as in effect immediately prior to such termination) and the denominator of which is the aggregate amount of such Facility or Facilities at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01 at or prior to such time, the applicable Facility or Facilities as in effect immediately prior to such termination) multiplied by (b) such amount.

“Qualified Issuer” means (a) any Lender hereunder and (b) any commercial bank that has a combined capital and surplus in excess of $100,000,000.

“Reedemable Preferred Interest” means with respect to any Person, (a) any Equity Interest of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased (including at the option of the holder thereof) by such Person or any of its Subsidiaries, in whole or in part, not earlier than July 1, 2009, and (b) any Equity Interest of any Subsidiary of such Person other than any common equity with no preferences, privileges, and no redemption or repayment provisions; provided, however, that any Equity Interest that would constitute a Redeemable Preferred Interest solely because the holders thereof have the right to require the issuer to repurchase such a Redeemable Preferred Interest upon the occurrence of a change of control shall not be so treated if the terms thereof (a) do not trigger any rights upon any circumstance constituting a change of control under such Redeemable Preferred Interest that would not constitute a Change of Control under this Agreement and (b) do not permit either any repurchase by such Person or any rights of the holder of such Equity Interest to assert any claim in respect of such failure to purchase as long as any Event of Default exists hereunder.

“Reduction Amount” has the meaning specified in Section 2.06(b)(iv).

“Register” has the meaning specified in Section 8.07(c).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Required Financial Information” means, at any date of determination, the Consolidated financial statements of the Borrower and its Subsidiaries most recently delivered to the Administrative Agent and the Lender Parties on or prior to such date pursuant to, and satisfying all of the requirements of, Section 5.03(b) or 5.03(c) and accompanied by the certificates and other information required to be delivered therewith.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit issued by such Lender and outstanding at such time, and (C) the Unused Revolving Credit Commitment of such Lender at such time. For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Required Principal Payments” means, with respect to any Person for any period, the sum of all regularly scheduled principal payments or redemptions and all required prepayments, repurchases, redemptions or similar acquisitions for value of outstanding Funded Debt made during such period.

“Requirements of Law” means, with respect to any Person, all laws, constitutions, statutes, treaties, ordinances, rules and regulations, all orders, writs, decrees, injunctions, judgments, determinations and awards of an arbitrator, a court or any other Governmental Authority, and all Governmental Authorizations, binding upon or applicable to such Person or to any of its properties, assets or businesses.

“Responsible Officer” means, with respect to the Borrower or any of its Subsidiaries, the chief executive officer, the president, the chief financial officer, the principal accounting officer or the treasurer (or the equivalent of any of the foregoing) or any other officer, partner or member (or person performing similar functions) of the Borrower or any such Subsidiary responsible for overseeing the administration of, or reviewing compliance with, all or any portion of this Agreement or any of the other Loan Documents.

“Revolving Credit Advance” has the meaning specified in Section 2.01(c).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Advances of the same Type made by the Revolving Credit Lenders.

“Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, the amount set forth opposite such Revolving Credit Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Revolving Credit Lender has entered into one or more Assignment and Assumptions, the amount set forth for such Revolving Credit Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c) as such Revolving Credit Lender’s “Revolving Credit Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or Revolving Credit Advance, as the case may be, at such time.

“Revolving Credit Note” means a promissory note of the Borrower payable to the order of any Revolving Credit Lender, in substantially the form of Exhibit A-3 hereto, evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Advances made by such Revolving Credit Lender.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Secured Obligations” has the meaning specified in Section 2 of the Security Agreement.

“Secured Parties” means, collectively, the Agents, the Lender Parties, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated and the rulings issued thereunder.

“Security Agreement” means the Security Agreement dated as of April 26, 2002, executed by the Borrower and certain subsidiaries of the Borrower as Grantors (as defined therein) under the Existing Credit Agreement and which has been ratified by such parties pursuant to Section 3.01(a)(vii) hereof.

“Security Agreement Supplement” has the meaning specified in Section 24 of the Security Agreement.

“Senior Leverage Ratio” means, at any date of determination, the ratio of (a)(i) all Funded Debt of the Borrower and its Subsidiaries plus (ii) to the extent not otherwise included in subclause (a)(i) of this definition, the face amount of all outstanding Letters of Credit issued for the account of the Borrower or any of its Subsidiaries minus (iii) cash and cash equivalents of the Borrower and its Subsidiaries on a Consolidated basis minus (iv) all Subordinated Debt of the Borrower and its Subsidiaries to (b) Consolidated Pre-Minority EBITDA of the Borrower and its Subsidiaries for the most recently completed Measurement Period prior to such date.

“Single Employer Plan” means a single employer plan (as defined in Section 4001(a)(15) of ERISA) that (a) is maintained for employees of any Loan Party or any ERISA

Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property and assets of such Person is greater than the total amount of liabilities (including, without limitation, contingent liabilities), of such Person, (b) the present fair salable value of the property and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or in a transaction, and is not about to engage in business or in a transaction, for which such Person’s property and assets would constitute an unreasonably small capital. The amount of contingent liabilities of any such Person at any time shall be computed as the amount that, in the light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Purpose Licensed Entity” means any Person in a related business of the Borrower and its Subsidiaries that (i) the Borrower and its Subsidiaries are prohibited from engaging in directly under applicable law, including provisions of state law (a) prohibiting the ownership of healthcare facilities by public companies, (b) prohibiting the corporate practice of medicine or (c) otherwise restricting the ability of the Borrower or one of its Subsidiaries to acquire directly a required license to operate a healthcare facility, and (ii) has entered into a transaction or series of transactions with the Borrower or any of its Subsidiaries under which:

(x) the Borrower or any of its Subsidiaries provides management, administrative or consulting services to the Special Purpose Licensed Entity,

(y) the owners of the Special Purpose Licensed Entity are prohibited from transferring any of their interests in the Special Purpose Licensed Entity without the consent of the Borrower or one of its Subsidiaries, and

(z) the Borrower or one of its Subsidiaries has the right to require the owners of the Special Purpose Licensed Entity to transfer all of their interests in the Special Purpose Licensed Entity to a Person designated by the Borrower or one of its Subsidiaries.

“Subordinated Debt” means the subordinated debt evidenced by the Subordinated Notes or other subordinated Debt issued or incurred by the Borrower subordinated in right of payment to the payment in full of the Obligations of the Borrower to the Loan Parties under the Loan Documents and other senior obligations of the Borrower; provided that (i) the negative covenants in such subordinated Debt are less burdensome than the negative covenants in this Agreement as in effect at the time such subordinated Debt is incurred, (ii) the affirmative covenants in such subordinated Debt are no more burdensome than the affirmative covenants in this Agreement as in effect at the time such subordinated Debt is incurred, (iii) the events of default in such subordinated Debt relating to insolvency and nonpayment of amounts owed thereunder are no more restrictive than the corresponding defaults in this Agreement as in effect at the time such subordinated Debt is incurred, (iv) such subordinated Debt does not cross-default to other Debt (but may cross-accelerate to other Debt of Borrower or any Subsidiary that has guaranteed such subordinated Debt), (v) the subordination provisions in such subordinated Debt are either (A)

reasonably satisfactory to the Administrative Agent or (B) confirmed by a nationally recognized investment bank (that is not the Administrative Agent) as market terms and conditions at such time for similar debt securities issued by Persons whose debt securities have credit ratings not greater than that of the Borrower, and (vi) such subordinated Debt does not provide for any scheduled payment or mandatory prepayment of principal earlier than July 1, 2009, other than (x) redemptions made at the option of the holders of such subordinated Debt upon a change in control of the Borrower in circumstances that would also constitute a Change of Control under this Agreement (provided that any such redemption cannot be made fewer than 30 days after such change in control and that any such redemption is fully and absolutely subordinated to the indefeasible payment in full of all principal, interest and other amounts under the Loan Documents) and (y) mandatory prepayments required as a result of asset dispositions if such subordinated Debt allows the Borrower to satisfy such mandatory prepayment requirement by prepayment of Loans under this Agreement or other senior obligations of the Borrower or reinvestment of the asset disposition proceeds within a specified period of time.

“Subordinated Notes” means (i) the 5 5/8% convertible subordinated notes of Renal Treatment Centers, Inc. due 2006 in the aggregate principal amount of $125,000,000 issued pursuant to the Indenture dated June 12, 1996 between Rental Treatment Centers, Inc. and PNC Bank, National Association as trustee; (ii) the 7% convertible subordinated notes of the Borrower (f/k/a Total Renal Care Holdings, Inc.) due 2009 in the aggregate principal amount of $345,000,000 issued pursuant to the Indenture dated November 18, 1998 between Total Renal Care Holdings, Inc. and United States Trust Company of New York as trustee; and (iii) the 2001 Subordinated Notes.

“Subordinated Notes Documents” means the Subordinated Notes, any indentures or other agreements, instruments and other documents pursuant to which the Subordinated Notes or other Subordinated Debt have been or will be issued or otherwise setting forth the terms of the Subordinated Notes or such Subordinated Debt, including guarantees in respect of the Subordinated Debt referred to in clauses (i) and (iii) of the definition of “Subordinated Notes,” in each case as such agreement, instrument or other document may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, but only to the extent permitted under the terms of the Loan Documents.

“Subsidiary Guarantee” means the Subsidiary Guarantee dated as of April 26, 2002, executed by the Guarantors under the Existing Credit Agreement and which has been ratified by such parties pursuant to Section 3.01(a)(vii) hereof.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, unlimited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture, limited liability company or unlimited liability company or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries, provided, however, that the entities listed on Exhibit I attached hereto shall not be deemed Subsidiaries for so long as the assets of each such entity do not exceed $25,000.

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(d) or (b) simultaneous Swing Line Advances made by the Revolving Credit Lenders pursuant to Section 2.02(b).

“Swing Line Bank” has the meaning specified in the recital of parties to this Agreement.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank.

“Swing Line Commitment” means, with respect to the Swing Line Bank at any time, the amount set forth opposite the Swing Line Bank’s name on Schedule I hereto under the caption “Swing Line Commitment”, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Swing Line Facility” means, at any time, an amount equal to the lesser of (a) the amount of the Swing Line Commitment at such time and (b) $25,000,000, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“2001 Subordinated Notes” means the 9 ¼% senior subordinated notes of the Borrower due April 15, 2011, in the aggregate principal amount of $225,000,000 issued pursuant to the Indenture dated April 11, 2001 between the Borrower, certain of its Subsidiaries and U.S. Trust Company of Texas, N.A.

“Taxes” has the meaning specified in Section 2.13(a).

“ Term Advance” means a Term A Advance or a Term B Advance.

“Term A Advance” means the advances made by the Term A Lenders.

“Term A Borrowing” means the borrowing consisting of simultaneous Term A Advances of the same Type made by the Term A Lenders.

“Term A Facility” means, at any time, the aggregate outstanding principal amount of all Term A Advances at such time.

“Term A Lender” means, at any time, any Lender that has a Term A Advance at such time.

“Term A Note” means a promissory note of the Borrower payable to the order of any Term A Lender, in substantially the form of Exhibit A-1 hereto, evidencing the indebtedness of the Borrower to such Term A Lender resulting from the Term A Advance made by such Term A Lender.

“Term B Advance” has the meaning specified in Section 2.01(b).

“Term B Borrowing” means a borrowing consisting of simultaneous Term B Advances of the same Type made by the Term B Lenders.

“Term B Commitment” means, with respect to any of the Term B Lenders at any time, the amount set forth opposite such Term B Lender’s name on Schedule I hereto under the caption “Term B Commitment”.

“Term B Facility” means, at any time, the aggregate outstanding principal amount of all Term B Advances at such time.

“Term B Lender” means, at any time, any Lender that has a Term B Advance at such time.

“Term B Note” means a promissory note of the Borrower payable to the order of any Term B Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Borrower to such Term B Lender resulting from the Term B Advances made by such Term B Lender.

“Term Facility” means a Term A Facility or a Term B Facility, as the context requires.

“Term Lender” means a Term A Lender or a Term B Lender, as the context requires.

“Termination Date” means the earlier of (a) April 26, 2007 and (b) the date of termination in whole of the Swing Line Commitments and the Revolving Credit Commitments pursuant to Section 2.05 or 6.01.

“TRC” means Total Renal Care, Inc., a California corporation.

“Transaction” means, collectively, the entering into by the Loan Parties of the Loan Documents to which they are or are intended to be a party and the consummation of the transactions contemplated thereby.

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unused Revolving Credit Commitment” means, with respect to any Revolving Credit Lender at any time, (a) such Revolving Credit Lender’s Revolving Credit Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit Advances, Swing Line Advances and Letter of Credit Advances made by such Revolving Credit Lender (in its capacity as a Lender) and outstanding at such time and (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank pursuant to Section 2.03(b) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(d) and outstanding at such time.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare plan (as defined in Section 3(1) of ERISA) that is maintained for employees of any Loan Party or in respect of which any Loan Party could reasonably be expected to have liability.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the word “through” means “through and including” and the words “to” and “until” each means “to but excluding.” References in this Agreement or any of the other Loan Documents to any agreement , instrument or other document “as amended” shall mean and be a reference to such agreement , instrument or other document as amended, amended and restated, supplemented or otherwise modified hereafter from time to time in accordance with its terms, but solely to the extent permitted hereunder. In this Agreement, the words “herein,” “hereof” and words of similar import refer to the entirety of this Agreement and not to any particular Section, subsection, or Article of this Agreement.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the Consolidated financial statements of the Borrower and its Subsidiaries as at December 31, 2002 and for the Fiscal Year then ended referred to in Section 4.01(g) (“GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

AND THE LETTERS OF CREDIT

SECTION 2.01. The Advances and the Letters of Credit.

(a) The Term A Advances. Each Term A Lender has made a Term A Advance pursuant to the Existing Credit Agreement. Any Term A Advance which is repaid or prepaid may not be reborrowed.

(b) The Term B Advances. Each Term B Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single Term B advance (a “Term B Advance”) in U.S. dollars to the Borrower, on the Closing Date in an amount equal to the Term B Commitment of such Term B Lender. The Term B Borrowing shall consist of Term B Advances made simultaneously by the Term B Lenders in accordance with their respective Pro Rata Shares of the Term B Facility. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

(c) The Revolving Credit Advances. Each Revolving Credit Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Credit Advance”) in U.S. dollars to the Borrower from time to time until the Termination Date, in each case in an amount not to exceed the Unused Revolving Credit Commitment of such Revolving Credit Lender at such time. Each Revolving Credit Borrowing shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or the outstanding Letter of Credit Advances) or, if less, the amount of the aggregate Unused Revolving Credit Commitments at such time. Each Revolving Credit Borrowing shall consist of Revolving Credit Advances made simultaneously by the Revolving Credit Lenders in accordance with their respective Pro Rata Shares of the Revolving Credit Facility. Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrower may borrow under this Section 2.01(c), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c).

(d) The Swing Line Advances. The Borrower may request the Swing Line Bank to make, and the Swing Line Bank shall on the terms and conditions hereinafter set forth, make Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date (i) in an aggregate amount not to exceed $25,000,000 at any time outstanding (the “Swing Line Facility”) and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate Unused Revolving Credit Commitments of the Revolving Credit Lenders at such time. No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an amount of $500,000 or an integral multiple of $250,000 in excess thereof and shall bear interest at a rate to be agreed on by the Borrower and the Swing Line Bank. Within the limits of the first sentence of this Section 2.01(d), the Borrower may borrow under this Section 2.01(d), repay pursuant to Section 2.04(c), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(d).

(e) Letters of Credit.

(i) The Borrower, the Existing Issuing Banks and each of the Revolving Credit Lenders hereby agree that each of the Existing Letters of Credit shall, on and after the Closing Date, be deemed for all purposes of this Agreement to be a Letter of Credit issued and outstanding under the terms of this Agreement. Each Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit (the “Letters of Credit”) in U.S. dollars for the account of the Borrower from time to time on any Business Day during the period from the date hereof until five Business Days before the Termination Date (A) in an Available Amount for each such Letter of Credit not to exceed at any time the Unused Revolving Credit Commitment of such Issuing Bank at such time and (B) in an aggregate Available Amount for all Letters of Credit not to exceed the lesser of (1) the Letter of Credit Facility at such time and (2) the aggregate Unused Revolving Credit Commitments at such time. No Letter of Credit shall have an expiration date (including all rights of the Borrower or the beneficiary of such Letter of Credit to require renewal) later than the earlier of (x) five Business Days prior to the Termination Date and (y) one year after the date of issuance thereof, but any such Letter of Credit may by its terms be renewable annually on the terms set forth in clause (ii) of this Section 2.01(e). Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.01(e)(i), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.03(b) and request the issuance of additional Letters of Credit under this Section 2.01(e)(i).

(ii) Each Letter of Credit may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless such Issuing Bank has notified the Borrower (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a “Notice of Termination”); provided that the terms of each Letter of Credit that is automatically renewable annually (A) shall require the Issuing Bank to give the beneficiary of such Letter of Credit notice of any Notice of Termination, (B) shall permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed and (C) shall not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date later than five Business Days prior to the Termination Date. If either a Notice of Renewal is not given by the Borrower or a Notice of Termination is given by the Issuing Bank pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that in the absence of receipt of a Notice of Renewal the Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Borrower deem that a Notice of Renewal had been timely delivered and, in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement.

SECTION 2.02. Making the Advances.

(a) Except as otherwise provided in Section 2.02(b) or 2.03 and except that the Term B Borrowing shall be made on the Closing Date, each Borrowing (other than a Swing Line Borrowing) shall be made on notice, given not later than 2:00 P.M. (New York, New York time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing comprised of Eurodollar Rate Advances, or on the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing comprised of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give prompt notice thereof to each Appropriate Lender. Each notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier, in substantially the form of Exhibit B-1 hereto, shall be duly executed by a Responsible Officer of the Borrower, and shall specify therein: (i) the requested date of such Borrowing (which shall be a Business Day); (ii) the Facility under which such Borrowing is requested to be made; (iii) the Type of Advances requested to comprise such Borrowing; (iv) the requested aggregate amount of such Borrowing; and (v) in the case of a Borrowing comprised of Eurodollar Rate Advances, the requested duration of the initial Interest Period for each such Advance. Each Appropriate Lender shall, before 2:00 P.M. (New York, New York time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s Pro Rata Share of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower’s Account; provided, however, that, in the case of any Revolving Credit Borrowing, the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances made by the Swing Line Bank or the Issuing Bank, as the case may be, and by any Revolving Credit Lender and outstanding on the date of such Revolving Credit Borrowing, plus accrued and unpaid interest thereon to and as of such date, available to the Swing Line Bank or the Issuing Bank, as applicable, and such other Revolving Credit Lenders for repayment of such Swing Line Advances and Letter of Credit Advances.

(b) (i) Each Swing Line Borrowing shall be made on notice, given not later than 2:00 P.M. (New York, New York time) on the date of the proposed Swing Line Borrowing, by the Borrower to the Swing Line Bank and the Administrative Agent. Each notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing, or telecopier, shall be in substantially the form of Exhibit B-2 hereto and duly executed by a Responsible Officer of the Borrower, and shall specify therein: (A) the requested date of such Borrowing (which shall be a Business Day); (B) the requested amount of such Borrowing; and (C) the requested maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing). Upon fulfillment of the applicable conditions set forth in Article III, the Swing Line Bank will make the amount thereof available for the account of its Applicable Lending Office to the Borrower by crediting the Borrower’s Account.

(ii) Upon demand by the Swing Line Bank, with a copy of such demand to the Administrative Agent (which shall give prompt notice thereof to each Revolving Credit Lender), each Revolving Credit Lender shall purchase from the Swing Line Bank, and the Swing Line Bank shall sell and assign to each such Revolving Credit Lender, such Revolving Credit Lender’s Pro Rata Share of such outstanding Swing Line Borrowing as of the date of such demand, by making available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account for the account of the Swing Line Bank, in same day funds, an amount equal to such Pro Rata Share. Promptly after receipt of such funds, the Administrative Agent shall transfer such funds to the Swing Line Bank at its Applicable Lending Office. Each Revolving Credit Lender hereby agrees to purchase its Pro Rata Share of an outstanding Swing Line Borrowing on (A) the Business Day on which demand therefor is made by the Swing Line Bank so long as notice of such demand is given not later than 12:00 Noon (New York, New York time) on such Business Day or (B) the first Business Day next succeeding such demand if notice of such demand is given after such time. The Borrower hereby agrees to each such sale and assignment. Upon any such assignment by the Swing Line Bank to any Revolving Credit Lender of a portion of a Swing Line Borrowing, the Swing Line Bank represents and warrants to such Revolving Credit Lender that the Swing Line Bank is the legal and beneficial owner of such interest being assigned by it, but makes no other representation or warranty and assumes no responsibility with respect to such Swing Line Borrowing, the Loan Documents or any Loan Party. If and to the extent that any Revolving Credit Lender shall not have so made its Pro Rata Share of any applicable Swing Line Borrowing available to the Administrative Agent in accordance with the foregoing provisions of this Section 2.02(b)(ii), such Revolving Credit Lender hereby agrees to pay to the Administrative Agent forthwith on demand the amount of its Pro Rata Share, together with interest thereon, for each day from the date of demand by the Swing Line Bank therefor until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate. If such Lender shall pay to the Administrative Agent the amount of its Pro Rata Share for the account of the Swing Line Bank on any Business Day, such amount so paid in respect of principal shall constitute a Swing Line Advance made by such Lender on such Business Day for all purposes of this Agreement, and the outstanding principal amount of the Swing Line Advance made by the Swing Line Bank shall be reduced by such amount on such Business Day.

(iii) The obligation of each Revolving Credit Lender to purchase its Pro Rata Share of each outstanding Swing Line Borrowing upon demand by the Swing Line Bank therefor pursuant to clause (ii) of this Section 2.02(b) shall be absolute, unconditional and irrevocable, and shall be made strictly in accordance with the terms of clause (ii) of this Section 2.02(b) under all circumstances, including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

(B) the existence of any claim, set-off, defense or other right that such Revolving Credit Lender may have at any time against the Swing Line Bank, the Borrower or any other Person, whether in connection with the transactions contemplated by the Loan Documents or any unrelated transaction;

(C) the occurrence and continuance of any Default or Event of Default; or

(D) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(c) Anything in subsection (a) of this Section 2.02 to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.09 or 2.10. In addition, the Term Advances may not be outstanding as part of more than 10 separate Borrowings and the Revolving Credit Advances may not be outstanding as part of more than 10 separate Borrowings.

(d) Each Notice of Borrowing and Notice of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date. A certificate of the Lender requesting compensation pursuant to this subsection (d) submitted to the Borrower by such Lender and specifying therein the amount of such additional compensation (including the basis of calculation thereof) shall be conclusive and binding for all purposes, absent manifest error.

(e) Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing under a Facility under which such Lender has a Commitment that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of such Borrowing, the Administrative Agent may assume that such Lender has made the amount of such Pro Rata Share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) or (b) of this Section 2.02, as applicable, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made the amount of such Pro Rata Share available to the Administrative Agent, such Lender and the Borrower severally agree to repay or to pay to the Administrative Agent forthwith on demand such corresponding amount, together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes under this Agreement.

(f) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a) Request for Issuance. Each Letter of Credit shall be issued upon notice, given not later than 2:00 P.M. (New York, New York time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or such later day as the Issuing Bank in its sole discretion shall agree), by the Borrower to the Issuing Bank, which shall give to the Administrative Agent and each Revolving Credit Lender prompt notice thereof. Each notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or by telecopier, shall be duly executed by a Responsible Officer of the Borrower, and shall specify therein: (i) the requested date of such issuance (which shall be a Business Day); (ii) the requested Available Amount of such Letter of Credit; (iii) the requested expiration date of such Letter of Credit (which shall comply with the requirements of Section 2.01(e)); (iv) the name and address of the proposed beneficiary of such Letter of Credit; and (v) the proposed form of such Letter of Credit, and shall be accompanied by such application and agreement for letters of credit as the Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (such applications and agreements, and all similar agreements entered into in connection with an Existing Letter of Credit, a “Letter of Credit Agreement”). If the requested form of such Letter of Credit is acceptable to the Issuing Bank in its sole discretion, the Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Borrower at its office referred to in Section 8.02 or as otherwise agreed with the Borrower in connection with the issuance of such Letter of Credit. If and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b) Drawing and Reimbursement.

(i) The obligation of the Borrower to reimburse the Issuing Bank for each payment made by the Issuing Bank under any Letter of Credit, and to pay interest thereon as provided herein, shall be absolute, unconditional and irrevocable, without regard to any circumstances, including, without limitation, those referred to in Section 2.04(d) below. The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft; provided that such payment shall not be deemed a Base Rate Advance if the Borrower reimburses the Issuing Bank therefor prior to 2:00 P.M. (New York, New York time) on the date of such payment, or if such payment by the Issuing Bank is made on or after 2:00 P.M. (New York, New York time), then prior to 2:00 P.M. (New York, New York time), on the Business Day immediately succeeding the date of such payment, together with interest thereon from the date of such payment to the date of such reimbursement at a rate per annum equal to the sum of the Base Rate then in effect from time to time and the Applicable Margin for Base Rate Advances that are Revolving Credit Advances then in effect from time to time. Upon demand by the Issuing Bank, with a copy of such demand to the Administrative Agent (which shall give prompt notice thereof to each Revolving Credit Lender), each Revolving Credit Lender shall purchase from the Issuing Bank, and the Issuing Bank shall sell and assign to each such Revolving

Credit Lender, such Lender’s Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank, at the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender. Promptly after receipt thereof, the Administrative Agent shall transfer such funds to the Issuing Bank. The Borrower hereby agrees to each such sale and assignment. Each Revolving Credit Lender agrees to purchase its Pro Rata Share of an outstanding Letter of Credit Advance on (A) the Business Day on which demand therefor is made by the Issuing Bank so long as notice of such demand is given not later than 2:00 P.M. (New York, New York time) on such Business Day or (B) the first Business Day next succeeding such demand if notice of such demand is given after such time. Upon any such assignment by the Issuing Bank to any other Revolving Credit Lender of a portion of a Letter of Credit Advance, the Issuing Bank represents and warrants to such other Lender that the Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Loan Party. If and to the extent that any Revolving Credit Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Revolving Credit Lender agrees to pay to the Administrative Agent forthwith on demand such amount, together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate, for its account or the account of the Issuing Bank, as applicable. If such Revolving Credit Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Revolving Credit Lender on such Business Day for all purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day.

(ii) The Obligation of each Revolving Credit Lender to purchase its Pro Rata Share of each outstanding Letter of Credit Advance upon demand by the Issuing Bank therefor pursuant to clause (i) of this Section 2.03(b) shall be absolute, unconditional and irrevocable, and shall be made strictly in accordance with the terms of clause (i) of this Section 2.03(b) under all circumstances, including, without limitation, the following circumstances:

(A) any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (collectively, the “L/C Related Documents”);

(B) the existence of any claim, set-off, defense or other right that such Revolving Credit Lender may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank, the Borrower or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(C) the occurrence and continuance of any Default or Event of Default; or

(D) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(c) Failure to Make Letter of Credit Advances. The failure of any Revolving Credit Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(b) shall not relieve any other Revolving Credit Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make the Letter of Credit Advance to be made by such other Revolving Credit Lender on such date.

SECTION 2.04. Repayment of Advances.

(a) Term Advances.

The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders the aggregate principal amount of all Term Advances outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06):

DATE	AMOUNT
	Term A Facility	Term B Facility
September 30, 2003	$8,450,704.23	$2,805,388
December 31, 2003	$8,450,704.23	$2,805,388
March 31, 2004	$8,450,704.23	$2,805,388
June 30, 2004	$8,450,704.23	$2,805,388
September 30, 2004	$8,450,704.23	$2,805,388
December 31, 2004	$8,450,704.23	$2,805,388
March 31, 2005	$8,450,704.23	$2,805,388
June 30, 2005	$8,450,704.23	$2,805,388
September 30, 2005	$8,450,704.23	$2,805,388
December 31, 2005	$8,450,704.23	$2,805,388
March 31, 2006	$8,450,704.23	$2,805,388
June 30, 2006	$10,563,380.27	$2,805,387
September 30, 2006	$10,563,380.27	$2,805,387
December 31, 2006	$10,563,380.27	$2,805,387
March 31, 2007	$10,563,380.27	$2,805,387
June 30, 2007		$2,805,387
September 30, 2007		$2,805,387
December 31, 2007		$2,805,387
March 31, 2008		$2,805,387
June 30, 2008		$247,049,409
September 30, 2008		$247,049,409
December 31, 2008		$247,049,409
March 31, 2009		$247,049,409

provided further that the final principal installment of the respective Term Advances shall be in an amount equal to the aggregate principal amount of all such Term Advances then outstanding.

(b) Revolving Credit Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date the aggregate principal amount of all Revolving Credit Advances outstanding on such date.

(c) Swing Line Advances. The Borrower shall repay to the Administrative Agent for the account of the Swing Line Bank and each Revolving Credit Lender that has made a Swing Line Advance on the earlier of (i) the maturity date for each Swing Line Advance (as specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the date on which such Swing Line Borrowing was initially made by the Swing Line Bank) and (ii) the Termination Date, the principal amount of each such Swing Line Advance made by the Swing Line Bank and each such Revolving Credit Lender and outstanding on such date.

(d) Letter of Credit Advances.

(i) The Borrower shall repay to the Administrative Agent for the account of the Issuing Bank and each Revolving Credit Lender that has made a Letter of Credit Advance on the earlier of (A) the date of demand therefor and (B) the Termination Date, the principal amount of each such Letter of Credit Advance made by the Issuing Bank and each such Revolving Credit Lender and outstanding on such date.

(ii) The Obligations of the Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement or such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by the Borrower is without prejudice to, and does not constitute a waiver of, any rights the Borrower might have or might acquire as a result of the payment by the Issuing Bank of any draft drawn or the reimbursement by the Borrower thereof):

(A) any lack of validity or enforceability of any L/C Related Document;

(B) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E) payment by the Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

(F) any exchange, release or nonperfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Subsidiary Guarantee or any other guarantee, for all or any of the Obligations of the Borrower in respect of the L/C Related Documents; or

(G) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

SECTION 2.05. Termination or Reduction of the Commitments.

(a) Optional. The Borrower may, upon at least three Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Letter of Credit Facility, or the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility shall be in an aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the aggregate amount of such Facility.

(b) Mandatory.

(i) The Revolving Credit Facility shall be automatically and permanently reduced on each date on which the prepayment of Revolving Credit Advances outstanding thereunder is required to be made pursuant to Section 2.06(b)(i) by an amount equal to the applicable Reduction Amount.

(ii) The Swing Line Facility shall be automatically and permanently reduced on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Swing Line Facility on such date exceeds the amount of the Revolving Credit Facility on such date (after giving effect to such reduction of the Revolving Credit Facility on such date).

(iii) The Letter of Credit Facility shall be automatically and permanently reduced on the date of each reduction in the Revolving Credit Facility by an amount equal to the amount, if any, by which (A) the Letter of Credit Facility on such date exceeds (B) the Revolving Credit Facility on such date, after giving effect to such reduction of the Revolving Credit Facility.

(c) Application of Commitment Reductions. Upon each reduction of a Facility pursuant to this Section 2.05, the Commitment of each Appropriate Lender under such Facility shall be reduced by such Lender’s Pro Rata Share of the amount by which such Facility is reduced.

SECTION 2.06. Prepayments.

(a) Optional. The Borrower may, (i) on any Business Day, prepay all or any portions of any Swing Line Advance and (ii) upon at least three Business Days’ notice to the Administrative Agent for a Eurodollar Rate Advance or upon at least one Business Days’ notice to the Administrative Agent for a Base Rate Advance, in each case, stating the Facility under which Advances are proposed to be prepaid and the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the aggregate principal amount of the Advances comprising part of the same Borrowing and outstanding on such date, in whole or ratably in part; provided, however, that each partial prepayment of (i) Revolving Credit Advances shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $250,000 in excess thereof and (ii) Term Advances shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $500,000 in excess thereof or, if less, the aggregate outstanding principal amount of such Facility. Each prepayment of Term Advances made pursuant to this clause (a) shall be applied against the principal repayment installments of the respective Term Facility designated by the Borrower in the respective notice of prepayment.

(b) Mandatory.

(i) The Borrower shall, not later than three Business Days after the date of receipt of the Net Cash Proceeds by the Borrower or any of its Subsidiaries from:

(A) the sale, lease, transfer or other disposition of any property or assets of the Borrower or any of its Subsidiaries (other than any property or assets expressly permitted to be sold, leased, transferred or otherwise disposed of pursuant to clause (i), (ii), (iii), (iv) or (v) of Section 5.02(e));

(B) the incurrence or issuance by the Borrower or any of its Subsidiaries of any Debt (other than Debt expressly permitted to be incurred or issued pursuant to clause (i), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi) or (xiii) of Section 5.02(b)); and

(C) the issuance or sale by the Borrower or any Subsidiary thereof (which is or will be as a result thereof subject to the Securities Exchange Act of 1934, as amended) of any Equity Interests therein (other than (i) the issuance by the Borrower of (a) its common stock pursuant to equity incentive or benefit plans of the Borrower, (b) Equity Interests to effect any acquisition permitted under Section 5.02(f) hereof, provided that in the case in which the proceeds of such issuance are contemplated to be used to effect such acquisition, then all the proceeds thereof are used within 180 days of such issuance to effect such acquisition, and any such proceeds not so used by such 180th day shall be applied as a prepayment as provided herein, (c) Debt or Redeemable Preferred Interests permitted under Section 5.02(b)(viii) or Section 5.02(b)(xii) hereof, or (d) Equity Interests in connection with a redemption of Subordinated Debt to the extent contemplated in Section 5.02(i) and, (ii) the issuance by any Subsidiary of the Borrower of any Equity Interests therein (a) to the Borrower or to another Subsidiary thereof, or (b) to any other Person or Persons in an aggregate amount in any one transaction or series of related transactions not in excess of $10,000,000), prepay an aggregate principal amount of the Advances comprising part of the same Borrowings equal to (x) 100% of the amount of the Net Cash Proceeds in respect of any sale, lease, transfer or other disposition of any property or assets of the Borrower or any of its Subsidiaries referred to in subclause (b)(i)(A) above to the extent such Net Cash Proceeds have not been reinvested within the applicable reinvestment period as provided in Section 5.02(e)(vi); (y) the first $200,000,000 of Net Cash Proceeds from the incurrence or issuance by the Borrower or any of its Subsidiaries of all Debt referred to in subclause (b)(i)(B) above plus 50% of any such Net Cash Proceeds in excess of $200,000,000; and (z) 50% of the amount of the Net Cash Proceeds of the issuance or sale by the Borrower of any Equity Interests referred to in subclause (b)(i)(C), and in the case of Net Cash Proceeds from the issuance or sale by any Subsidiary of the Borrower of Equity Interests referred to in subclause (b)(i)(C) above, 50% of an amount equal to the Borrower’s Percentage of such Net Cash Proceeds; provided, however, that prepayments of Net Cash Proceeds from the issuance or sale by the Borrower or any Subsidiary of the Borrower of Equity Interests referred to in subclause (b)(i)(C) above shall not be required if, after giving pro forma effect to such issuance or sale, the Borrower has a Leverage Ratio of less than 2.75:1.00. Each prepayment of advances required to be made pursuant to this subclause (i) shall first be applied on a pro rata basis between the Term Facilities, and with respect to each Term Facility, applied on a pro rata basis against the respective principal repayment installments thereof, and thereafter applied to the Revolving Credit Facility in the manner set forth in this Section 2.06(b).

(ii) The Borrower shall, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the Letter of Credit Advances and the Swing Line Advances and, if applicable, deposit an amount into the L/C Cash Collateral Account equal to the amount by which (A) the sum of (1) the aggregate principal amount of all Revolving Credit Advances, Letter of Credit Advances and Swing Line Advances outstanding on such Business Day and (2) the aggregate Available Amount of all Letters of Credit outstanding on such Business Day exceeds (B) the Revolving Credit Facility on such Business Day (after giving effect to any permanent reduction thereof pursuant to Section 2.05 on such Business Day).

(iii) The Borrower shall, on each Business Day, pay to the Administrative Agent for deposit into the L/C Cash Collateral Account an amount sufficient to cause the aggregate amount on deposit in the L/C Cash Collateral Account on such Business Day to equal the amount by which (A) the aggregate Available Amount of all Letters of Credit outstanding on such Business Day exceeds (B) the Letter of Credit Facility on such Business Day (after giving effect to any permanent reduction thereof pursuant to Section 2.05 on such Business Day).

(iv) Prepayments of the Revolving Credit Facility made pursuant to clause (i), (ii) or (iii) of this Section 2.06(b), first, shall be applied to prepay Letter of Credit Advances outstanding at such time until all such Letter of Credit Advances are paid in full, second, shall be applied to prepay Swing Line Advances outstanding at such time until all such Swing Line Advances are paid in full, third, shall be applied to prepay Revolving Credit Advances comprising part of the same Borrowings and outstanding at such time until all such Revolving Credit Advances are paid in full and, fourth, shall be deposited into the L/C Cash Collateral Account to cash collateralize 100% of the Available Amount of all Letters of Credit outstanding at such time; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i) or (ii) of this Section 2.06(b), the amount remaining, if any, after the prepayment in full of all Advances outstanding at such time and the 100% cash collateralization of the aggregate Available Amount of all Letters of Credit outstanding at such time (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrower for use in the ordinary course of its business, and the Letter of Credit Facility shall be automatically and permanently reduced as set forth in Section 2.05(b)(iii). Upon the drawing of any

Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the Issuing Bank or the Revolving Credit Lenders, as applicable.

(c) Prepayments to Include Accrued Interest, Etc. All prepayments under this Section 2.06 shall be made together with (i) accrued and unpaid interest to the date of such prepayment on the principal amount so prepaid and (ii) in the case of any such prepayment of a Eurodollar Rate Advance on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Advance pursuant to 8.04(c).

(d) Term B Lender Opt-Out. Any Term B Lender may elect (upon such election, such Term B Lender being a “Declining Lender”), by notice to the Administrative Agent in writing (or by telecopy or telephone promptly confirmed in writing) by 12:00 p.m., New York, New York time, at least two Business Days prior to any prepayment of Term B Advances required to be made by the Borrower for the account of such Declining Lender pursuant to this Section 2.06(d), not to accept the portion of such prepayment to which such Declining Lender would be entitled and upon such election, such declined amount shall be applied instead to prepay a portion of the Term A Advances (to the extent Term A Advances remain outstanding after giving effect to such prepayment of the Term A Advances) in accordance with subsection 2.06(b)(i) above and this subsection 2.06(d). On the date of such prepayment (the “Prepayment Date”), (i) an amount equal to that portion of the prepayment required to be made to the Term B Lenders other than the Declining Lenders (such Term B Lenders being the “Accepting Lenders”) shall be applied by the Administrative Agent on behalf of the Borrower to prepay Term B Advances owing to such Accepting Lenders on a pro rata basis as provided above, (ii) fifty percent of any amounts that would otherwise have been applied to prepay Advances under the Term B Facility owing to Declining Lenders shall instead be applied ratably to prepay the remaining Term A Advances owing to Term A Lenders as provided above, and (iii) the remaining fifty percent of such amounts shall be credited to the Borrower’s Account; provided that on prepayment in full of all Term B Advances owing to Accepting Lenders and all Term A Advances owing to Term A Lenders, the remainder of such amounts under subsection (ii) shall be applied ratably to prepay Term B Advances owing to Declining Lenders.

SECTION 2.07. Interest.

(a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender Party from the date of such Advance (which for purposes of each Term A Advance and Revolving Credit Advance outstanding on the Closing Date shall be the date of each such Advance under the Existing Credit Agreement) until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time and (B) the Applicable Margin for such Base Rate Advance in effect from time to time, payable in arrears quarterly on the last Business Day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Eurodollar Rate Advance to the sum of (A) the Eurodollar Rate for such

Eurodollar Rate Advance for such Interest Period and (B) the Applicable Margin for such Advance in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(iii) Default Interest. Upon the occurrence and during the continuance of a Default under Section 6.01(a) or 6.01(f) or an Event of Default, the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest on (i) the unpaid principal amount of each Advance owing to each Lender Party, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid, in the case of interest, on the Type of Advance on which such interest has accrued pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and, in all other cases, on Base Rate Advances pursuant to clause (i) of Section 2.07(a).

(b) Notice of Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a Notice of Conversion pursuant to Section 2.09(a) or a notice of selection of an Interest Period pursuant to the definition of “Interest Period” set forth in Section 1.01, the Administrative Agent shall give notice to the Borrower and each Appropriate Lender of the applicable interest rate determined by the Administrative Agent for purposes of clause (i) or (ii) of Section 2.07(a), as applicable.

SECTION 2.08. Fees.

(a) Commitment Fee.

The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders a commitment fee (the “Commitment Fee”), from the date hereof in the case of each such Lender listed on the signature pages hereof and from the effective date specified in the Assignment and Assumption pursuant to which it became a Revolving Credit Lender in the case of each other Revolving Credit Lender until, in each case, the Termination Date, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing September 30, 2003, and on the Termination Date, at the Applicable Percentage in effect from time to time on the sum of (i) the average daily Unused Revolving Credit Commitment of each Revolving Credit Lender plus (ii) such Revolving Credit Lender’s Pro Rata Share of the average daily outstanding Swing Line Advances during such quarter; provided, however, that no Commitment Fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further that the initial payment on September 30, 2003 shall include the accrued and unpaid amount of the commitment fee as provided in the Existing Credit Agreement.

(b) Letter of Credit Fees, Etc.

(i) The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender a commission, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing September 30, 2003, and on the earliest to occur of the full drawing, expiration, termination or cancellation of any such Letter of Credit and on the Termination Date, on such Revolving Credit Lender’s Pro Rata Share of the average daily aggregate Available Amount of all Letters of Credit outstanding from time to time during such quarter at the rate per annum equal to the Applicable Margin in effect at such time for Eurodollar Rate Advances under the Revolving Credit Facility, provided that the initial payment on September 30, 2003 shall include the accrued and unpaid letter of credit commission as provided in the Existing Credit Agreement. Upon the occurrence and during the continuance of a Default under Section 6.01(a) or 6.01(f) or an Event of Default, the amount of commission payable by the Borrower under this clause (b)(i) shall be increased by 2% per annum.

(ii) The Borrower shall pay to each Issuing Bank, for its own account, an issuing bank fee, payable in arrears quarterly on the last Business Day of each March, June, September and December, commencing September 30, 2003, and on the earliest to occur of the full drawing, expiration, termination or cancellation of any such Letter of Credit issued by such Issuing Bank and on the Termination Date, on the average daily aggregate Available Amount of all Letters of Credit issued by such Issuing Bank and outstanding from time to time during such quarter at the rate per annum equal to 0.25%, together with such commissions, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and such Issuing Bank shall from time to time agree, provided that the initial payment on September 30, 2003 shall include the accrued and unpaid issuing bank fee and other related fees as provided in the Existing Credit Agreement.

(c) Agents’ Fees. The Borrower shall pay to the Administrative Agent for the account of the Agents such fees as may from time to time be agreed between the Borrower and the Administrative Agent.

SECTION 2.09. Conversion of Advances.

(a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than (i) 2:00 P.M. (New York, New York time) on the third Business Day prior to the date of the proposed Conversion in the case of a Conversion of Base Rate Advances into Eurodollar Rate Advances or of Eurodollar Rate Advances of one Interest Period into Eurodollar Rate Advances of another Interest Period, or (ii) 2:00 P.M. (New York, New York time) on the Business Day immediately preceding the date of the proposed Conversion in the case of a Conversion of Eurodollar Rate Advances into Base Rate Advances; provided, however, that in each case:

(A) any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be made only if no Default under Section 6.01(f) or Event of Default shall have occurred and be continuing and shall be in an amount not less than the minimum amount specified in Section 2.01(c);

(B) no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c); and

(C) each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made among the Appropriate Lenders in accordance with their respective Pro Rata Shares of such Borrowing.

Each notice of a Conversion (a “Notice of Conversion”) shall be delivered by telephone, confirmed immediately in writing, or by telecopier, in substantially the form of Exhibit B-3 hereto, shall be duly executed by a Responsible Officer of the Borrower, and shall, within the restrictions set forth in the immediately preceding sentence, specify therein:

(1)	the requested date of such Conversion (which shall be a Business Day);

(2)	the Advances requested to be Converted; and

(3)	if such Conversion is into Eurodollar Rate Advances, the requested duration of the Interest Period for such Eurodollar Rate Advances.

The Administrative Agent shall give each of the Appropriate Lenders prompt notice of each Notice of Conversion received by it. Each Notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory.

(i) On the last day of any Interest Period during which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert into Base Rate Advances.

(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” set forth in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Default under Section 6.01(f) or any Event of Default, (A) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (B) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10. Increased Costs, Etc.

(a) If, after the date hereof, the adoption of any applicable Requirement of Law, or any change in any applicable Requirement of Law, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency:

(i) shall subject such Lender (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Rate Advances, any of its Notes, or

its obligation to make any Eurodollar Rate Advances, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Agreement or its Note in respect of any Eurodollar Rate Advances (other than, for purposes of this Section 2.10, any such increased costs resulting from (A) Taxes or Other Taxes (as to which Section 2.13 shall govern), and (B) changes in the basis of taxation of overall net income or overall gross income by the United States of America or the jurisdiction under the laws of which such Lender Party has its principal office or such Applicable Lending Office);

(ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Commitments of such Lender hereunder; or

(iii) shall impose on such Lender (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Agreement or its Note or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into or maintaining any Eurodollar Rate Advances or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or its Note with respect to any Eurodollar Rate Advances, then the Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 2.10(a) and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it (other than by reason of administrative convenience or preference). Any Lender claiming compensation under this Section 2.10(a) shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder (including the method of calculation), which shall be conclusive and binding, absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. If any Lender requests compensation by the Borrower under this Section 2.10(a), the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or Convert Eurodollar Rate Advances, or to Convert Base Rate Advances into Eurodollar Rate Advances, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 2.10(e) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(b) If, after the date hereof, any Lender shall have determined that the adoption of any applicable Requirement of Law regarding capital adequacy or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 2.10(b) and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 2.10(b) shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder (including the method of calculation), which shall be conclusive and binding, absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

(c) If, on or prior to the first day of any Interest Period for any Eurodollar Rate Advance, the Required Lenders at any time notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately and fairly reflect the cost to the Appropriate Lenders of funding their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall promptly so notify the Borrower and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower (promptly following notice from the Appropriate Lenders) that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Rate Advances hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender’s obligation to make Eurodollar Rate Advances and to Convert Base Rate Advances into Eurodollar Rate Advances shall be suspended until such time as such Lender may again make, maintain and fund Eurodollar Rate Advances (in which case the provisions of Section 2.10(e) shall be applicable).

(e) If the obligation of any Lender to make a Eurodollar Rate Advance or to Convert Base Rate Advances into Eurodollar Rate Advances shall be suspended pursuant to any other provision of this Section 2.10, such Lender’s suspended Eurodollar Rate Advances shall be automatically Converted into Base Rate Advances on the last day(s) of the then current Interest Period(s) therefor (or, in the case of a Conversion required by Section 2.10(d), on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in such other provision of this Section 2.10 that gave rise to such Conversion no longer exist:

(i) to the extent that such Lender’s suspended Eurodollar Rate Advances have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s suspended Eurodollar Rate Advances shall be applied instead to its Base Rate Advances; and

(ii) all Eurodollar Rate Advances that would otherwise be made or Converted by such Lender shall be made instead as (or shall remain as) Base Rate Advances.

If such Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances otherwise specified in this Section 2.10 that gave rise to the suspension of the making of Eurodollar Rate Advances by such Lender no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Advances by other Lenders with Commitments under the same Facility are outstanding, such Lender’s Base Rate Advances shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) therefor, to the extent necessary into Eurodollar Rate Advances.

SECTION 2.11. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the debt of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 8.07(c) shall include accounts for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Advance made hereunder, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c) The entries made as provided in this Section 2.11 shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.12. Payments and Computations.

(a) The Borrower shall make each payment hereunder and under the Notes, irrespective of any right of counterclaim, deduction or set-off (except as otherwise provided in Section 2.16), not later than 2:00 P.M. (New York, New York time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then due and payable hereunder and under the Notes to more than one Lender Party, to such Lender Parties for the accounts of their respective Applicable Lending Offices in accordance with their respective Pro Rata Shares of the amounts of such respective Obligations due and payable to such Lender Parties at such time and (ii) if such payment by the Borrower is in respect of any Obligation then due and payable hereunder solely to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned thereby to the Lender Party assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender Party, if and to the extent payment owed to such Lender Party is not made when due hereunder or, in the case of a Lender, under the Note held by such Lender, to charge from time to time against any or all of the Borrower’s accounts with such Lender Party any amount so due.

(c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and of the letter of credit commissions and commitment or letter of credit fees payable hereunder shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, letter of credit commissions or commitment or letter of credit fees, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(e) Unless the Borrower or any Lender Party has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender Party, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender Party, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender Party shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender Party in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender Party to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender Party failed to make such payment, such Lender Party shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender Party pays such amount to the Administrative Agent, then such amount shall constitute such Lender Party’s Advance included in the applicable Borrowing. If such Lender Party does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the

Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender Party from its obligation to fulfill its applicable Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender Party as a result of any default by such Lender Party hereunder.

A notice from the Administrative Agent to any Lender Party with respect to any amount owing under this subsection (e) shall be conclusive, absent manifest error.

(f) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lender Parties under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties in the following order of priority:

(i) first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;

(ii) second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Issuing Bank and the Swing Line Bank (solely in their respective capacities as such) under or in respect of this Agreement and the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Issuing Bank and the Swing Line Bank on such date;

(iii) third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Section 8.04 hereof, Section 12 of the Subsidiary Guarantee, Section 21 of the Security Agreement and any similar section of any of the other Loan Documents on such date, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the Lenders on such date;

(iv) fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.13 hereof and Section 5 of the Subsidiary Guarantee on such date, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;

(v) fifth, to the payment of all of the accrued and unpaid interest on the Obligations of the Borrower under or in respect of the Loan Documents that is due and payable to the Administrative Agent and the Lender Parties under Section 2.07(a) on such date and all of the fees that are due and payable to the Lenders or the Issuing Bank under Section 2.08(a) or 2.08(b) on such date, ratably based upon the respective aggregate Commitments of the Lenders under the Facilities on such date;

(vi) sixth, to the payment of the principal amount of all of the outstanding Advances that is due and payable to the Administrative Agent and the Lender Parties on

such date, ratably based upon the respective aggregate amounts of all such principal owing to the Administrative Agent and the Lender Parties on such date; and

(vii) seventh, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date.

If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party’s Pro Rata Share of the sum of (A) the aggregate principal amount of all Advances outstanding at such time and (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender Party, and, in the case of the Term Facility, for application to such principal repayment installments thereof, as the Administrative Agent shall direct.

SECTION 2.13. Taxes.

(a) Any and all payments by the Borrower to or for the account of any Lender Party or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.12 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized or is a resident, or has a fixed place of business or a permanent establishment, or any political subdivision of any of the foregoing, and, in the case of each Lender Party, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of either of its Applicable Lending Offices or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being, collectively, “Taxes”). If the Borrower shall be required under applicable Requirements of Law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or any Agent, (i) the sum payable by the Borrower shall be increased as necessary so that after the Borrower and the Administrative Agent have been made all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other Governmental Authority in accordance with applicable Requirements of Law and (iv) within 30 days after the date of any payment of Taxes, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.

(b) In addition, the Borrower agrees to pay any present or future stamp, recording or documentary, excise, property or similar taxes, charges or levies that arise from any payment made hereunder or under any other Loan Document or from the execution, delivery of, or registration of, any performance under, or otherwise with respect to, this Agreement or any other Loan Document (collectively, “Other Taxes”).

(c) The Borrower shall indemnify each of the Lender Parties and each of the Agents for, and hold each of them harmless against, the full amount of Taxes and Other Taxes, and the full amount of taxes of any kind imposed by any jurisdiction on amounts payable under this Section 2.13, imposed on or paid by such Lender Party or such Agent, as the case may be, and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. The indemnity by the Borrower provided for in this subsection (c) shall apply and be made whether or not the Taxes or Other Taxes for which indemnification hereunder is sought have been correctly or legally asserted; provided, however, that such Lender or such Agent seeking such indemnification shall take all reasonable actions (consistent with its internal policy and legal and regulatory restrictions) requested by the Borrower to assist the Borrower in recovering the amounts paid thereby pursuant to this subsection (c) from the relevant taxation authority or other Governmental Authority. Amounts payable by the Borrower under the indemnity set forth in this subsection (c) shall be paid within 30 days from the date on which the applicable Lender or Agent, as the case may be, makes written demand therefor (including the method of calculation).

(d) In the case of any payment hereunder or under any other Loan Document by or on behalf of the Borrower through an account or branch outside the United States, or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at its address referred to in Section 8.02, an opinion of counsel reasonably acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e) of this Section 2.13, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, the Swing Line Bank or the Initial Issuing Bank, as the case may be, and on or prior to the date of the Assignment and Assumption pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service forms W-8BEN, W-8ECI or W-8IMY, or in the case of a Lender Party that has certified in writing to the Administrative Agent that it is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest” from W-8BEN), (and, if such Lender Party delivers a form W-8BEN, a certificate representing that such Lender Party is not (i) a “bank” for purposes of Section 881(c) of the Internal Revenue Code, (ii) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower or (iii) a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender Party providing a form W-

8BEN, certifying that such Lender Party is a foreign corporation, partnership, estate or trust. If any such forms provided by a Lender Party at the time such Lender Party first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes solely for the periods governed by such forms. However, if at the date of the Assignment and Assumption pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.13 in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender Party assignee on such date. None of the Lender Parties shall be entitled to payment pursuant to subsection (a) or (c) of this Section 2.13 with respect to any additional Taxes that result solely and directly from a change in either of the Applicable Lending Offices of such Lender Party (other than any such additional Taxes that are imposed as a result of a change in the applicable Requirements of Law, or in the interpretation of application thereof, occurring after the date of such change), unless such change is made pursuant to the terms of Section 2.10(e) or subsection (g) of this Section 2.13 or as a result of a request therefor by the Borrower.

(f) For any period with respect to which a Lender Party has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) of this Section 2.13 (other than if such failure is due to a change in the applicable Requirements of Law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) of this Section 2.13), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.13 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party in recovering such Taxes.

(g) Each of the Lender Parties hereby agrees that, upon the occurrence of any circumstances entitling such Lender Party to additional amounts pursuant to this Section 2.13, such Lender Party shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party (other than by reason of administrative convenience or preference).

SECTION 2.14. Sharing of Payments, Etc. If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) (a) on account of Obligations due and payable to such Lender Party under or in respect of this Agreement or any of the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time (other than pursuant to Section 2.10, 2.13, 8.04 or 8.07) to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties at such time) of payments on account of the Obligations due and payable to all Lender Parties under or in respect of this Agreement and the other Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party under or in respect of this Agreement or any of the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time (other than pursuant to Section 2.10, 2.13, 8.04 or 8.07) to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties under or in respect of this Agreement and the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties under or in respect of this Agreement and the other Loan Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (A) the purchase price paid to such Lender Party to (B) the aggregate purchase price paid to all Lender Parties) of such recovery, together with an amount equal to such Lender Party’s ratable share (according to the proportion of (1) the amount of such other Lender Party’s required repayment to (2) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered; provided further that, so long as the Obligations under the Loan Documents shall not have been accelerated, any excess payment received by any Appropriate Lender shall be shared on a pro rata basis only with other Appropriate Lenders. The Borrower hereby agrees that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.14 may, to the fullest extent permitted under applicable law, exercise all its rights of payment (including the right of setoff) with respect to such an interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Borrower in the amount of such an interest or participating interest.

SECTION 2.15. Use of Proceeds. The proceeds of the Term A Advances were used as provided in the Existing Credit Agreement. The proceeds of the Term B Advances will be used to repay the principal amount of the term loans made by the Existing Term B Lenders under the Existing Credit Agreement and for general corporate purposes, and the proceeds of the Revolving Credit Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely for acquisitions as permitted herein and for general corporate purposes of the Borrower and its subsidiaries.

SECTION 2.16. Defaulting Lenders.

(a) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of such setoff under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be a Base Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.16.

(b) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to the Administrative Agent or any of the other Lender Parties and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lender Parties, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lender Parties and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent and the other Lender Parties, in the following order of priority:

(A) first, to the Administrative Agent for any Defaulted Amount then owing to the Administrative Agent;

(B) second, to the Issuing Bank and the Swing Line Bank for any Defaulted Amount then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to such Issuing Bank and such Swing Line Bank; and

(C) third, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.16.

(c) In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, the Administrative Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with CSFB, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be CSFB’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(A) first, to the Administrative Agent for any amount then due and payable by such Defaulting Lender to the Administrative Agent hereunder;

(B) second, to the Issuing Bank and the Swing Line Bank for any amounts then due and payable to them hereunder, in their capacities as such, by such Defaulting Lender, ratably in accordance with such amounts then due and payable to such Issuing Bank and such Swing Line Bank;

(C) third, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and

(D) fourth, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d) The rights and remedies against a Defaulting Lender under this Section 2.16 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that the Administrative Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

ARTICLE III

CONDITIONS OF EFFECTIVENESS OF THIS AGREEMENT AND

LENDING AND ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01. Conditions Precedent to Effectiveness of this Amended and Restated Agreement. This Amended and Restated Credit Agreement shall be effective on the date when each of the following conditions precedent are satisfied:

(a) The Administrative Agent shall have received on or before the Closing Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i) The Notes payable to the order of each respective Lender (if requested by any such Lender).

(ii) Certified copies of the resolutions of the Board of Directors of each Loan Party approving the Transaction and each Loan Document to which it is or is to be a party, and of all documents evidencing other necessary Governmental Authorizations and other necessary corporate actions or third party approvals and consents, if any, with respect to the Transaction and each Loan Document to which it is or is to be a party.

(iii) A copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party that is a Domestic Subsidiary, dated reasonably near the Closing Date, certifying (A) as to a true and correct copy of the charter (or comparable Constitutive Document) of such Loan Party and each amendment thereto on file in such Secretary’s office (B) that such amendments are the only amendments to such Loan Party’s (or comparable Constitutive Document) on file in such Secretary’s office, and (C) that such Loan Party is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation.

(iv) A certificate of each Loan Party, signed on behalf of such Loan Party by its President or a Vice President and its Secretary or any Assistant Secretary, dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to (A) the absence of any amendments to the charter (or comparable Constitutive Document) of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(iii), (B) the absence of any amendments to the bylaws (or comparable Constitutive Document) provided pursuant to the terms of the Existing Credit Agreement, or, in respect of any Loan Party not a party to the Existing Credit Agreement, a true and correct copy of the bylaws (or comparable Constitutive Document) of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(ii) were adopted and on the Closing Date, (C) the due incorporation and good standing or valid existence of such Loan Party as a corporation organized under the laws of the jurisdiction of its incorporation, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, and (D) the truth of the representations and warranties contained in the Loan Documents as though made on and as of the Closing Date except for representations and warranties that by their terms speak as of another specific date, which shall be true as of such specific date.

(v) A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(vi) Such financial, business and other information regarding each Loan Party and its Subsidiaries as the Lender Parties shall have reasonably requested, including, without limitation, information as to possible contingent liabilities, tax matters, environmental matters, obligations under Plans, Multiemployer Plans and Welfare Plans, collective bargaining agreements and other arrangements with employees, audited annual financial statements dated December 31, 2002, interim financial statements dated the end of the most recent fiscal quarter for which financial statements are available, pro forma financial statements as to the Borrower and forecasts prepared by management of the Company, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for five years thereafter.

(vii) Confirmation and ratification of the continued validity of the Subsidiary Guarantee and the Collateral Documents, such confirmation and ratification to be in the form attached hereto as Exhibit J.

(viii) A favorable opinion of Patrick Broderick, general counsel of the Borrower, in substantially the form of Exhibit F hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(ix) A favorable opinion of Bingham McCutchen, special counsel to the Lender Parties, in substantially the form of Exhibit G hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.

(b) All Governmental Authorizations and all third party consents and approvals necessary in connection with the Transaction shall have been obtained (without the imposition of any conditions that are not acceptable to the Lender Parties) and shall remain in effect; and no Requirements of Law shall be applicable in the judgment of the Lender Parties that restrains, prevents or imposes materially adverse conditions upon the Transaction.

(c) The Borrower shall have paid all accrued fees and expenses of the Agents.

(d) The Borrower shall have paid all accrued interest and fees owed to the Existing Term B Lenders.

(e) Term A Lenders, Existing Term B Lenders and Revolving Credit Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Term A Advances and the Existing Term B Advances outstanding as of the Closing Date and (b) the aggregate Revolving Credit Commitments as of the Closing Date shall have executed a Consent to the amendments to the Existing Credit Agreement.

(f) Each of the Term B Lenders shall have executed this Agreement.

SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance and Renewal. The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(b) and a Swing Line Advance made by a Revolving Credit Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the Term B Borrowing, but excluding any conversion of Advances pursuant to Section 2.09 as provided therein), and the obligation of the Issuing Bank to issue a Letter of Credit (including the initial issuance but excluding any Existing Letters of Credit) or renew a Letter of Credit and the right of the Borrower to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal (a) the following statements shall be true and the Administrative Agent shall have received for the account of such Lender or the Issuing Bank a certificate signed by a duly authorized officer of the Borrower, dated the date of such Borrowing or issuance or renewal, stating that (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, Notice of Issuance or Notice of Renewal and the acceptance by the Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

(i) the representations and warranties contained in each Loan Document are correct on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date except (A) for any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date and (B) if any Required Financial Information has been delivered to the Administrative Agent and the Lender Parties on or prior to the date of such Borrowing or issuance or renewal, that the Consolidated financial statements of the Borrower and its Subsidiaries referred to in Section 4.01(g)(i) shall be deemed at any time and from time to time after the Closing Date to refer to the Consolidated financial statements of the Borrower and its Subsidiaries comprising part of the Required Financial Information most recently delivered to the Administrative Agent and the Lender Parties pursuant to Sections 5.03(b) and 5.03(c) (except that in the case of financial statements delivered pursuant to Section 5.03(c), such financial statements may not contain all notes and may be subject to year end audit adjustments), respectively, on or prior to the date of such Borrowing, issuance or renewal; and

(ii) no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom;

and (b) the Administrative Agent shall have received such other approvals, opinions or documents as any Appropriate Lender through the Administrative Agent may reasonably request.

SECTION 3.03. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Term B Borrowing specifying its objection thereto and, if such Lender Party is a Term B Lender, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

(a) Each Loan Party and each of its Subsidiaries (i) is duly organized, validly existing and in good standing (if such concept is applicable) under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign business enterprise (if such concept is applicable) in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to be so qualified or licensed would not result in a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all material Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of the Borrower, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its organization, the number of shares or other units of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by the Borrower or any Subsidiary thereof and the number of shares or other units covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof, except for any obligations or rights of the Borrower or any of its Subsidiaries to acquire any minority interest in any Subsidiary of the Borrower that is a partnership or a limited liability company. All of the outstanding Equity Interests in each such Subsidiary have (A) (in the case of Subsidiaries that are corporations) been validly issued, are fully paid and non-assessable and are (B) to the extent owned by the Borrower or one or more of its Subsidiaries, free and clear of all Liens, except those created under the Collateral Documents or Permitted Liens.

(c) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate, partnership or limited liability company powers, as applicable, have been duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, and do not (i) contravene such Loan Party’s Constitutive Documents, (ii) violate any Requirements of Law, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party or any of its properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party. No Loan Party is in violation of any such Requirements of Law or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect.

(d) No Governmental Authorization, and no other authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents on such of the Collateral located in the United States in which a Lien may be perfected by the filing of financing statements, the recordation of security agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office or the delivery of Collateral (including the first priority nature thereof) or (iv) the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (A) the authorizations, approvals, filings and actions on Schedule 4.01(d) hereto, all of which have been duly obtained and are in full force and effect or will be obtained and in full force and effect prior to the Closing Date, (B) filings, notices, recordings and other similar actions necessary for the creation or perfection of the Liens and security interests contemplated by the Loan Documents and (C) the actions required by laws generally with respect to the exercise by secured creditors of their rights and remedies. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(e) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms.

(f) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the knowledge of the Borrower, threatened before any Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction, except as described on Schedule 4.01(f) hereto or disclosed prior to the Closing Date in the Borrower’s filings made with the Securities and Exchange Commission.

(g) (i) The Consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 2002, and the related Consolidated statement of income and Consolidated statement of cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of KPMG LLP, independent public accountants, copies of which have been furnished to each Lender Party, fairly present the Consolidated financial condition of the Borrower and its Subsidiaries as at such date and the Consolidated results of operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles applied on a consistent basis, and (ii) since December 31, 2002, there has been no Material Adverse Change.

(h) The Consolidated forecasted balance sheet, statement of income and statement of cash flows of the Borrower and its Subsidiaries delivered to the Lender Parties pursuant to Section 3.01(a)(vi) or Section 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial performance.

(i) Neither the Information Memorandum nor any other information, exhibit or report furnished by any Loan Party to any Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(j) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, except for the purchase by the Borrower of its common stock as contemplated in Sections 5.02(g)(v) and (vi).

(k) Neither any Loan Party nor any of its Subsidiaries is an “investment company”, or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended. Neither any Loan Party nor any of its Subsidiaries is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents and Related Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(l) Upon making of the filings and taking of the other actions necessary to create, perfect and protect the security interest in the Collateral created under the Collateral Documents, the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions, perfected first priority security interest in the Collateral, securing the payment of the Secured Obligations, subject to Permitted Liens. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(m) Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(n)   (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.

(ii) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and furnished to the Lender Parties, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.

(iii) Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability exceeding $100,000 to any Multiemployer Plan.

(iv) Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(o) Except as described on Schedule 4.01(o) hereto:

(i) The operations and properties of each Loan Party comply in all material respects with all applicable Environmental Laws and Environmental Permits, except where any such failure to comply would not be reasonably expected to have a Material

Adverse Effect, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, except where any such failure to comply would not be reasonably expected to have a Material Adverse Effect and, to Borrower’s knowledge, no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of their properties that could have a Material Adverse Effect or (B) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(ii) None of the properties currently or, to Borrower’s knowledge, formerly owned or operated by any Loan Party is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or, to Borrower’s knowledge, is adjacent to any such property; and except to the extent that any of the following would not have a Material Adverse Effect, (A) there are no and, to Borrower’s knowledge, never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or, to its knowledge, on any property formerly owned or operated by any Loan Party, (B) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party, and (C) Hazardous Materials have not been released, discharged or disposed of on any property currently or, to Borrower’s knowledge, formerly owned or operated by any Loan Party except in compliance with Environmental Laws.

(iii) No Loan Party is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party have been disposed of in a manner not reasonably expected to result in liability to any Loan Party that, individually or in the aggregate, would have a Material Adverse Effect.

(p) Each Loan Party and each of its Affiliates has filed, has caused to be filed or has been included in all tax returns (Federal, state, local and foreign) required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties. Set forth on Schedule 4.01(p) hereto is a complete and accurate list, as of the date hereof, of each Open Year of each Loan Party and each of its Affiliates. The aggregate unpaid amount, as of the date hereof, of adjustments to the Federal income tax liability of each Loan Party and each of its Affiliates proposed by the Internal Revenue Service with respect to Open Years does not exceed $62,500,000. No issues have been raised by the Internal Revenue Service in respect of Open Years that, in the aggregate, could be reasonably likely to have a Material Adverse Effect.

(q) Set forth on Schedule 4.01(q) hereto is a complete and accurate list of all Liens (other than Permitted Liens) on the property or assets of any Loan Party, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party subject thereto.

(r) Set forth on Schedule 4.01(r) hereto is a complete and accurate list of all Investments held by any Loan Party on the date hereof, showing the amount, obligor or issuer and maturity, if any, thereof.

(s) Except as set forth on Schedule 4.01(s), the dialysis facilities operated by each of the Borrower and its Subsidiaries (the “Dialysis Facilities”) are qualified for participation in the Medicare programs and the Medicaid programs in which they participate (together with their respective intermediaries or carriers, the “Government Reimbursement Programs”) and are entitled to reimbursement under the Medicare program for services rendered to qualified Medicare beneficiaries, and comply in all material respects with the conditions of participation in all Government Reimbursement Programs in which they participate or have participated. Except as set forth on Schedule 4.01(s), there is no pending or, to Borrower’s knowledge, threatened proceeding or investigation by any of the Government Reimbursement Programs with respect to (i) the Borrower’s or any of its Subsidiaries’ qualification or right to participate in any Government Reimbursement Program in which they participate or have participated, (ii) the compliance or non-compliance by the Borrower or any of its Subsidiaries with the terms or provisions of any Government Reimbursement Program in which they participate or have participated, or (iii) the right of the Borrower or any of its Subsidiaries to receive or retain amounts received or due or to become due from any Government Reimbursement Program in which they participate or have participated, which proceeding or investigation, together with all other such proceedings and investigations, could reasonably be expected to (x) have a Material Adverse Effect or (y) result in Consolidated net operating revenues for any (including any future) four fiscal quarter period of the Borrower constituting less than 95% of Consolidated net operating revenues for the immediately preceding four fiscal quarter period of the Borrower.

(t) Neither the Borrower nor any of its Subsidiaries, nor any of their respective officers or directors has, on behalf of the Borrower or any of its Subsidiaries, knowingly or willfully violated the federal Medicare and Medicaid statutes, 42 U.S.C. § 1320a-7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid or other applicable government payers, or (b) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by Medicare, Medicaid or other applicable government payers. With respect to this Section, knowledge of an individual director or officer of the Borrower or a Subsidiary of any of the events described in this Section shall not be imputed to the Borrower or such Subsidiary unless such knowledge was obtained or learned by the director or officer in his or her official capacity as a director or officer of the Borrower or such Subsidiary.

(u) The subordination provisions of (i) the Subordinated Notes Documents, (ii) the Subordinated Notes, (iii) any Subordinated Debt now existing or hereafter incurred or assumed by any Loan Party and (iv) any guarantee by any Loan Party of any Subordinated Debt will be enforceable against the holders thereof, and the Advances and all other monetary obligations hereunder and all monetary obligations under the Subsidiary Guarantee will constitute “Senior Indebtedness” and “Designated Senior Indebtedness” (or any comparable terms) as defined in such provisions.

ARTICLE V

COVENANTS OF THE BORROWER

SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable Requirements of Law, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except to the extent that non-compliance could not be reasonably expected to result in a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim (A) the non-payment or non-discharge of which could not be reasonably expected to result in a Material Adverse Effect or (B) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and subjects the property to a substantial risk of forfeiture.

(c) Compliance with Environmental Laws. Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew and cause each of its Subsidiaries to obtain and renew all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates.

(e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its existence, legal structure, legal name, rights

(charter and statutory) and material franchises; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to preserve any right, privilege or franchise if the Board of Directors of the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrower, such Subsidiary or the Lender Parties and any Subsidiary may merge with or into or be liquidated into another Subsidiary or the Borrower as permitted under Section 5.02(d).

(f) Visitation Rights. At any reasonable time and from time to time, and, unless a Default or an Event of Default shall have occurred and be continuing, upon reasonable notice, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants (provided that representatives of the Borrower shall be entitled to notice of and to participate in any such discussion).

(g) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary using sound business practices sufficient to permit the preparation of financial statements based thereon in accordance with generally accepted accounting principles in effect from time to time.

(h) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(i) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(j) Covenant to Guarantee Obligations and Give Security. Upon (x) the formation or acquisition of any new direct or indirect Subsidiaries by any Loan Party or (y) the acquisition of any personal property or real property fee interests (other than any real property fee interest on which the only business conducted by the Borrower or any of its Subsidiaries is the operation of a Dialysis Facility and services related or incidental thereto) by any Loan Party, which, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, in each case at the Borrower’s expense:

(i) in connection with the formation or acquisition of a wholly-owned Domestic Subsidiary, not later than 15 Business Days following the last day of the Fiscal Quarter in which such formation or acquisition occurs, cause each such Domestic Subsidiary, and cause each direct and indirect parent of such Domestic Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guarantee or guarantee supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents, and, in connection with the formation or acquisition of a Foreign Subsidiary, not later than 15 Business Days following the last day of the Fiscal Quarter in which such formation or acquisition occurs, pledge or, cause its respective Subsidiary to pledge, to the Administrative Agent for the benefit of the Secured Parties 65% of the Equity Interests in such Foreign Subsidiary,

(ii) not later than 15 Business Days following the last day of the Fiscal Quarter in which such formation or acquisition occurs, furnish to the Administrative Agent a description of (A) the material personal properties and such real property fee interests of such wholly-owned Domestic Subsidiary and (B) such property which was not previously subject to such perfected security interest, in each case in detail satisfactory to the Administrative Agent,

(iii) not later than 15 Business Days following the last day of the Fiscal Quarter in which such formation or acquisition occurs, duly execute and deliver, and cause each such wholly-owned Domestic Subsidiary and each direct and indirect parent of such wholly-owned Domestic Subsidiary (if it has not already done so) to duly execute and deliver, to the Administrative Agent pledges, assignments, mortgages, deeds of trust, security agreements and security agreement supplements, as specified by and in form and substance satisfactory to the Administrative Agent, with respect to the Equity Interests in and assets of such wholly-owned Domestic Subsidiary and such personal property and such real property fee interests,

(iv) not later than 15 Business Days following the last day of the Fiscal Quarter in which such formation or acquisition occurs, take, and cause such wholly-owned Subsidiary or such parent to take, whatever action (including, without limitation, the filing of Uniform Commercial Code financing statements, the filing of mortgages or deeds of trust, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the pledges, assignments, mortgages, deeds of trust, security agreements and security agreement supplements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms,

(v) not later than 45 days following the last day of the Fiscal Quarter in which such formation or acquisition occurs, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion (subject to customary qualifications, limitations and exceptions), addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, as to such guarantees, guarantee supplements, pledges, assignments, mortgages, deeds of trust, security agreements and security agreement supplements being legal, valid and binding obligations of the respective Loan Party thereto enforceable in accordance with their terms, as to the matters contained in clause (iv) above, as to such recordings, filings, notices, endorsements and other actions being sufficient to create valid perfected Liens on such properties, and as to such other matters as the Administrative Agent may reasonably request, and

(vi) at any time and from time to time, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, pledges, assignments, mortgages, deeds of trust, security agreements and security agreement supplements.

(k) Further Assurances.

(i) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Subsidiaries promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof; and

(ii) Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, pledge agreements, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party, and cause each of its Subsidiaries to do so.

SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will not, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any of its Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Subsidiaries to assign, any accounts or other right to receive income, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Liens;

(iii) Liens existing on the Closing Date and described on Schedule 4.01(q) hereto;

(iv) Liens upon or in real property or equipment acquired or held by the Borrower or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that (a) such Liens shall be created not more than 180 days after the date of acquisition or completion of construction or improvement and (b) no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved and any attachments thereto and proceeds thereof, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(v) at any time outstanding;

(v) Liens arising in connection with Capitalized Leases permitted under Section 5.02(b)(vi); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases; and

(vi) the replacement, extension or renewal of any Lien permitted by clause (iii) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby.

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i) Debt under the Loan Documents;

(ii) Debt existing on the Closing Date and described on Schedule 5.02(b) hereto;

(iii) Debt of the Borrower in respect of Hedge Agreements (A) existing on the date of this Agreement and described in Schedule 5.02(b) hereto or (B) entered into from time to time after the date of this Agreement with counter parties that are Lender Parties at the time such Hedge Agreement is entered into (or Affiliates of such Lender Party at such time); and which counter party is then a party to the Intercreditor Agreement; provided that, in all cases under this clause (iii), all such Hedge Agreements shall not be speculative in nature (including, without limitation, with respect to the term and purpose thereof);

(iv) Debt of (A) the Borrower owing to any other Loan Party, and (B) any of the Subsidiaries owing to the Borrower or any other Loan Party to the extent permitted under Section 5.02(f)(viii);

(v) Debt incurred after the date of this Agreement and secured by Liens expressly permitted under Section 5.02(a)(iv) in an aggregate principal amount not to exceed, when aggregated with the principal amount of all Debt incurred under clause (vi) of this Section 5.02(b), $50,000,000 any time outstanding;

(vi) Capitalized Leases incurred after the date of this Agreement which, when aggregated with the principal amount of all Debt incurred under clause (v) of this Section 5.02(b), do not exceed $50,000,000 at any time outstanding;

(vii) Contingent Obligations of (A) the Borrower guaranteeing all or any portion of the outstanding Obligations of any of the Subsidiaries and (B) any Subsidiary of the Borrower guaranteeing any Obligations of the Borrower or another Subsidiary thereof; provided that each such primary Obligation is otherwise permitted under the terms of the Loan Documents;

(viii) Unsecured Debt not otherwise permitted under this Section 5.02(b) in an aggregate amount not to exceed $50,000,000 at any time outstanding;

(ix) Endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(x) Debt comprised of indemnities given by the Borrower or any of its Subsidiaries, or guarantees or other similar undertakings by the Borrower or any of its Subsidiaries entered into in lieu thereof, in favor of the purchaser of property and assets of the Borrower and its Subsidiaries being sold, leased, transferred or otherwise disposed of in accordance with this Agreement and covering liabilities incurred by the Borrower or its applicable Subsidiary in respect of such property and assets prior to the date of consummation of the sale, lease, transfer or other disposition thereof, which indemnities, guarantees or undertakings are required under the terms of the documentation for such sale, lease, transfer or other disposition;

(xi) Debt comprised of liabilities or other Obligations assumed or retained by the Borrower or any of its Subsidiaries from Subsidiaries of the Borrower that are, or all or substantially all of the property and assets of which are, sold, leased, transferred or otherwise disposed of pursuant to Section 5.02(e)(iii) or (vi); provided that such liabilities or other Obligations were not created or incurred in contemplation of the related sale, lease, transfer or other disposition;

(xii) Unsecured Subordinated Debt or Redeemable Preferred Interests not otherwise permitted under this Section 5.02(b), provided that the aggregate amount of the outstanding principal amount of such unsecured Subordinated Debt and the maximum amount of the purchase price, redemption price or liquidation value (whichever is greater) of such Redeemable Preferred Interests does not exceed $400,000,000 at any time; provided further that the Net Cash Proceeds thereof are applied to prepay the Advances to the extent provided in Section 2.06(b);

(xiii) Debt extending the maturity of, or refunding, refinancing or replacing, in whole or in part, any Debt incurred under clause (ii) of this Section 5.02(b); provided, however, that (A) the aggregate principal amount of such extended, refunding, refinancing or replacement Debt shall not be increased above the principal amount thereof and the premium, if any, thereon outstanding immediately prior to such extension, refunding, refinancing or replacement, (B) the direct and contingent obligors therefor shall not be changed as a result of or in connection with such extension, refunding, refinancing or replacement, (C) such extended, refunding, refinancing or replacement Debt shall not mature prior to the stated maturity date or mandatory redemption date of the Debt being so extended, refunded, refinanced or replaced, and (D) if the Debt being so extended, refunded, refinanced or replaced is subordinated in right of payment or otherwise to the Obligations of the Borrower or any of its Subsidiaries under and in respect of the Loan Documents, such extended, refunding, refinancing or replacement Debt shall be subordinated to such Obligations to at least the same extent; and

(xiv) Debt comprised of guarantees given by the Borrower or any of its Subsidiaries in respect of any Special Purpose Licensed Entity which obligations, when aggregated with the aggregate amount of all Investments made under Section 5.02(f)(ix) hereof, shall not exceed $30,000,000 at any time.

(c) Change in Nature of Business. Engage or permit any of its Subsidiaries to engage in any business other than the businesses carried on at the date hereof and any businesses incidental or related thereto.

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries to do so, except that:

(i) any of the Subsidiaries may merge into or consolidate with the Borrower, provided that the Borrower is the surviving corporation;

(ii) any Subsidiary of the Borrower may merge into or consolidate with any other Subsidiary of the Borrower, provided that, in the case of any such merger or consolidation involving a wholly-owned Subsidiary, the Person formed by or surviving such merger or consolidation shall be a wholly-owned Subsidiary of the Borrower, provided further that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;

(iii) in connection with any purchase or other acquisition of Equity Interests in, or property and assets of, any Person permitted under Section 5.02(f)(v), the Borrower may permit any other Person to merge into or consolidate with it (provided that the Borrower is the surviving entity), and any of the Subsidiaries of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person with which such Subsidiary is merging or consolidating (1) shall be engaged in substantially the same lines of business as one or more of the businesses of the Borrower and the Subsidiaries or in an incidental or related business and (2) shall not have any contingent liabilities that could reasonably be expected to be material and adverse to the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction, and in each other case, by a Responsible Officer), and (3) in the case of any wholly-owned Domestic Subsidiary, such Person shall take all actions required under Section 5.01(j); and

(iv) in connection with any sale, transfer or other disposition of all or substantially all of the Equity Interests in, or the property and assets of, any Person permitted under Section 5.02(e)(vi), any of the Subsidiaries of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and

provided, however, that in each case, immediately after giving effect thereto, no event shall occur and be continuing that constitutes a Default.

(e) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

(i) the Borrower and its Subsidiaries may sell inventory in the ordinary course of business;

(ii) (A) the Borrower may sell, lease, transfer or otherwise dispose of any of its property or assets to any of the Subsidiaries, and (B) any of the Subsidiaries may sell, lease, transfer or otherwise dispose of any of its property or assets to the Borrower or any of the other Subsidiaries; provided that, in each case, no such sale, lease, transfer or other disposition to non-wholly-owned Subsidiaries shall be made unless, after giving pro forma effect thereto, the Borrower and its Subsidiaries would be in compliance with Section 5.02(l) and Section 5.04(d);

(iii) any Subsidiary of the Borrower that is no longer actively engaged in any business or activities and does not have property and assets with an aggregate book value in excess of $1,000,000 may be wound up, liquidated or dissolved so long as such winding up, liquidation or dissolution is determined in good faith by management of the Borrower to be in the best interests of the Borrower and its Subsidiaries;

(iv) the Borrower and its Subsidiaries may sell, lease, transfer or otherwise dispose of any obsolete, damaged or worn out equipment thereof or any other equipment that is otherwise no longer useful in the conduct of their businesses;

(v) the Borrower and its Subsidiaries may lease or sublease real property to the extent required for their respective businesses and operations in the ordinary course so long as such lease or sublease is not otherwise prohibited under the terms of the Loan Documents;

(vi) the Borrower and its Subsidiaries may sell, lease, transfer or otherwise dispose of property and assets not otherwise permitted to be sold, leased, transferred or disposed of pursuant to this Section 5.02(e) so long as the aggregate book value of all of the property and assets of the Borrower and its Subsidiaries sold, leased, transferred or otherwise disposed of pursuant to this clause (vi) does not exceed $300,000,000 in the aggregate during the term of this Agreement; provided that:

(A) the gross proceeds received from any such sale, lease, transfer or other disposition shall be at least equal to the fair market value of the property and assets so sold, leased, transferred or otherwise disposed of, determined at the time of such sale, lease, transfer or other disposition;

(B) at least 75% of the value of the aggregate consideration received from any such sale, lease, transfer or other disposition shall be in cash, provided, that up to one-third of such 75% may consist of notes or other obligations received by the Borrower or such Subsidiary that are due and payable or otherwise converted by the Borrower or such Subsidiary into cash within 365 days of receipt, which cash (to the extent received) shall constitute Net Cash

Proceeds attributable to the original transaction; and provided further that any Debt of the Borrower or any of its Subsidiaries (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet) that is assumed by the transferee of any such assets shall constitute cash for purposes of this Section 5.02(e)(vi), so long as the Borrower and all of its Subsidiaries are fully and unconditionally released therefrom;

(C) immediately before and immediately after giving pro forma effect to any such sale, lease, transfer or other disposition, no Default shall have occurred and be continuing;

(D) within fifteen Business Days after each disposition under this subsection, the Borrower shall deliver to the Administrative Agent, on behalf of the Lender Parties, a certificate identifying the property disposed of and stating (a) that immediately before and after giving effect thereto, no Default or Event or Default existed, (b) that the consideration received or to be received by the Borrower or such Subsidiary for such property has been determined by the Borrower or the applicable Subsidiary to be not less than the fair market value of such property and (c) the total consideration to be paid in respect of such disposition and (d) the Net Cash Proceeds resulting from such disposition; and

(E) if and to the extent that the Net Cash Proceeds of any transaction effected pursuant to this Section 5.02(e)(vi) shall not have been reinvested in assets or property of the Borrower or any of its Subsidiaries with respect to any transaction completed (1) on or prior to December 31, 2002, by December 27, 2003 and (2) thereafter, within 360 days after the date of receipt thereof, then such uninvested Net Cash Proceeds shall be applied on the first Business Day following December 27, 2003 or the applicable 360-day period, as the case may be, to prepay Advances in accordance with Section 2.06(b); and

(vii) the Borrower and its Subsidiaries may exchange assets and properties with another Person; provided that:

(A) the assets or properties received by the Borrower or its Subsidiaries shall be used in the business of the Borrower or such Subsidiary as conducted immediately prior to such transaction, or in an incidental or related business;

(B) the total consideration received by the Borrower or such Subsidiary for such assets or property shall have been determined by the Borrower or such Subsidiary to be not less than the fair market value of the assets or property exchanged;

(C) immediately before and immediately after giving pro forma effect to any such exchange, no Default shall have occurred and be continuing;

(D) any cash received by the Borrower or any such Subsidiary in connection with such exchange shall be treated as Net Cash Proceeds subject to Section 2.06(b) and any cash paid by the Borrower or any Subsidiary in connection with such exchange shall be treated as an acquisition expenditure under Section 5.02(f)(v); and

(E) within fifteen Business Days after each exchange under this Section 5.02(e)(vii), the Borrower shall deliver to the Administrative Agent, on behalf of the Lender Parties, a certificate identifying the assets or property disposed of and acquired in such exchange, and stating (a) that immediately before and after giving effect thereto, no Default or Event or Default existed, (b) that the total consideration received by the Borrower or such Subsidiary for such assets or property has been determined by the Borrower or such Subsidiary to be not less than the fair market value of the assets or property exchanged, and (c) the amount, if any, of the cash paid or Net Cash Proceeds received in connection with such exchange.

(f) Investments in Other Persons. Make or hold, or permit any of its Subsidiaries to make or hold, any Investment in any Person, except:

(i) Investments by the Borrower and its Subsidiaries in Cash Equivalents;

(ii) Investments existing on the Closing Date and described on Schedule 4.01(r) hereto;

(iii) Investments by the Borrower in Hedge Agreements permitted under Section 5.02(b) (iii);

(iv) Investments in accounts and notes payable in the ordinary course of business, including notes received in transactions permitted under Section 5.02(e)(vi);

(v) the purchase or other acquisition of (1) Equity Interests in any Domestic Person that, upon the consummation thereof, will be more than 50% owned by the Borrower or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation) or (2) all or substantially all the property and assets of a Person or consisting of a line of business or business unit of a Person; provided that, with respect to each purchase or other acquisition made pursuant to this clause (v):

(A) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the businesses of the Borrower and its Subsidiaries or a business that is incidental or related thereto;

(B) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material and adverse to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(C) the total cash consideration (excluding all Equity Interests issued or transferred to the sellers thereof but including the aggregate amounts paid or to be paid under deferred purchase price, noncompete, consulting and other similar agreements with the sellers thereof and all assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower and its Subsidiaries (1) for any such purchase or other acquisition (or any series of related purchases or acquisitions) shall not exceed $50,000,000 unless such purchase or acquisition has been approved by the Required Lenders, and (2) for all such purchases or acquisitions effected during the term of this Agreement (excluding those purchases and acquisitions subject to a letter of intent or definitive agreement entered into prior to the date hereof) shall not exceed $200,000,000; provided that such amount shall be increased to $400,000,000 at all times after the Leverage Ratio is less than or equal to 2.75:1.00;

(D) (1) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Borrower and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.04, such compliance to be determined on the basis of the Required Financial Information most recently delivered to the Administrative Agent and the Lender Parties as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(E) the Borrower shall have delivered to the Administrative Agent, on behalf of the Lender Parties, at least three Business Days prior to the date on which any such purchase or other acquisition in which the total cash consideration is more than $30,000,000 is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (v) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(vi) Investments by the Borrower or any Subsidiary in 50% or less of the Equity Interests in another Person (the “Minority Investment”), provided that (i) the Borrower or any Subsidiary owns at least 20% (on a fully diluted basis) of the issued and outstanding Equity Interests in such Person, (ii) the aggregate outstanding amount of Minority Investments made by the Borrower and any Subsidiary shall not exceed $60,000,000 at any one time, (iii) the Borrower or any Subsidiary shall have full control over all bank accounts of such Person if the Borrower or any Subsidiary is the largest holder of Equity Interests in such Person, (iv) the Borrower or any Subsidiary shall control or act as the managing general partner of such Person if such Person is a partnership and if the Borrower or any Subsidiary is the largest holder of Equity Interests in such Person, and (v) immediately before and after giving effect thereto, no Default or Event of Default shall exist;

(vii) notes from employees issued to the Borrower representing payment for capital stock of the Borrower or representing payment of the exercise price of options to purchase capital stock of the Borrower, and employee relocation expenses incurred in the ordinary course of business, in an aggregate amount at any time outstanding not to exceed $10,000,000;

(viii) Investments of the Borrower or any of its Subsidiaries in any Subsidiary of the Borrower; provided that no such Investments in non-wholly-owned Subsidiaries shall be made unless, after giving pro forma effect thereto, the Borrower and its Subsidiaries would be in compliance with Section 5.02(l) and Section 5.04(d); and

(ix) Investments of the Borrower or any of its Subsidiaries in any Special Purpose Licensed Entity which, when aggregated with the aggregate amount of all obligations guaranteed under Section 5.02(b)(xiv) hereof, shall not exceed $30,000,000 at any time.

(g) Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Subsidiaries to do any of the foregoing, or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(i) the Borrower may (A) declare and pay dividends and distributions payable only in its common Equity Interests, (B) except to the extent the Net Cash Proceeds thereof are required to be applied to the prepayment of the Advances pursuant to Section 2.06(b), purchase, redeem, retire, defease or otherwise acquire Equity Interests with the proceeds received contemporaneously from the issue of new Equity Interests with equal or inferior voting powers, designations, preferences and rights, and (C) repurchase its Equity Interests owned by management or employees and physicians under contract with the Borrower or any of its Subsidiaries in an amount not in excess of $10,000,000 in any twelve month period;

(ii) any Subsidiary of the Borrower may (A) declare and pay cash dividends to the Borrower, and (B) declare and pay cash dividends to any other Loan Party of which it is a Subsidiary;

(iii) any of the non-wholly owned Subsidiaries of the Borrower may declare and pay or make dividends and other distributions to its shareholders, partners or members (or the equivalent persons thereof) generally so long as the Borrower and each of the Subsidiaries that own any of the Equity Interests therein receive at least their respective proportionate shares of any such dividend or distribution (based upon their relative holdings of the Equity Interests therein and taking into account the relative preferences, if any, of the various classes of the Equity Interests therein);

(iv) purchase, redeem or otherwise acquire for value any of the subordinated notes referred to in clause (i) or (ii) of the definition of “Subordinated Notes”, provided that immediately prior to each such transaction and after giving effect thereto the aggregate amount of the Unused Revolving Credit Commitment is not less than $75,000,000;

(v) the Borrower may purchase from time to time during the period from the Closing Date to December 31, 2004 its common stock in an aggregate amount not in excess of $150,000,000; and

(vi) in addition to the purchase by the Borrower of its common stock pursuant to Section 5.02(g)(v) above, the Borrower may purchase, redeem or otherwise acquire for value any of its Equity Interests:

(A) in an amount not in excess of $50,000,000, provided that such amount shall increase to $125,000,000 if at least 95% of the outstanding subordinated notes of the Borrower referred to in clause (i) of the definition of “Subordinated Notes” have been converted into common stock of the Borrower as permitted by Section 5.02(i);

(B) in an aggregate amount not in excess of $75,000,000 in any Fiscal Year, or $300,000,000 during the term of this Agreement, provided that at the time of each such transaction and immediately after giving pro forma effect to each such transaction the Senior Leverage Ratio is less than 2.25:1.00, and

(C) without being subject to the restrictions in this Section 5.02(g), provided that (1) at least three Business Days prior to the initial such transaction under this subsection 5.02(g)(vi)(C) the Administrative Agent has received from a Responsible Officer of the Borrower a Notice of Covenant Reduction, and (2) at the time of each such transaction and immediately after giving pro forma effect to each such transaction the Leverage Ratio is less than 3:00:1:00 and the Senior Leverage Ratio is less than 1.75:1.00, provided further, in the case of each transaction under this subsection 5.02(g)(vi), immediately prior to each such transaction and after giving effect thereto the aggregate amount of the Unused Revolving Credit Commitment is not less than $75,000,000.

(h) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in (i) accounting policies or reporting practices, except as allowed by generally accepted accounting principles, or (ii) Fiscal Year.

(i) Prepayments, Etc., of Subordinated Debt. Except as permitted under Section 5.02(g)(iv) or (vi) and except for the purchase of the 2001 Subordinated Notes, including those purchased pursuant to an Offer to Purchase and Consent Solicitation dated March 21, 2002, (i) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Subordinated Debt, or give any notice in respect thereof, or (ii) amend, modify or change in any manner any term or condition of any of the Subordinated Notes Documents, or permit any of its Subsidiaries to do any of the foregoing, except that if such Subordinated Debt is convertible into common stock of the Borrower, the Borrower, subject to the approval of the Administrative Agent (which approval shall not unreasonably be withheld), may give notice with respect thereof if the purpose of such notice is to force the holders of such Subordinated Debt to convert such Subordinated Debt into common stock of the Borrower and thereafter the Borrower may exercise any right it may have to so redeem all or any part of such Subordinated Debt.

(j) Negative Pledge. Enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) in favor of the Secured Parties or (ii) in connection with (A) any Debt permitted by Section 5.02(b)(v) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt, or (B) any Capitalized Lease permitted by Section 5.02(b)(vi) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto, or (C) any Debt outstanding on the date any Subsidiary of the Borrower becomes such a Subsidiary (so long as such agreement was not entered into solely in contemplation of such Subsidiary becoming a

Subsidiary of the Borrower), or (D) solely with respect to Subsidiaries that are not Guarantors, restrictions contained in the Constitutive Documents of such Subsidiaries.

(k) Payment Restrictions Affecting Subsidiaries. Directly or indirectly, enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or invest in, the Borrower or any Subsidiary of the Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents, (ii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (iii) restrictions on transfer contained in Debt incurred pursuant to Sections 5.02(b)(v) and (vi); provided, that such restrictions relate only to the transfer of the property financed with such Debt; (iv) in connection with and pursuant to refinancing Debt under Section 5.02(b)(xiii), replacements of restrictions that are not more restrictive than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Debt so refinanced; (v) solely with respect to Subsidiaries that are not Guarantors, restrictions under the Constitutive Documents governing such Subsidiary: (A) with respect to existing Subsidiaries, existing on the date of this Agreement; and (B) with respect to Subsidiaries created or acquired after the date of this Agreement: (1) prohibiting such Subsidiary from guaranteeing Debt of the Borrower or another Subsidiary; (2) on dividend payments and other distributions solely to permit pro rata dividends and other distributions in respect of any Equity Interests of such Subsidiary; (3) limiting transactions with the Borrower or another Subsidiary to those with terms that are fair and reasonable to such Subsidiary and no less favorable to such Subsidiary than could have been obtained in an arm’s length transaction with an unrelated third party; and (4) limiting such Subsidiary’s ability to transfer assets or incur Debt without the consent of the holders of the Equity Interests of such Subsidiary; and (vi) encumbrances or restrictions (A) that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract entered into in the ordinary course of business, or the assignment or transfer of any lease, license or contract entered into in the ordinary course of business and (B) arising by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Borrower or any Subsidiary.

(l) Non-Wholly-Owned Subsidiaries. Permit at any time (x) the aggregate total assets (calculated without duplication) at such time of all Subsidiaries of the Borrower formed or acquired after April 30, 1998 that are not Guarantors, plus (y) the aggregate total Investments made during the period from April 30, 1998 to such time (calculated without duplication and excluding Investments made pursuant to Section 5.02(f)(vi) to the extent the proceeds thereof were used to acquire Equity Interests or assets included in (x) above) by the Loan Parties in all Subsidiaries of the Borrower that are not Guarantors, less (z) the aggregate total assets at such time of all Subsidiaries of the Borrower existing on April 30, 1998 that became Guarantors after April 30, 1998, to exceed 10% of the Consolidated total assets of the Borrower and its Subsidiaries.

(m) Issuance of Additional Stock. Permit any of its Subsidiaries to issue any additional Equity Interests, except as follows:

(i) in connection with a permitted Investment or to employees or consultants in the ordinary course of business;

(ii) the Borrower and any Subsidiary thereof may organize new wholly-owned Subsidiaries and any Subsidiary may issue additional Equity Interests to the Borrower or to a wholly-owned Subsidiary of the Borrower;

(iii) subject to compliance with the provisions this Agreement, including Section 5.02(1) and Section 5.04(d), the Borrower and its Subsidiaries may (A) organize new non-wholly-owned Subsidiaries, and (B) (i) cause Subsidiaries to issue additional Equity Interests or (ii) sell outstanding Equity Interests therein, in each case to Persons other than Affiliates of the Borrower or its Subsidiaries.

SECTION 5.03. Reporting Requirements. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent (for distribution to the agents and Lender Parties):

(a) Default Notice. As soon as possible and in any event within five days after the Borrower knows or reasonably should have known of the occurrence of a Default or any event, development or occurrence reasonably likely to have a Material Adverse Effect continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default or other event, development or occurrence and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a Consolidated and consolidating statements of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an unqualified opinion of KPMG LLP or other independent public accountants of recognized national standing, together with (i) a certificate of such accounting firm to the Lender Parties stating that in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04 from GAAP, a statement of reconciliation conforming such financial statements to GAAP and (iii) a certificate of the Chief Financial Officer of the Borrower stating that to the best of such officer’s knowledge, no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

(c) Quarterly Financials. As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, Consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such quarter and Consolidated and consolidating statements of income for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and Consolidated and consolidating statements of income and a Consolidated statement of cash flows of the Borrower and its

Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Chief Financial Officer of the Borrower as having been prepared in accordance with generally accepted accounting principles (except that such financial statements may not contain all required notes and may be subject to year end audit adjustments), together with (i) a certificate of said officer stating that to the best of such officer’s knowledge, no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto, (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in generally accepted accounting principles used in the preparation of such financial statements as compared to GAAP, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to GAAP, and (iii) a report (in a form satisfactory to the Administrative Agent) specifying all permitted Investments made during such quarter and during the period from the date hereof to the end of such quarter and specifying the total consideration paid with respect to each such Investment.

(d) Annual Forecasts. As soon as available and in any event no later than 30 days after the end of each Fiscal Year, forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of Consolidated balance sheets, income statements and cash flow statements of the Borrower and its Subsidiaries on a quarterly basis for the Fiscal Year following such Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Termination Date.

(e) Litigation. (i) Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority or arbitrator, affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any material adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the litigation from that described on Schedule 4.01(f) hereto, and (ii) prompt written notice of: (A) any citation, summons, subpoena, order to show cause or other document naming the Borrower or any of its Subsidiaries a party to any proceeding before any Governmental Authority that could reasonably be expected to have a Material Adverse Effect or that expressly calls into question the validity or enforceability of any of the Loan Documents, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other document, (B) any lapse or other termination of any material intellectual property, license, permit, franchise or other authorization issued to the Borrower or any of its Subsidiaries by any Person or Governmental Authority, or (C) any refusal by any Person or Governmental Authority to renew or extend such material intellectual property, license, permit, franchise or other authorization, which lapse, termination, refusal or dispute could reasonably be expected to have a Material Adverse Effect.

(f) Securities Reports. Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

(g) ERISA.

(i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Chief Financial Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(ii) Plan Terminations. Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii) Plan Annual Reports. Promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(iv) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(h) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect.

(i) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent or any Lender Party, through the Administrative Agent, may from time to time reasonably request.

SECTION 5.04. Financial Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Borrower will:

(a) Leverage Ratio. Maintain a Leverage Ratio at all times during each Measurement Period set forth below of not more than the amount set forth below opposite such Measurement Period:

Measurement Period Ending In	Ratio
September 30, 2003	4.00:1.00
December 31, 2003	4.00:1.00
March 31, 2004	3.75:1.00

June 30, 2004	3.75:1.00
September 30, 2004	3.50:1.00
December 31, 2004	3.50:1.00
March 31, 2005	3.50:1.00
June 30, 2005	3.50:1.00
September 30, 2005	3.25:1.00
December 31, 2005	3.25:1.00
March 31, 2006 and thereafter	3.00:1.00

provided, however, that upon receipt by the Administrative Agent of a Notice of Covenant Reduction, the Leverage Ratio thereafter for purposes of this covenant shall at all times be 3.00:1.00.

(b) Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio as of the last day of each Measurement Period set forth below of not less than the amount set forth below opposite such Measurement Period:

Measurement Period Ending In	Ratio
September 30, 2003	1.20:1.00
December 31, 2003	1.20:1.00
March 31, 2004	1.20:1.00
June 30, 2004	1.20:1.00
September 30, 2004	1.20:1.00
December 31, 2004	1.20:1.00
March 31, 2005	1.25:1.00
June 30, 2005	1.25:1.00
September 30, 2005	1.25:1.00
December 31, 2005	1.25:1.00
March 31, 2006	1.30:1.00
June 30, 2006	0.90:1.00
September 30, 2006	0.90:1.00
December 31, 2006	0.90:1.00
March 31, 2007	0.90:1.00
June 30, 2007 and thereafter	0.70:1.00

(c) Minimum Net Worth. Maintain at all times a Consolidated net worth of the Borrower and its Subsidiaries of not less than (negative $250,000,000), plus the sum of 75% of Consolidated Net Income of the Borrower and its Subsidiaries (determined as of the end of each Fiscal Quarter, but excluding net losses in any Fiscal Quarter) and 100% of the Net Cash Proceeds received by the Borrower from its issuance of Equity Interests, in each case determined on a cumulative basis for the period commencing April 1, 2002, minus non-recurring charges incurred not exceeding in the aggregate $45,000,000 resulting from the write-off of accounts receivable and other related charges as a result of the pending third party carrier review of claims for Medicare reimbursement submitted by the Subsidiary of the Borrower operating the Borrower’s Florida laboratory or other Governmental Reimbursement Program Costs.

(d) Minimum Consolidated EBITDA Ratio. Maintain at all times a ratio of Consolidated EBITDA to Consolidated Pre-Minority EBITDA of not less than 0.8:1.0.

(e) Senior Leverage Ratio. Maintain a Senior Leverage Ratio at all times during each Measurement Period set forth below of not more than the amount set forth below opposite such period.

Measurement Period Ending In	Ratio
September 30, 2003	3.25:1.00
December 31, 2003	3.25:1.00
March 31, 2004	3.10:1.00
June 30, 2004	3.10:1.00
September 30, 2004	2.85:1.00
December 31, 2004	2.85:1.00
March 31, 2005	2.60:1.00
June 30, 2005	2.50:1.00
September 30, 2005	2.25:1.00
December 31, 2005	2.15:1.00
March 31, 2006 and thereafter	2.00:1.00

provided, however, that upon receipt by the Administrative Agent of a Notice of Covenant Reduction, the Leverage Ratio thereafter for purposes of this covenant shall at all times be 2.00:1.00.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) the Borrower shall fail to pay (i) any principal of any Advance when the same shall become due and payable, or (ii) within three Business Days after the date due and payable,

any interest on any Advance; or any of the Loan Parties shall fail to make any other payment under or in respect of any of the Loan Documents required to have been made by it, within three Business Days after the same shall become due and payable, in each case whether by scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise; or

(b) any representation or warranty made by any of the Loan Parties (or any of their respective officers) under or in connection with any of the Loan Documents (including, without limitation, in any certificate, report, statement or other writing at any time furnished (or deemed to have been furnished) to the Administrative Agent or any of the Lender Parties by or on behalf of any of the Loan Parties) shall prove to have been incorrect in any material respect on the date as of which it was made or deemed made; or

(c) (i) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e) or Section 5.02, 5.03 or 5.04 or (ii) any of the other Loan Parties shall fail to perform or observe any term, covenant or agreement contained in Section 4 or 7 of the Subsidiary Guarantee on its part to be performed or observed; or

(d) any of the Loan Parties shall fail to perform or observe any term, covenant or agreement contained in any of the Loan Documents on its part to be performed or observed that is not otherwise referred to in Section 6.01(c) if such failure shall remain unremedied for at least 30 consecutive days after the earlier of the date on which (i) a Responsible Officer of the Borrower or any of its Subsidiaries first becomes aware of such failure and (ii) written notice thereof shall have been given to the Borrower by the Administrative Agent or any of the Lender Parties; or

(e) (i) the Borrower or any of its Subsidiaries shall fail to pay any principal of, premium or interest on, or any other amount payable in respect of, one or more items of Debt of the Borrower and its Subsidiaries (excluding Debt outstanding hereunder) that is outstanding (or under which one or more Persons have a commitment to extend credit) in an aggregate principal amount (or, in the case of any Hedge Agreement, having an Agreement Value) of at least $10,000,000 at the time of such failure, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreements or instruments relating to all such Debt; or (ii) any other event shall occur or condition shall exist under the agreements or instruments relating to one or more items of Debt of the Borrower and its Subsidiaries (excluding Debt outstanding hereunder) that is outstanding (or under which one or more Persons have a commitment to extend credit) in an aggregate principal amount (or, in the case of any Hedge Agreement, having an Agreement Value) of at least $10,000,000 at the time of such other event or condition, and shall continue after the applicable grace period, if any, specified in all such agreements or instruments, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or (iii) one or more items of Debt of the Borrower and its Subsidiaries (excluding Debt outstanding hereunder) that is outstanding (or under which one or more Persons have a commitment to extend credit) in an aggregate principal amount (or, in the case of any Hedge Agreement, having an Agreement Value) of at least $10,000,000 shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled or required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

(f) the Borrower or any Material Subsidiary or Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any Material Subsidiary or Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, administrator or other similar official for it or for any substantial part of its property and assets and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of at least 60 consecutive days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property and assets) shall occur; or any event or action analogous to or having a substantially similar effect to any of the events or actions set forth above in this Section 6.01(f) (other than a solvent reorganization) shall occur under the Requirements of Law of any jurisdiction applicable to the Borrower or any Material Subsidiary or Subsidiaries; or the Borrower or any Material Subsidiary or Subsidiaries shall take any corporate, partnership, limited liability company or other similar action to authorize any of the actions set forth above in this Section 6.01(f); or

(g) one or more judgments or orders for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against one or more of the Borrower and its Subsidiaries and shall remain unsatisfied and there shall be any period of at least 30 consecutive Business Days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this Section 6.01(g) if and for so long as (A) the amount of such judgment or order which remains unsatisfied is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order; or

(h) one or more nonmonetary judgments or orders (including, without limitation, writs or warrants of attachment, garnishment, execution, distraint or similar process) shall be rendered against the Borrower or any of its Subsidiaries that, either individually or in the aggregate, is reasonably expected to have a Material Adverse Effect and there shall be any period of at least 30 consecutive Business Days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any provision of any of the Loan Documents after delivery thereof pursuant to Sections 3.01, 5.01(j) or 5.01(k) shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any of the Loan Parties intended to be a party to it, or any such Loan Party shall so state in writing; or

(j) any Collateral Document or financing statement after delivery thereof pursuant to Sections 3.01, 5.01(j) or 5.01(k) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected Lien on any material portion of the Collateral purported to be covered thereby subject only to Liens permitted thereby; or

(k) any of the following events or conditions shall have occurred and such event or condition, when aggregated with any and all other such events or conditions set forth in this subsection (k), has resulted or is reasonably expected to result in liabilities of the Loan Parties and/or the ERISA Affiliates in an aggregate amount exceeding $10,000,000 at any time:

(i) any ERISA Event shall have occurred with respect to a Plan; or

(ii) any of the Loan Parties or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan; or

(iii) any of the Loan Parties or any of the ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization, is insolvent or is being terminated, within the meaning of Title IV of ERISA, and, as a result of such reorganization, insolvency or termination, the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all of the Multiemployer Plans that are in reorganization, are insolvent or being terminated at such time have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization, insolvency or termination occurs; or

(iv) any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived, shall exist with respect to one or more of the Plans, or any Lien shall exist on the property and assets of any of the Loan Parties or any of the ERISA Affiliates in favor of the PBGC or any Plan; or

(l) the Borrower or any of its Subsidiaries shall suspend or discontinue all or any part of its businesses and operations other than in the ordinary course of business and such suspension or discontinuance, in the aggregate, is reasonably expected to have a Material Adverse Effect; or

(m) a Change of Control shall occur; or

(n) an “Event of Default” (as defined in any of the Subordinated Notes Documents) shall have occurred and be continuing under the respective Subordinated Notes Documents; or

(o) The Borrower or any Subsidiary, in each case to the extent it is engaged in the business of providing services for which Medicare or Medicaid reimbursement is sought, shall for any reason, including, without limitation, as the result of any finding, designation or decertification, lose its right or authorization, or otherwise fail to be eligible, to participate in Medicaid or Medicare programs or to accept assignments or rights to reimbursements under Medicaid regulations or Medicare regulations, or the Borrower or any Subsidiary has, for any reason, had its right to receive reimbursements under Medicaid or Medicare regulations suspended, and such loss, failure or suspension (together with all such other losses, failures and suspensions continuing at such time) shall have resulted in (x) a Material Adverse Effect or (y) Consolidated net operating revenues for the immediately preceding four fiscal quarter period of the Borrower constituting less than 95% of Consolidated net operating revenues for any preceding four fiscal quarter period of the Borrower;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each of the Lender Parties and the obligation of each of the Lender Parties to make Advances (other than Letter of Credit Advances by the Issuing Bank or any of the Revolving Credit Lenders pursuant to Section 2.03(c) and Swing Line Advances by any of the Revolving Credit Lenders pursuant to Section 2.02(b)(ii)) and of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Borrower, declare the Notes, all interest thereon and all other amounts payable under or in respect of this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Notes, all such interest and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and (B) by notice to each party required under the terms of any agreement in support of which a Letter of Credit is issued, request that all of the Obligations under such agreement be declared to be due and payable; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the United States Federal Bankruptcy Code or a similar order or action under any other Requirements of Law covering the protection of creditors’ rights or the relief of debtors applicable to any Loan Party, (1) the Commitments of each of the Lender Parties and the obligation of each of the Lender Parties to make Advances (other than Letter of Credit Advances by the Issuing Bank or any of the Revolving Credit Lenders pursuant to Section 2.03(c) and Swing Line Advances by any of the Revolving Credit Lenders pursuant to Section 2.02(b)(ii)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (2) the Notes, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 6.02. Actions in Respect of the Letters of Credit upon Default. If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Borrower to, and forthwith upon such demand the Borrower will, pay to the Administrative Agent in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party under the United States Federal Bankruptcy Code or a similar order or action under any other Requirements of Law covering the protection of creditors’ rights or the relief of debtors applicable to any Loan Party, the Borrower, without requirement of demand by the Administrative Agent or any other Person, will forthwith pay to the Administrative Agent in same day funds at the Administrative Agent’s office for deposit in the L/C Cash Collateral Account an amount equal to such aggregate Available Amount. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any right or claim of any Person other than the Secured Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit in the L/C Cash Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Revolving Credit Lenders, as applicable, in the manner provided for in the Security Agreement and to the extent permitted by applicable law.

ARTICLE VII

THE AGENTS

SECTION 7.01. Appointment, Powers and Immunity.

(a) Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), the Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential

Hedge Banks) hereby appoints and authorizes the Administrative Agent to act as its agent under this Agreement and the other Loan Documents with such powers and discretion as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 7.05(a) and Section 7.06 shall include its affiliates and its own and its affiliates’ officers, directors, employees, and agents): (i) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender Party; (ii) shall not be responsible to the Lender Parties for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Loan Document or any certificate or other document referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document, or any other document referred to or provided for therein or for any failure by any Loan Party or any other Person to perform any of its obligations thereunder; (iii) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Loan Party or the satisfaction of any condition or to inspect the property (including the books and records) of any Loan Party or any of its Subsidiaries or Affiliates; (iv) shall not be required to initiate or conduct any litigation or collection proceedings under any Loan Document; and (v) shall not be responsible for any action taken or omitted to be taken by it or any of its directors, officers, agents or employees under or in connection with any Loan Document, except for its or their own gross negligence or willful misconduct.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lender Parties (in its capacities as a Lender, the Swing Line Bank (if applicable), Issuing Bank (if applicable) hereby appoints and authorizes the Administrative Agent to act as the agent of such Lender Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. The Administrative Agent may from time to time in its discretion appoint any of the other Lender Parties or any of the affiliates of a Lender Party to act as its co-agent or sub-agent or its attorney-in-fact for any purpose, including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Administrative Agent, and the Administrative Agent shall not be responsible for the negligence or misconduct of any such co-agents, sub-agents or attorneys-in-fact selected by it with reasonable care. In this connection, the Administrative Agent, as “collateral agent”, and such co-agents, sub-agents and attorneys-in-fact shall be entitled to the benefits of all provisions of this Article VII (including, without limitation, Section 7.05, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

(c) The Book Managers, the Documentation Agents and the Syndication Agents shall not have any powers or discretion under this Agreement or any of the other Loan Documents other than those bestowed upon it as a co-agent or sub-agent from time to time by the Administrative Agent pursuant to subsection (b) of this Section 7.01, and each of the Lender Parties hereby acknowledges that the Book Managers, the Documentation Agents and the Syndication Agents shall not have any liability under this Agreement or any of the other Loan Documents.

SECTION 7.02. Reliance by Agent. The Administrative Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Loan Party), independent accountants, and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until the Administrative Agent receives and accepts an Assignment and Assumption executed in accordance with Section 8.07. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders or, to the extent any action requires the consent of all Lenders as specifically provided in Section 8.01, upon the instructions of all Lenders, and such instructions shall be binding on all of the Lender Parties; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to any Loan Document or applicable Requirements of Law or unless it shall first be indemnified to its satisfaction by the Lender Parties against any and all liability and expense which may be incurred by it by reason of taking any such action.

SECTION 7.03. Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received written notice from a Lender Party or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lender Parties. The Administrative Agent shall (subject to Section 7.02) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders or, to the extent any action requires the consent of all Lenders as specifically provided in Section 8.01, then as directed by all Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lender Parties.

SECTION 7.04. CSFB and Affiliates. With respect to its Commitments, the Advances made by it and the Note or Notes issued to it, CSFB (and any successor acting as the Administrative Agent) in its capacity as a Lender Party hereunder shall have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though it were not acting as the Administrative Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include CSFB in its individual capacity. CSFB (and any successor acting as the Administrative Agent), and its affiliates may (without having to account therefor to any Lender Party) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Loan Party or any of its Subsidiaries or Affiliates as if it were not acting as an Agent, and CSFB (and any successor acting as the Administrative Agent), and its affiliates may accept fees and other consideration from any Loan Party or any of its Subsidiaries or Affiliates, or any Person that may do business with or own securities of any Loan Party or any such Subsidiary or Affiliate, for services in connection with this Agreement or otherwise without having to account for the same to the Lender Parties.

SECTION 7.05. Indemnification.

(a) The Lenders severally agree to indemnify the Administrative Agent (to the extent not promptly reimbursed under Section 8.04, but without limiting the obligations of the Borrower under such Section) ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any Loan Document or the transactions contemplated thereby or any action taken or omitted by the Administrative Agent under any Loan Document (collectively, the “Indemnified Costs”); provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified. In the case of any claim, investigation, litigation or proceeding for which indemnity under this Section 7.05(a) applies, such indemnity shall apply whether or not such claim, investigation, litigation or proceeding is brought by the Administrative Agent, any of the other Agents, any of the Lender Parties or a third party. Without limitation of the foregoing, each Lender severally agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs or expenses payable by the Borrower under Section 8.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses (including, without limitation, fees and expenses of counsel) by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person. The failure of any Lender Party to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lender Party to the Administrative Agent as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse the Administrative Agent for such other Lender Party’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender contained in this Section 7.05(a) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

(b) The Revolving Credit Lenders severally agree to indemnify the Issuing Bank (to the extent not promptly reimbursed under Section 8.04, but without limiting the obligations of the Borrower under such Section) for such Revolving Credit Lender’s Pro Rata Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Loan Documents or the transactions contemplated thereby or any action taken or omitted by the Issuing Bank under the Loan Documents; provided, however, that no Revolving Credit Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct. In the case of any claim, investigation, litigation or proceeding for which indemnity under this Section 7.05(b) applies, such indemnity shall apply whether or not such claim, investigation, litigation or proceeding is brought by the Issuing Bank, any of the other Lender Parties or a third party. Without limitation of the foregoing, each Revolving Credit Lender severally agrees to reimburse the Issuing Bank promptly upon demand for its Pro Rata Share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower. The failure of any Revolving Credit Lender to reimburse the Issuing Bank promptly upon demand for its Pro Rata Share of any amount required to be paid by the Revolving Credit Lenders to the Issuing Bank as provided herein shall not relieve any other Revolving Credit Lender of its obligation hereunder to reimburse the Issuing Bank for its Pro Rata Share of such amount, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to reimburse the Issuing Bank for such other Revolving Credit Lender’s Pro Rata Share of such amount. Without prejudice to the survival of any other agreement of any Revolving Credit Lender hereunder, the agreement and obligations of each Revolving Credit Lender contained in this Section 7.05(b) shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06. Non-Reliance on Agent and Other Lender Parties. Each Lender Party agrees that it has, independently and without reliance on any Agent or any other Lender Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Loan Parties and their Subsidiaries and decision to enter into this Agreement and that it will, independently and without reliance upon any Agent or any other Lender Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Loan Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lender Parties by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender Party with any credit or other information concerning the affairs, financial condition, or business of any Loan Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its affiliates.

SECTION 7.07. Resignation of Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Lender Parties and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lender Parties, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States of America or of any state thereof and having combined capital and surplus of at least $100,000,000. If within 30 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 7.07 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 30th day (a) the retiring Administrative Agent’s resignation shall become effective, (b) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties and obligations of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above in this Section 7.07. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

SECTION 7.08. Release of Collateral. Upon the payment of all Notes and all other amounts payable under the Loan Documents, the termination of all Letters of Credit and the termination of all commitments of the Lender Parties hereunder, the Lender Parties hereby agree that all Collateral is released from the security interest granted under the respective Collateral Documents, and upon (i) the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party, (ii) the issuance or sale pursuant to Section 5.02(m)(iii) of any Equity Interests causing a Subsidiary of the Borrower to cease to be wholly-owned by the Borrower or any of its Subsidiaries, in each case in accordance with the terms of the Loan Documents, the Lender Parties hereby agree that such item of Collateral in the case of clause (i), or all Collateral owned by such Subsidiary in the case of clause (ii), shall be released from the security interest granted under the respective Collateral Documents. In connection therewith, the Lender Parties hereby irrevocably authorize the Administrative Agent to release any such Collateral. The Administrative Agent will, at the Borrower’s expense, execute and deliver to the respective Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the security interest granted under the Collateral Documents.

SECTION 7.09. Release of Guarantor. Upon the sale of outstanding shares of capital stock and other equity, ownership and profit interests in any Guarantor in a transaction which is permitted under Section 5.02(e) and, if applicable, 5.02(m)(iii), then upon request by the Borrower, the Administrative Agent, on behalf of each Lender Party, shall confirm in writing that the liability of such Guarantor under the Subsidiary Guarantee is released and discharged effective when such transaction is consummated and all requirements hereunder in connection therewith are satisfied, including with respect to the application of the proceeds of such sale. Such confirmation from the Administrative Agent (a) shall establish conclusively that the liability of such Guarantor under the Subsidiary Guarantee is released and discharged and (b) may be relied on, without further inquiry, by the purchaser in such transaction and each of its transferees. Each Lender Party hereby irrevocably authorizes the Administrative Agent to release any Guarantor from time to time to the extent provided for herein and to execute any document reasonably required in connection therewith.

SECTION 7.10. Actions in Respect of Intercreditor Agreement. The Lenders and the Issuing Banks hereby authorize the Administrative Agent, in its capacity as Administrative Agent on behalf of the Lenders and the Issuing Banks, to enter into the Intercreditor Agreement and hereby consent to the Administrative Agent acting as Collateral Agent under the Intercreditor Agreement.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any of the other Loan Documents (except to the extent otherwise expressly provided for therein), nor consent to any departure by any of the Loan Parties therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lenders (other than any of the Lenders that is, at such time, a Defaulting Lender), do any of the following at any time:

(i) waive any of the conditions specified in Section 3.01 or, in the case of the Initial Extensions of Credit, Section 3.02;

(ii) change the number of Lenders or the percentage of the Commitments or the aggregate outstanding principal amount of Advances or the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lender Parties or any of them to take any action hereunder;

(iii) except to the extent contemplated herein, release all or substantially all of the Guarantors that are a party to the Subsidiary Guarantee from their Obligations thereunder in any transaction or series of related transactions;

(iv) release all or substantially all of the Collateral in any transaction or series of related transactions;

(v) amend Section 2.13 or this Section 8.01; or

(vi) amend the definition of Interest Period to include additional monthly periods for setting the duration of an Interest Period.

(b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each of the Lenders (other than any of the Lenders that is, at such time, a Defaulting Lender) that has a Commitment under the Term Facilities or the Revolving Credit Facility or is owed any amounts under or in respect thereof, if such Lender is directly affected by such amendment, waiver or consent:

(i) increase the Commitments of such Lender or subject such Lender to any additional Obligations;

(ii) reduce the principal or interest rate of, or interest on, any Advance of such Lender or any fees or other amounts payable hereunder to such Lender;

(iii) postpone any date scheduled for any payment of principal of, or interest on, any Advance of such Lender or any fees or other amounts payable to such Lender; or

(iv) change the order of application of any prepayment set forth in Section 2.06 in any manner that materially affects such Lender; and

provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or the Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or duties of the Swing Line Bank or the Issuing Bank, respectively, under this Agreement or any of the other Loan Documents; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any of the other Loan Documents. Notwithstanding any of the foregoing provisions of this Section 8.01, none of the defined terms set forth in Section 1.01 shall be amended, supplemented or otherwise modified hereafter in any manner that would change the meaning, purpose or effect of this Section 8.01 or any Section referred to herein unless such amendment, supplement or modification is agreed to in writing by the number and percentage of Lenders (and the Issuing Bank, the Swing Line Bank and Administrative Agent, in each case if applicable) otherwise required to amend such Section under the terms of this Section 8.01.

SECTION 8.02. Notices, Etc.

(a) All notices and other communications provided for hereunder shall be in writing (including telecopy communication) and mailed, telecopied or delivered, if to the Borrower, at its address at 21250 Hawthorne Blvd., Suite 800, Torrance, California 90503 (Telecopier (310) 792-9281), Attention: Chief Financial Officer with a copy to Borrower’s general counsel at the same address (Telecopier (310) 792-0044); if to any Initial Lender, the Swing Line Bank or the Initial Issuing Bank, at its Base Rate Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Base Rate Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender Party; and if to the Administrative Agent, at its address at Eleven Madison Avenue, New York, New York 10010-3629, Attention: Agency Group Manager; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and other communications shall, when mailed or telecopied, be effective when deposited in the mails, or transmitted by telecopier, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

(b) If any notice required under this Agreement is permitted to be made, and is made, by telephone, actions taken or omitted to be taken in reliance thereon by the Administrative Agent or any of the Lender Parties shall be binding upon the Borrower and the other Loan Parties notwithstanding any inconsistency between the notice provided by telephone and any subsequent writing in confirmation thereof provided to the Administrative Agent or such Lender Party; provided that any such action taken or omitted to be taken by the Administrative Agent or such Lender Party shall have been in good faith and in accordance with the terms of this Agreement.

SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right, power or privilege hereunder or under any Note or any other Loan Document shall operate as a waiver thereof or consent thereto; nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable law.

SECTION 8.04. Costs and Expenses.

(a) The Borrower agrees to pay on demand (i) all costs and expenses of each Agent in connection with the syndication, preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents and the other documents to be delivered thereunder (including, without limitation, (A) all due diligence, collateral review, syndication, transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for the Administrative Agent (including the cost of internal counsel) with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents), and (ii) all costs and expenses of each Agent and each Lender Party in connection with the enforcement of the Loan Documents and the other documents to be delivered thereunder, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel (including the cost of internal counsel) for the Administrative Agent and each Lender Party with respect thereto).

(b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lender Party and each of their affiliates and their respective affiliates, officers, directors, trustees, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Transaction (or any aspect thereof), Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents, or any of the transactions contemplated thereby; (ii) any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries or Affiliates of all or any portion of the Equity Interests in or Debt securities or substantially all of the property and assets of any other Person; or (iii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or have arisen after such Loan Party or Subsidiary is dispossessed of or relinquishes its interest in such property. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction or any of the other transactions contemplated hereby is consummated. If and to the extent that the indemnity in this subsection (b) is unenforceable for any reason other than by operation of the last clause of the first sentence of this subsection 8.04(b), the Borrower hereby agrees to make to each applicable Indemnified Party the maximum contribution to the payment of the claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) for which the indemnity in this subsection (b) has been determined to be unenforceable that is permitted under applicable law. The Borrower also agrees not to assert any claim against any Agent, any Lender Party or any of their respective affiliates, officers, directors, trustees, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Transaction (or any aspect thereof) Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Loan Documents, or any of the other transactions contemplated hereby.

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender Party other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d) If any Loan Party fails to pay when due, after the expiration of any grace period, if applicable, any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnification payments, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.13 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 8.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured. Each Agent and each Lender Party agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

SECTION 8.06. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender Party and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 8.07(a), (ii) by way of participation in accordance with Section 8.07(e), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 8.07(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 8.07(e) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

SECTION 8.07. Assignments and Participations.

(a) (i) Any Lender may, and (ii) so long as no Default under Section 6.01(a) or 6.01(f) or Event of Default has occurred and is continuing, if demanded by the Borrower (following (x) a demand by such Lender for the payment of additional compensation pursuant to Section 2.10(a), 2.10(b) or 2.13 or (y) an assertion by such Lender pursuant to Section 2.10(c) or

2.10(d) that it is impractical or unlawful for such Lender to make Eurodollar Rate Advances), upon at least five Business Days’ notice to such Lender and the Administrative Agent, each of the Lenders will, at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it, the Note or Notes held by it and its participation in reimbursement obligations of the Borrower in respect of Letters of Credit); provided that:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Commitments, the Advances owing to it, the Note or Notes held by it, its participation in reimbursement obligations of the Borrower in respect of Letters of Credit or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advance of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $2,500,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Loan Facility;

(B) each assignment shall require the consent of the Borrower (not to be unreasonably withheld or delayed), except for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or, if an Event of Default has occurred and is continuing, or if such assignment is made in connection with the syndication of the Revolving Credit Commitments or any Term Facility, any other assignee;

(C) each assignment will require the consent of the Administrative Agent (not to be unreasonably withheld or delayed);

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Commitment assigned, except that this clause (B) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(E) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent and the Issuing Bank unless the Person that is the proposed assignee is itself a Lender with a Revolving Credit Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee);

(F) the parties to each assignment shall (x) electronically execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (which initially shall be Clearpar, LLC), together with any Note or Notes subject to such assignment, or (y) manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with any Note or Notes subject to such assignment and, except in the case of an assignment by any of the Lenders to an Affiliate or an Approved Fund of such Lender, a processing and recordation fee of $3,500 (and in the case of simultaneous assignments on the same day by or to more than one fund managed or advised by the same investment advisor (which funds are not then Lenders hereunder), only a single $3,500 processing and recordation fee shall be payable for all such assignments), at the discretion of the Administrative Agent, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(G) the Swing Line Bank may not assign or otherwise transfer to any other Person any of its rights or obligations under its Swing Line Commitment.

(H) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a)(ii) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement.

(b) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 8.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender or the Issuing Bank under this Agreement, and the assigning Lender or Issuing Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.13 and 8.04 (and other similar provisions of the other Loan Documents to survive the payment in full of the Obligations of the Loan Parties under or in respect of the Loan Documents) with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with this Section 8.07(b).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its office as set forth in Section 8.02, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lender Parties, and the Commitments of, and principal amounts of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lender Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender Party hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Administrative Agent shall (i) upon the request by the Borrower or any Lender Party, provide a copy of the Register to the Borrower or such Lender Party, and (ii) upon its receipt of an Assignment and Assumption executed by an assigning Lender Party or Issuing Bank and an assignee, together with any Note or Notes subject to such assignment, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (x) accept such Assignment and Assumption, and (y) record the information contained therein in the

Register. In the case of any assignment by a Lender Party, the Borrower shall, at its own expense, and upon request by the Administrative Agent or any assignee, execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes a new Note or Notes from the Borrower payable to or to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such assignment and Assumption and, if the assigning Lender Party has retained a Commitment under such Facility, a new Note or Notes from the Borrower payable to or to the order of the assigning Lender Party in an amount equal to the Commitment retained by it under such Facility. Each of the new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit A-1, Exhibit A-2 or Exhibit A-3 hereto, as appropriate.

(d) Any Lender Party may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender Party’s rights and/or obligations under this Agreement (including all or a portion of its Commitment or Commitments, the Advances owing to it, the Note or Notes, if any, held by it and its participation, if any, in reimbursement obligations of the Borrower in respect of Letters of Credit); provided that:

(i) such Lender Party’s obligations under this Agreement shall remain unchanged,

(ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations and

(iii) the Borrower, the Administrative Agent and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender Party sells such a participation shall provide that such Lender Party shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender Party will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 8.01(a) or (b) that affects such Participant. Subject to Section 8.07(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.13 and 8.04 to the same extent as if it were a Lender Party and had acquired its interest by assignment pursuant to Section 8.07(a). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender Party.

(e) A Participant shall not be entitled to receive any greater payment under Sections 2.10, 2.13 and 8.04 than the applicable Lender Party would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a foreign lender party if it were a Lender Party shall not be entitled to the benefits of Section 2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13 as though it were a Lender Party.

(f) Any Lender Party may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender Party, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender Party from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender Party as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or Administrative Agent, assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this Section 8.07 concerning assignments.

(g) Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.13 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (g) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

(h) In the event that the Borrower shall request that the Lender Parties enter into any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document, and any Lender Party elects not to enter into such amendment, modification, consent or waiver (each such Lender Party being a “Dissenting Lender”), then the Borrower shall have the right upon 10 days’ written notice to the Administrative Agent and such Dissenting Lender, to require each such Dissenting Lender to assign 100% of the rights and obligations of the Dissenting Lender at par to any Lender or any other financial institution which satisfies the requirements of Section 8.07(a) and has been consented to by the Administrative Agent, the

Swing Line Lender and in the case of any assignment of a Revolving Credit Commitment each Issuing Bank (which consents in the case of the Administrative Agent and the Swing Line Lender shall not be unreasonably withheld or delayed). Each such assignment shall be made pursuant to an Assignment and Assumption and shall comply with the other terms of this Section 8.07. The Borrower shall pay to such Dissenting Lender, concurrently with the effectiveness of such assignment, any amounts payable under this Agreement that would have been payable if the Borrower had voluntarily prepaid such Advances. The Dissenting Lender shall not be required to pay any fee relating to such assignment.

SECTION 8.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 8.09. No Liability of the Issuing Bank. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (i) the Issuing Bank’s willful misconduct or gross negligence, or failure to conform with the standards specified in Section 5-108 of the UCC, as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, but subject to Section 5-109(a) of the UCC, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 8.10. Confidentiality. Neither any Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors, to other Lender Parties and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party in accordance with such rating agency’s internal procedures generally applicable to information of the same type, (e) in connection with any litigation or proceeding to which such Agent or such Lender Party or any of its Affiliates may be a party, (f) in connection with the exercise of any remedy under this Agreement or any other Loan Document, or (g) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 8.10). Notwithstanding anything herein to the contrary, each Loan Party, each Lender Party and the Administrative Agent and each of their respective officers, directors, employees, accountants, attorneys and other advisors, agents and representatives, may disclose to any and all persons, without limitation of any kind, any information with respect to the United States tax treatment and tax structure of the transactions contemplated by the Loan Documents and all materials of any kind (including opinions or other tax analyses) that are provided in respect to the respective Loan Party, Lender Party or the Administrative Agent, as the case may be, relating to such United States tax treatment and tax structure.

SECTION 8.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 8.12. Governing Law, Jurisdiction, Etc.

(a) This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York (without reference to conflict of laws provisions).

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property and assets, to the nonexclusive jurisdiction of any New York State court or any federal court of the United States of America sitting in New York City, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment in respect thereof, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted under applicable law, in any such federal court. Each of the parties hereto hereby irrevocably consents to the service of copies of any summons and complaint and any other process which may be served in any such action or proceeding by certified mail, return receipt requested, or by delivering a copy of such process to such party, at its address specified in Section 8.02, or by any other method permitted under applicable law. Each of the parties hereto hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Nothing in this Agreement shall affect any right that any of the parties hereto may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(c) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 8.13. Designation as Designated Senior Debt. This Agreement, the Subsidiary Guarantee, the Loan Documents and all monetary obligations hereunder or thereunder are hereby expressly designated as “Designated Senior Indebtedness” as that term (or any comparable term) is defined in the Subordinated Notes Documents.

SECTION 8.14. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENTS AND THE LENDER PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE ADVANCES, THE LETTERS OF CREDIT OR THE ACTIONS OF ANY AGENT OR ANY LENDER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

DAVITA INC., as Borrower

By
Name: Title:

THE AGENTS

CREDIT SUISSE FIRST BOSTON, CAYMAN ISLANDS BRANCH, as Swing Line Bank, Book Manager for the Term B Facility, a Book Manager for the Term A Facility and Revolving Credit Facility, Syndication Agent for the Term B Facility, and Administrative Agent

By:
Name: Title:

By:
Name: Title:

BANC OF AMERICA SECURITIES LLC, as a Book Manager for the Term A Facility and Revolving Credit Facility

By:
Name:
Title:

BANK OF AMERICA, N.A, as Syndication Agent for the Term A Facility and Revolving Credit Facility

By:
Name:
Title:

THE BANK OF NEW YORK, as a Documentation Agent for the Term A Facility and Revolving Credit Facility

By:
Name:
Title:

CREDIT AGREEMENT SIGNATURE PAGE

THE BANK OF NOVIA SCOTIA, as a Documentation Agent for the Term A Facility and Revolving Credit Facility

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Documentation Agent for the Term A Facility and Revolving Credit Facility

By:
Name:
Title:

CREDIT AGREEMENT SIGNATURE PAGE

THE LETTER OF CREDIT ISSUERS

CREDIT SUISSE FIRST BOSTON, CAYMAN ISLANDS BRANCH, as an Issuing Bank

By:
Name: Title:

By:
Name: Title:

BANK OF AMERICA, N.A., as an Issuing Bank

By:
Name: Title:

THE LENDERS

CREDIT SUISSE FIRST BOSTON, CAYMAN ISLANDS BRANCH, as a Term A Lender, a Term B Lender and a Revolving Credit Lender

By:
Name: Title:

By:
Name: Title:

CREDIT AGREEMENT SIGNATURE PAGE

BANK OF AMERICA, N.A., as a Term A Lender and a Revolving Credit Lender

By:
Name: Title:

BANK OF NEW YORK, as a Term A Lender and a Revolving Credit Lender

By:
Name: Title:

BANK OF NOVA SCOTIA, as a Term A Lender and a Revolving Credit Lender

By:
Name: Title:

CREDIT LYONNAIS, as a Term A Lender and a Revolving Credit Lender

By:
Name: Title:

GENERAL ELECTRIC CAPITAL CORPORATION, as a Term A Lender and a Revolving Credit Lender

By:
Name: Title:

CREDIT AGREEMENT SIGNATURE PAGE

NATIONAL CITY BANK, as a Term A Lender and a Revolving Credit Lender

By:
Name: Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Term A Lender and a Revolving Credit Lender

By:
Name: Title:

CREDIT AGREEMENT SIGNATURE PAGE

SCHEDULE I

COMMITMENTS AND APPLICABLE LENDING OFFICES

Name of Initial Lender Party	Term A Commitment	Term B Commitment	Revolving Credit Commitment	Swing Line Commitment	Letter of Credit Commitment[1]	Base Rate Lending Office	Eurodollar Lending Office
Credit Suisse First Boston, Cayman Islands Branch 11 Madison Avenue New York, NY 10010 - 3629	$25,358,490.54	$841,500,000.00	$23,867,924.53	$25,000,000.00	$38,548,000.00	11 Madison Avenue New York, NY 10010-3629 Contact: William Lutkins Phone: (212)325-9705 Fax: (212) 325-8319	11 Madison Avenue New York, NY 10010-3629 Contact: Nilsa Ware Phone: (212) 322-5094 Fax: (212) 335-0593

Bank of America, N.A. 100 North Tryon Street 15th Floor Charlotte, NC 28255	$13,266,011.16		$22,783,018.87		$11,452,000.00	Independence Centre, 15th Fl. NC1-001-15-04 Charlotte, NC 28255 Attention: Elizabeth Garver Phone: (704) 388-1107 Fax: (704) 386-9923	Independence Centre, 15th Fl. NC1-001-15-04 Charlotte, NC 28255 Attention: Elizabeth Garver Phone: (704) 388-1107 Fax: (704) 386-9923

The Bank of New York One Wall Street, 22nd Floor New York, NY 10286	$18,606,431.04		$17,358,490.57			The Bank of New York One Wall Street, 22nd Floor New York, NY 10286 Contact: Zina Gregory Phone: (212) 635-6732 Fax: (212) 635-6397	The Bank of New York One Wall Street, 22nd Floor New York, NY 10286 Contact: Zina Gregory Phone: (212) 635-6732 Fax: (212) 635-6397

The Bank of Nova Scotia Loan Accounting One Liberty Plaza, 24th Floor New York, NY 10006	$20,409,247.93		$17,358,490.57			The Bank of Nova Scotia Loan Accounting One Liberty Plaza, 24th Floor New York, NY 10006 Contact: Ross Coomber Phone: (212) 225-5400 Fax: (212) 225-6464	The Bank of Nova Scotia Loan Accounting One Liberty Plaza, 24th Floor New York, NY 10006 Contact: Ross Coomber Phone: (212) 225-5400 Fax: (212) 225-6464

[1]	Less the aggregate amount of Existing Letters of Credit pursuant to Section 2.01(e) in the amount of [$] as of the date hereof.

Name of Initial Lender Party	Term A Commitment	Term B Commitment	Revolving Credit Commitment	Swing Line Commitment	Letter of Credit Commitment[1]	Base Rate Lending Office	Eurodollar Lending Office
Captiva III Finance Ltd. 2 International Place, 6th Floor Boston, MA 02110	$901,408.44					Captiva III Finance Ltd. 2 International Place, 6th Floor Boston, MA 02110 Contact: Ed Carbonneau Loan Administrator Phone: (617) 603-6453 Fax: (503) 258-6011

Credit Lyonnais New York Branch 1301 Avenue of the Americas New York, NY 10019	$7,653,467.98		$6,509,433.96			Credit Lyonnais New York Branch 1301 Avenue of the Americas New York, NY 10019 Contact: David Gener, Loan Administrator Phone: (212) 261-7741 Fax: (212) 459-3181 Email: gener.david @CLAmericas.com	Credit Lyonnais New York Branch 1301 Avenue of the Americas New York, NY 10019 Contact: David Gener, Loan Administrator Phone: (212) 261-7741 Fax: (212) 459-3181 Email: gener.david @CLAmericas.com

General Electric Capital Corporation 120 Longridge Road Stamford, CT 06927	$2,551,155.99		$2,169,811.32			General Electric Capital Corporation 120 Longridge Road Stamford, CT 06927 Contact: George Greene, Loan Administrator Phone: (203) 316-7573 Fax: (203) 602-8345	General Electric Capital Corporation 120 Longridge Road Stamford, CT 06927 Contact: George Greene, Loan Administrator Phone: (203) 316-7573 Fax: (203) 602-8345

Hanover Square CLO Ltd. c/o Blackstone Debt Advisors LP 345 Park Avenue, 28th Floor New York, NY 10154	$901,408.45					Hanover Square CLO Ltd. c/o Blackstone Debt Advisors LP 345 Park Avenue, 28th Floor New York, NY 10154 Contact: Bonnie Gleason Phone: (212) 583-5124 Fax: (212) 201-7976

Name of Initial Lender Party	Term A Commitment	Term B Commitment	Revolving Credit Commitment	Swing Line Commitment	Letter of Credit Commitment[1]	Base Rate Lending Office	Eurodollar Lending Office
Merrill Lynch CLO XII Pilgrim America (Cayman) 40 North Central Avenue Suite 1200 Phoeniz, AZ 85004-4424	$1,275,578.00		$1,084,905.66			Merrill Lynch CLO XII Pilgrim America (Cayman) 40 North Central Avenue Suite 1200 Phoeniz, AZ 85004-4424 Contact: Ikhlas Hussain Loan Administrator Phone: (617) 603-6642 Fax: (503) 258-5595

Merrill Lynch CLO XX Pilgrim (Cayman) 40 North Central Avenue Suite 1200 Phoeniz, AZ 85004-4424	$1,275,578.00		$1,084,905.66			Merrill Lynch CLO XII Pilgrim America (Cayman) 40 North Central Avenue Suite 1200 Phoeniz, AZ 85004-4424 Contact: Wilson Young Loan Administrator Phone: (617) 603-6511 Fax: (503) 258-5595

National City Bank	$9,609,354.24		$4,339,622.64			National City Bank 101 S. Fifth Street Louisville, KY 40202 Contact: Deanna Trotter Loan Administrator Phone: (502) 581-5551 Fax: (502) 581-4079	National City Bank 101 S. Fifth Street Louisville, KY 40202 Contact: Deanna Trotter Loan Administrator Phone: (502) 581-5551 Fax: (502) 581-4079

Van Kampen CLO I Limited	$6,309,859.16		—			Van Kampen CLO I Limited One Parkview Plaza Oakbrook Terrance, IL 60181 Contact: Brian Buscher Loan Administrator Phone: (630) 684-6283 Fax: (630) 684-6740	Van Kampen CLO I Limited One Parkview Plaza Oakbrook Terrance, IL 60181 Contact: Brian Buscher Loan Administrator Phone: (630) 684-6283 Fax: (630) 684-6740

Name of Initial Lender Party	Term A Commitment	Term B Commitment	Revolving Credit Commitment	Swing Line Commitment	Letter of Credit Commitment[1]	Base Rate Lending Office	Eurodollar Lending Office

Van Kampen CLO II Limited	$2,704,255.36		—			Van Kampen CLO II Limited One Parkview Plaza Oakbrook Terrance, IL 60181 Contact: Brian Buscher Loan Administrator Phone: (630) 684-6283 Fax: (630) 684-6740	Van Kampen CLO II Limited One Parkview Plaza Oakbrook Terrance, IL 60181 Contact: Brian Buscher Loan Administrator Phone: (630) 684-6283 Fax: (630) 684-6740

Van Kampen Senior Income Trust	$4,166,888.13		$1,627,358.49			Van Kampen Senior Income Trust One Parkview Plaza Oakbrook Terrance, IL 60181 Contact: Brian Buscher Loan Administrator Phone: (630) 684-6283 Fax: (630) 684-6740	Van Kampen Senior Income Trust One Parkview Plaza Oakbrook Terrance, IL 60181 Contact: Brian Buscher Loan Administrator Phone: (630) 684-6283 Fax: (630) 684-6740

Van Kampen Senior Loan Fund	$4,166,888.13		$1,627,358.49			Van Kampen Senior Loan Fund One Parkview Plaza Oakbrook Terrance, IL 60181 Contact: Brian Buscher Loan Administrator Phone: (630) 684-6283 Fax: (630) 684-6740	Van Kampen Senior Loan Fund One Parkview Plaza Oakbrook Terrance, IL 60181 Contact: Brian Buscher Loan Administrator Phone: (630) 684-6283 Fax: (630) 684-6740

Wachovia Bank, National Association 301 S. College Street, 5th Floor Charlotte, NC 28288-0760	$20,409,247.95		$17,358,490.56			Wachovia Bank, National Association 301 S. College Street, 5th Floor Charlotte, NC 28288-0760 Contact: Doug Davis Director Phone: (704) 715-2370 Fax: (704) 374-4793 Email: doug.davis @ wachovia.com	Wachovia Bank, National Association 301 S. College Street, 5th Floor Charlotte, NC 28288-0760 Contact: Doug Davis Director Phone: (704) 715-2370 Fax: (704) 374-4793 Email: doug.davis @ wachovia.com
TOTAL:	$135,211,267.61	$841,500,000.00	$115,000,000.00	$25,000,000.00	$50,000,000.00

Schedule II

To The Credit Agreement

Existing Letters of Credit

American Casualty Company of Reading Pennsylvania	$2,418,000
American Casualty Company of Reading Pennsylvania	$5,000,000
American Casualty Company of Reading Pennsylvania	$6,720,000

Schedule 4.01(b)

To The Credit Agreement

Subsidiaries of the Borrower

Name	Structure	Jurisdiction of Incorporation/ Organization	Total Authorized Shares of Each Equity Class (1)	Capital Stock Outstanding (1)	Ownership Interest	Equity Interests Covered by Outstanding Options (10)

Astro, Hobby, West Mt. Renal Care Limited Partnership	Limited Partnership	DE	N/A	N/A	(2)	None

Bay Area Dialysis Partnership	Partnership	FL	N/A	N/A	(2)	None

Beverly Hills Dialysis Partnership	Partnership	CA	N/A	N/A	(2)	None

Capital Dialysis Partnership	Partnership	CA	N/A	N/A	(2)	None

Carroll County Dialysis Facility, Inc.	Corporation	MD	50,000	100	(3)	None

Carroll County Dialysis Facility Limited Partnership	Limited Partnership	MD	N/A	N/A	(2)	None

Continental Dialysis Center, Inc.	Corporation	VA	1,000	100	(3)	None

Continental Dialysis Center of Springfield-Fairfax, Inc.	Corporation	VA	100	95	(3)	None

DaVita—Riverside, LLC	Limited Liability Company	DE	N/A	N/A	(2)	None

DaVita—West, LLC	Limited Liability Company	DE	N/A	N/A	(6)	None

DaVita Nephrology Associates of Utah, L.L.C.	Limited Liability Company	UT	N/A	N/A	(3)	None

Dialysis of Des Moines, LLC	Limited Liability Company	DE	N/A	N/A	(2)	None

Dialysis of North Atlanta, LLC	Limited Liability Company	DE	N/A	N/A	(2)	None

Dialysis of Northern Illinois, LLC	Limited Liability Company	DE	N/A	N/A	(2)	None

Dialysis Specialists of Dallas, Inc.	Corporation	TX	1,000,000	10,000	(3)	None

Schedule 4.01(b)

To The Credit Agreement

Subsidiaries of the Borrower

Name	Structure	Jurisdiction of Incorporation/ Organization	Total Authorized Shares of Each Equity Class (1)	Capital Stock Outstanding (1)	Ownership Interest	Equity Interests Covered by Outstanding Options (10)
East End Dialysis Center, Inc.	Corporation	VA	5,000	1,000	(3)	None

East Ft. Lauderdale, LLC	Limited Liability Company	DE	N/A	N/A	(2)	None

Eastmont Dialysis Partnership	Partnership	CA	N/A	N/A	(2)	None

Elberton Dialysis Facility, Inc.	Corporation	GA	200,000	750	(3)	None

Flamingo Park Kidney Center, Inc.	Corporation	FL	100	85	(3)	None

Garey Dialysis Center Partnership	Partnership	CA	N/A	N/A	(2)	None

Guam Renal Care Partnership	Partnership	GUAM	N/A	N/A	(2)	None

Houston Kidney Center/Total Renal Care Integrated Service Network Limited Partnership	Limited Partnership	DE	N/A	N/A	(2)	None

Irvine Dialysis Center, LLC	Limited Liability Company	DE	N/A	N/A	(2)	None

Lincoln Park Dialysis Services, Inc.	Corporation	IL	1,000	1,000	(3)	None

Los Angeles Dialysis Center	Partnership	CA	N/A	N/A	(2)	None

Mason-Dixon Dialysis Facilities, Inc.	Corporation	MD	4,000 common 1,000 preferred	2,000	(3)	None

MD Investments, L.L.C.	Limited Liability Company	VA	N/A	N/A	(2)	None

Moncrief Dialysis Center/Total Renal Care Limited Partnership	Limited Partnership	DE	N/A	N/A	(2)	None

Nephrology Medical Associates of Georgia, LLC	Limited Liability Company	GA	N/A	N/A	(3)	None

Open Access Sonography, Inc.	Corporation	FL	2,000,000 common 500,000 preferred	20,000 (4)	(3)	None

Schedule 4.01(b)

To The Credit Agreement

Subsidiaries of the Borrower

Name	Structure	Jurisdiction of Incorporation/ Organization	Total Authorized Shares of Each Equity Class (1)	Capital Stock Outstanding (1)	Ownership Interest	Equity Interests Covered by Outstanding Options (10)
Pacific Coast Dialysis Center	Partnership	CA	N/A	N/A	(2)	None

Pacific Dialysis Partnership	Partnership	GUAM	N/A	N/A	(2)	None

Peninsula Dialysis Center, Inc.	Corporation	VA	5,000	300	(5)	None

Renal Treatment Centers—California, Inc.	Corporation	DE	1,000	100	(6)	None

Renal Treatment Centers—Hawaii, Inc.	Corporation	DE	1,000	100	(6)	None

Renal Treatment Centers—Illinois, Inc.	Corporation	DE	1,000	100	(6)	None

Renal Treatment Centers, Inc.	Corporation	DE	100	100	(8)	None

Renal Treatment Centers—Mid-Atlantic, Inc.	Corporation	DE	1,000	100	(6)	None

Renal Treatment Centers—Northeast, Inc.	Corporation	DE	1,000	100	(6)	None

Renal Treatment Centers—Southeast, L.P.	Limited Partnership	DE	N/A	N/A	(2)	None

Renal Treatment Centers—West, Inc.	Corporation	DE	1,000	100	(6)	None

Rocky Mountain Dialysis Services, LLC	Limited Liability Company	DE	N/A	N/A	(2)	None

RTC Holdings, Inc.	Corporation	DE	100	100	(9)	None

RTC—Texas Acquisition, Inc.	Corporation	TX	1,000	1,000	(7)	None

RTC TN, Inc.	Corporation	DE	3,000	1,000	(6)	None

San Gabriel Valley Partnership	Partnership	CA	N/A	N/A	(2)	None

Sierra Rose Dialysis Center, LLC	Limited Liability Company	DE	N/A	N/A	(11)	None

Schedule 4.01(b)

To The Credit Agreement

Subsidiaries of the Borrower

Name	Structure	Jurisdiction of Incorporation/ Organization	Total Authorized Shares of Each Equity Class (1)	Capital Stock Outstanding (1)	Ownership Interest	Equity Interests Covered by Outstanding Options (10)
Soledad Dialysis Center, LLC	Limited Liability Company	DE	N/A	N/A	(2)	None

Southcrest Dialysis, LLC	Limited Liability Company	DE	N/A	N/A	(2)	None

Sun City Dialysis Center, L.L.C.	Limited Liability Company	DE	N/A	N/A	(2)	None

Total Acute Kidney Care, Inc.	Corporation	FL	7,500	100	(3)	None

Total Renal Care/Eaton Canyon Dialysis Center Partnership	Partnership	CA	N/A	N/A	(2)	None

Total Renal Care/Hollywood Partnership	Partnership	CA	N/A	N/A	(2)	None

Total Renal Care, Inc.	Corporation	CA	1,000	100	(8)	None

Total Renal Care International, Limited	European Holding Company	United Kingdom	100	100	(2)	None

Total Renal Care of Colorado, Inc.	Corporation	CO	50,000	18,400	(3)	None

Total Renal Care of North Carolina, LLC	Limited Liability Company	DE	N/A	N/A	(2)	None

Total Renal Care of Puerto Rico, Inc.	Corporation	Puerto Rico	100	100	(3)	None

TRC of New York, Inc.	Corporation	NY	1,000	100	(3)	None

Total Renal Care of Utah, L.L.C.	Limited Liability Company	DE	N/A	N/A	(3)	None

Total Renal Care/Peralta Renal Center Partnership	Partnership	CA	N/A	N/A	(2)	None

Total Renal Care/Piedmont Dialysis Partnership	Partnership	CA	N/A	N/A	(2)	None

Total Renal Care Texas Limited Partnership	Limited Partnership	DE	N/A	N/A	(2)	None

Schedule 4.01(b)

To The Credit Agreement

Subsidiaries of the Borrower

Name	Structure	Jurisdiction of Incorporation/ Organization	Total Authorized Shares of Each Equity Class (1)	Capital Stock Outstanding (1)	Ownership Interest	Equity Interests Covered by Outstanding Options (10)

Total Renal Laboratories, Inc.	Corporation	FL	10,000	100	(3)	None

Total Renal Research, Inc.	Corporation	DE	500	500	(3)	None

Total Renal Support Services, Inc.	Corporation	DE	1,000	1,000	(3)	None

Total Renal Support Services of North Carolina, LLC	Limited Liability Company	DE	N/A	N/A	(2)	None

TRC-Dyker Heights, L.P.	Limited Partnership	NY	N/A	N/A	(2)	None

TRC El Paso Limited Partnership	Limited Partnership	DE	N/A	N/A	(2)	None

TRC—Four Corners Dialysis Clinics, L.L.C.	Limited Liability Company	NM	N/A	N/A	(2)	None

TRC—Georgetown Regional Dialysis, LLC	Limited Liability Company	DC	N/A	N/A	(2)	None

TRC—Indiana, LLC	Limited Liability Company	IN	N/A	N/A	(2)	None

TRC—Petersburg, LLC	Limited Liability Company	DE	N/A	N/A	(2)	None

TRC West, Inc.	Corporation	DE	3,000	100	(3)	None

Tri—City Dialysis Center, Inc.	Corporation	VA	5,000	300	(5)	None

Tulsa Dialysis, LLC	Limited Liability Company	DE	N/A	N/A	(2)	None

Tustin Dialysis Center, LLC	Limited Liability Company	DE	N/A	N/A	(2)	None

(1)	Unless otherwise indicated, numbers shown for corporations refer to shares of common stock.
(2)	See next pages for Ownership Interests of Borrower. The Borrower or one of its subsidiaries is a general partner of each partnership or member of each limited liability company.
(3)	The Borrower owns 100% of the issued securities of Total Renal Care, Inc., which owns 100% of the issued ownership interests of the listed entity.
(4)	The indicated shares are shares of preferred stock.
(5)	The Borrower owns 100% of the issued securities of Renal Treatment Centers, Inc., which owns 100% of the issued shares of Renal Treatment Centers—Mid-Atlantic, Inc., which owns 100% of the issued shares of the listed entity.
(6)	The Borrower owns 100% of the issued securities of Renal Treatment Centers, Inc., which owns 100% of the issued ownership interests of the listed entity.
(7)	The Borrower owns 100% of the issued securities of Renal Treatment Centers, Inc., which owns 100% of the issued securities of Renal Treatment Centers—Southeast, LP, which owns 100% of the issued securities of the listed entity.
(8)	The Borrower owns 100% of any equity security herein listed, which is the only class of security outstanding of such entity.
(9)	The Borrower owns 100% of the issued securities of Renal Treatment Centers, Inc., which owns 100% of the issued shares of RTC—TN, Inc., which owns 100% of the issued shares of the listed entity.
(10)	Other than any obligation or right of the Borrower or any of its subsidiaries to acquire any minority interest in any subsidiary that is a partnership or limited liability company.
(11)	The Borrower owns 100% of the issued securities of Renal Treatment Centers, Inc., which owns 100% of the issued securities of Renal Treatment Centers—West, Inc., which owns 100% of the issued ownership interest of the listed entity.

OWNERSHIP

Astro, Hobby, West Mt. Renal Care Limited Partnership
TRC West, Inc.	99%
Total Renal Care, Inc.	1%

Bay Area Dialysis Partnership
Total Renal Care, Inc.	99.67%
Renal Treatment Centers—Southeast, LP	0.33%

Beverly Hills Dialysis Partnership
Total Renal Care, Inc.	99.955%
DaVita Inc.	0.045%

Capital Dialysis Partnership
Total Renal Care, Inc.	50.10%
Capital Dialysis, LLC	49.90%

Carroll County Dialysis Facility Limited Partnership	66.67%
Carroll County Dialysis Facility, Inc.	33.33%
Carroll County Medical Services

DaVita—Riverside, LLC
Renal Treatment Centers—California, Inc.	60%
NAMG Dialysis Ventures, LLC	40%

DaVita—West, LLC
Renal Treatment Centers, Inc.	100%

DaVita Nephrology Associates of Utah, L.L.C.
Total Renal Care, Inc.	100%

Dialysis of Des Moines, LLC
Renal Treatment Centers—Illinois, Inc.	51%
Quality Renal Services, L.L.C.	49%

Dialysis of North Atlanta, LLC
Renal Treatment Centers—Mid-Atlantic, Inc.	70%
Dialysis of Georgia, LLC	30%

Dialysis of Northern Illinois, Inc.
Renal Treatment Centers—Illinois, Inc.	60%
Rockford Nephrology Partners, Ltd.	40%

East Ft. Lauderdale, LLC
Renal Treatment Centers—Southeast, LP	60%
Albert Casaretto, M.D.	40%

Eastmont Dialysis Partnership
Total Renal Care, Inc.	60.78%
Eastmont Dialysis, LLC	39.22%

Garey Dialysis Center Partnership
Total Renal Care, Inc.	60%
Victor L. Pappoe, M.D., Inc.	40%

Guam Renal Care Partnership
Total Renal Care, Inc.
DaVita Inc.	99%
1%

Houston Kidney Center/Total Renal Care Integrated Services Network, Limited Partnership	99%
TRC West, Inc.	1%
Total Renal Care, Inc.

Irvine Dialysis Center, LLC
Renal Treatment Centers—California, Inc.	60%
Jacob Ahdoot, M.D.	20%
Jonathan Ahdoot, M.D.	20%

Los Angeles Dialysis Center
Total Renal Care, Inc.	68.16%
Dialysis Associates	31.84%

MD Investments, L.L.C.
East End Dialysis Center, Inc.	50.1%
Michael Douglas	49.9%

Moncrief Dialysis Center/Total Renal Care Limited Partnership
TRC West, Inc.	64%
Total Renal Care, Inc.	1%
Jack Moncrief, M.D.	35%

Nephrology Medical Associates of Georgia, LLC	100%
Total Renal Care, Inc.

Pacific Coast Dialysis Center
Total Renal Care, Inc.	93%
Randall W. Maxey, M.D.	7%

Pacific Dialysis Partnership
Total Renal Care, Inc.		99%
DaVita Inc.		1%

Renal Treatment Centers—Southeast, L.P.
DaVita—West, LLC		99%
Renal Treatment Centers, Inc.		1%

Rocky Mountain Dialysis Services, LLC
Renal Treatment Centers—West, Inc.		51.0%
DNPC Investments, LLC		49.0%

San Gabriel Valley Partnership
Total Renal Care, Inc.		75.0%
Nirmal Kumar, M.D.		12.5%
Ashok Sunder Raj, M.D.
	12.5%

Soledad Dialysis Center, LLC
Renal Treatment Centers—California, Inc.		60%
Soledad Dialysis Services, Inc.		40%

Southcrest Dialysis, LLC
Renal Treatment Centers—West, Inc.		60%
Southcrest Venture, LLC		40%

Sun City Dialysis Center, L.L.C.
Renal Treatment Centers—West, Inc.		60%
Asan M. Ariff, M.D., P.C.		7.5%
Ishan N. VKC, Inc.		7.5%
Anup Rai, M.D.		25%

Total Renal Care International Limited
DaVita Inc.		99%
Kent Thiry		1%

Total Renal Care/Hollywood Partnership
Total Renal Care, Inc.
National Renal Transplant Services, Inc.	65%
		35%

Total Renal Care of North Carolina, LLC
Total Renal Care, Inc.		85%
Neil Realty, Inc.		15%

Total Renal Care of Utah, L.L.C.
Total Renal Care, Inc.		100%

Total Renal Care/Eaton Canyon Dialysis Center Partnership
Total Renal Care, Inc.		87.5%
Pasadena Dialysis Center, Inc.
	12.5%

Total Renal Care/Peralta Renal Center Partnership
Total Renal Care, Inc.	99.9%
DaVita Inc.	0.1%

Total Renal Care/Piedmont Dialysis Partnership	99.9%
Total Renal Care, Inc.	0.1%
DaVita Inc.

Total Renal Care Texas Limited Partnership
TRC West, Inc.	99%
Total Renal Care, Inc.	1%

Total Renal Support Services of North Carolina, LLC
Total Renal Support Services, Inc.	85%
Neil Realty, Inc.	15%

TRC—Dyker Heights, L.P.
TRC of New York, Inc.	70%
New York Methodist Hospital	10%
Sonia Borra, M.D.	10%
Henry Lipner, M.D.	10%

TRC El Paso Limited Partnership
Total Renal Care, Inc.	0.1%
TRC West, Inc.	49.1%
Dionicio Alvarez, M.D.	49.9%

TRC—Four Corners Dialysis Clinics, L.L.C.
Total Renal Care, Inc.	51%
Mark Bevan, M.D.	49%

TRC—Georgetown Regional Dialysis, L.L.C.
Total Renal Care, Inc.	80%
Georgetown University	20%

TRC—Indiana, LLC
Total Renal Care, Inc.	0.1%
Renal Treatment Centers—Illinois, Inc.	99.9%

TRC—Petersburg, LLC
East End Dialysis Center, Inc.	70%
Sandy Gibson	30%

Tulsa Dialysis, LLC
Renal Treatment Centers—West, Inc.	60%
Sapulpa Venture, LLC	40%

Tustin Dialysis Center, LLC
Renal Treatment Centers—California, Inc.	60%
Renal Investment Partnership	20%
NSMG Partners	20%

Schedule 4.01 (d)

To The Credit Agreement

Authorizations

1.	All Existing Term B Advances made under the Existing Credit Agreement are to be paid off on the Closing Date.

2.	Existing Term A Lenders, Existing Term B Lenders and Existing Revolving Credit Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Term A Advances and the Term B Advances outstanding as of the Closing Date and (b) the aggregate Revolving Credit Commitments as of the Closing Date shall have provided their consent to the amendments to the Existing Credit Agreement, which consent shall be evidenced by their execution of a Consent to this the Agreement.

Schedule 4.01 (f)

To The Credit Agreement

Litigation

None

Schedule 4.01 (o)

To The Credit Agreement

Environmental Laws

None

Schedule 4.01 (p)

To The Credit Agreement

Open Years

1999	TOTAL RENAL CARE HOLDINGS, INC. & CONSOLIDATED SUBSIDIARIES		NONE
	12/31/99	Carroll County Dialysis Facility, Inc.
	12/31/99	Continental Dialysis Center of Springfield-Fairfax, Inc.
	12/31/99	Continental Dialysis Center, Inc.
	12/31/99	Dialysis Specialists of Dallas, Inc.
	12/31/99	East End Dialysis Center, Inc.
	12/31/99	Elberton Dialysis Facility, Inc.
	12/31/99	Flamingo Park Kidney Center, Inc.
	12/31/99	Lincoln Park Dialysis Services, Inc.
	12/31/99	Mason-Dixon Dialysis Facilities, Inc.
	12/31/99	Open Access Sonography, Inc.
	12/31/99	Peninsula Dialysis Center, Inc.
	12/31/99	Renal Diagnostic Laboratories, Inc.
	12/31/99	Renal Treatment Centers—California, Inc.
	12/31/99	Renal Treatment Centers—Hawaii, Inc.
	12/31/99	Renal Treatment Centers—Illinois, Inc.
	12/31/99	Renal Treatment Centers—Management Acquisition, Inc.
	12/31/99	Renal Treatment Centers—Mid-Atlantic, Inc.
	12/31/99	Renal Treatment Centers—Northeast, Inc.
	12/31/99	Renal Treatment Centers—Southeast, Inc.
	12/31/99	Renal Treatment Centers—West, Inc.
	12/31/99	RTC—Texas Acquisition, Inc.
	12/31/99	RTC Holdings International, Inc.
	12/31/99	RTC Holdings, Inc.
	12/31/99	RTC Supply, Inc.
	12/31/99	RTC TN, Inc.
	12/31/99	Renal Treatment Centers, Inc.
	12/31/99	Total Acute Kidney Care, Inc.
	12/31/99	Total Renal Care Acquisition Corporation
	12/31/99	Total Renal Care Holdings, Inc.
	12/31/99	Total Renal Care, Inc.
	12/31/99	Total Renal Laboratories, Inc. (formerly Dialysis Laboratories, Inc.)
	12/31/99	Total Renal Research, Inc.
	12/31/99	Total Renal Support Services, Inc.
	12/31/99	Total Renal Care of Colorado, Inc.
	12/31/99	TRC of New York, Inc.
	12/31/99	TRC West, Inc.
	12/31/99	Tri-City Dialysis Center, Inc.

Schedule 4.01 (p)

To The Credit Agreement

Open Years

2000	DAVITA INC. & CONSOLIDATED SUBSIDIARIES (formerly Total Renal Care Holdings, Inc. & Consolidated Subsidiaries)		$2,307,674
	12/31/2000	Carroll County Dialysis Facility, Inc.
	12/31/2000	Continental Dialysis Center of Springfield-Fairfax, Inc.
	12/31/2000	Continental Dialysis Center, Inc.
	12/31/2000	DaVita Inc. (formerly Total Renal Care Holdings, Inc.)
	12/31/2000	Dialysis Specialists of Dallas, Inc.
	12/31/2000	East End Dialysis Center, Inc.
	12/31/2000	Elberton Dialysis Facility, Inc.
	12/31/2000	Flamingo Park Kidney Center, Inc.
	12/31/2000	Lincoln Park Dialysis Services, Inc.
	12/31/2000	Mason-Dixon Dialysis Facilities, Inc.
	12/31/2000	Open Access Sonography, Inc.
	12/31/2000	Peninsula Dialysis Center, Inc.
	12/31/2000	Renal Diagnostic Laboratories, Inc.
	12/31/2000	Renal Treatment Centers—California, Inc.
	12/31/2000	Renal Treatment Centers—Hawaii, Inc.
	12/31/2000	Renal Treatment Centers—Illinois, Inc.
	12/31/2000	Renal Treatment Centers—Management Acquisition, Inc.
	12/31/2000	Renal Treatment Centers—Mid-Atlantic, Inc.
	12/31/2000	Renal Treatment Centers—Northeast, Inc.
	12/31/2000	Renal Treatment Centers—Southeast, Inc.
	12/31/2000	Renal Treatment Centers—West, Inc.
	12/31/2000	Renal Treatment Centers, Inc.
	12/31/2000	RTC—Texas Acquisition, Inc.
	12/31/2000	RTC Holdings International, Inc.
	12/31/2000	RTC Holdings, Inc.
	12/31/2000	RTC Supply, Inc.
	12/31/2000	RTC TN, Inc.
	12/31/2000	Total Acute Kidney Care, Inc.
	12/31/2000	Total Renal Care Acquisition Corporation
	12/31/2000	Total Renal Care of Colorado, Inc.
	12/31/2000	Total Renal Care, Inc.
	12/31/2000	Total Renal Laboratories, Inc. (formerly Dialysis Laboratories, Inc.)
	12/31/2000	Total Renal Research, Inc.
	12/31/2000	Total Renal Support Services, Inc.
	12/31/2000	TRC of New York, Inc.
	12/31/2000	TRC West, Inc.
	12/31/2000	Tri-City Dialysis Center, Inc.

Schedule 4.01 (p)

To The Credit Agreement

Open Years

2001	DAVITA INC. & CONSOLIDATED SUBSIDIARIES (formerly Total Renal Care Holdings, Inc. & Consolidated Subsidiaries)		$58,825,031
	12/31/2001	Carroll County Dialysis Facility, Inc.
	12/31/2001	Continental Dialysis Center of Springfield-Fairfax, Inc.
	12/31/2001	Continental Dialysis Center, Inc.
	12/31/2001	DaVita Inc. (formerly Total Renal Care Holdings, Inc.)
	12/31/2001	Dialysis Specialists of Dallas, Inc.
	12/31/2001	East End Dialysis Center, Inc.
	12/31/2001	Elberton Dialysis Facility, Inc.
	12/31/2001	Flamingo Park Kidney Center, Inc.
	12/31/2001	Lincoln Park Dialysis Services, Inc.
	12/31/2001	Mason-Dixon Dialysis Facilities, Inc.
	12/31/2001	Open Access Sonography, Inc.
	12/31/2001	Peninsula Dialysis Center, Inc.
	12/31/2001	Renal Diagnostic Laboratories, Inc.
	12/31/2001	Renal Treatment Centers—California, Inc.
	12/31/2001	Renal Treatment Centers—Hawaii, Inc.
	12/31/2001	Renal Treatment Centers—Illinois, Inc.
	12/31/2001	Renal Treatment Centers—Management Acquisition, Inc.
	12/31/2001	Renal Treatment Centers—Mid-Atlantic, Inc.
	12/31/2001	Renal Treatment Centers—Northeast, Inc.
	12/31/2001	Renal Treatment Centers—Southeast, Inc.
	12/31/2001	Renal Treatment Centers—West, Inc.
	12/31/2001	Renal Treatment Centers, Inc.
	12/31/2001	RTC—Texas Acquisition, Inc.
	12/31/2001	RTC Holdings, Inc.
	12/31/2001	RTC Supply, Inc.
	12/31/2001	RTC TN, Inc.
	12/31/2001	Total Acute Kidney Care, Inc.
	12/31/2001	Total Renal Care Acquisition Corporation
	12/31/2001	Total Renal Care of Colorado, Inc.
	12/31/2001	Total Renal Care, Inc.
	12/31/2001	Total Renal Laboratories, Inc. (formerly Dialysis Laboratories, Inc.)

Schedule 4.01 (p)

To The Credit Agreement

Open Years

2001	DAVITA INC. & CONSOLIDATED SUBSIDIARIES (formerly Total Renal Care Holdings, Inc. & Consolidated Subsidiaries) cont’d
	12/31/2001	Total Renal Research, Inc.
	12/31/2001	Total Renal Support Services, Inc.
	12/31/2001	TRC of New York, Inc.
	12/31/2001	TRC West, Inc.
	12/31/2001	Tri-City Dialysis Center, Inc.

2002	DAVITA INC. & CONSOLIDATED SUBSIDIARIES (formerly Total Renal Care Holdings, Inc. & Consolidated Subsidiaries)		Not filed
	12/31/2002	Carroll County Dialysis Facility, Inc.
	12/31/2002	Continental Dialysis Center of Springfield-Fairfax, Inc.
	12/31/2002	Continental Dialysis Center, Inc.
	12/31/2002	DaVita Inc. (formerly Total Renal Care Holdings, Inc.)
	12/31/2002	Dialysis Specialists of Dallas, Inc.
	12/31/2002	East End Dialysis Center, Inc.
	12/31/2002	Elberton Dialysis Facility, Inc.
	12/31/2002	Flamingo Park Kidney Center, Inc.
	12/31/2002	Lincoln Park Dialysis Services, Inc.
	12/31/2002	Mason-Dixon Dialysis Facilities, Inc.
	12/31/2002	Open Access Sonography, Inc.
	12/31/2002	Peninsula Dialysis Center, Inc.
	12/31/2002	Renal Treatment Centers—California, Inc.
	12/31/2002	Renal Treatment Centers—Hawaii, Inc.
	12/31/2002	Renal Treatment Centers—Illinois, Inc.
	12/31/2002	Renal Treatment Centers—Mid-Atlantic, Inc.
	12/31/2002	Renal Treatment Centers—Northeast, Inc.
	12/31/2002	Renal Treatment Centers—Southeast, LP
	12/31/2002	Renal Treatment Centers—West, Inc.
	12/31/2002	Renal Treatment Centers, Inc.
	12/31/2002	RTC—Texas Acquisition, Inc.
	12/31/2002	RTC Holdings, Inc.
	12/31/2002	RTC TN, Inc.
	12/31/2002	Total Acute Kidney Care, Inc.

Schedule 4.01 (p)

To The Credit Agreement

Open Years

2002	DAVITA INC. & CONSOLIDATED SUBSIDIARIES (formerly Total Renal Care Holdings, Inc. & Consolidated Subsidiaries) cont’d

	12/31/2002	Total Renal Care of Colorado, Inc.
	12/31/2002	Total Renal Care, Inc.
	12/31/2002	Total Renal Laboratories, Inc. (formerly Dialysis Laboratories, Inc.)
	12/31/2002	Total Renal Research, Inc.
	12/31/2002	Total Renal Support Services, Inc.
	12/31/2002	TRC of New York, Inc.
	12/31/2002	TRC West, Inc.
	12/31/2002	Tri-City Dialysis Center, Inc.

Schedule 4.01 (q)

To The Credit Agreement

Liens

In connection with the Existing Credit Agreement, the Borrower and each of the Guarantors have granted a security interest in substantially all of their respective assets to Credit Suisse First Boston, as collateral agent for the lenders party thereto. The foregoing security interests shall continue following the Closing Date as security for the Agreement.

Schedule 4.01 (r)

To The Credit Agreement

Investments

Cash and Investments	As of March 31, 2003
Janus Money Market Institutional #881	$45,800,000
Credit Suisse First Boston-Federated Tax Free Obligation Fund	250,335,000
First Union National Bank Overnight Sweep-Money Market Mutual Fund	2,969,000
Bank of America Money Rate Accounts	818,000
Non-interest bearing depository/concentration	5,072,000

Schedule 4.01 (r)

To The Credit Agreement

Investments

Investment in Partnerships (50% or less)	As of March 31, 2003
Wilshire Dialysis Center	$1,258,000
University Park Dialysis Partnership	599,000
MHS—XIV, LLC	341,000
MD Investments, LLC	332,000
Total Renal Care/Crystal River Dialysis, L.C.	308,000
Hutchinson Dialysis, LLC	289,000
Dialysis Treatment Center of Macon, LLC	114,000
MHS—XX, LLC	67,000

Equity Investments
H.R.G.	$15,400,000
Velos	1,000,000
Reserves	(16,400,000)

See also the equity interests held by Loan Parties set forth in Schedule I to the Security Agreement.

Schedule 4.01 (r)

To The Credit Agreement

Guaranties of Obligations

Guaranties of Obligations

Payment of principal amount of the 5 5/8% convertible subordinated notes of Renal Treatment Centers, Inc. due 2006 in the aggregate principal amount of $125,000,000 issued pursuant to the Indenture dated June 12, 1996 between Renal Treatment Centers, Inc. and PNC Bank, National Association as trustee is guaranteed by the Borrower.

Schedule 4.01 (r)

To The Credit Agreement

Investments

Indebtedness From Partnership Centers:	As of March 31, 2003
Dialysis Care of North Carolina, LLC	$33,826,000
Eastmont Dialysis Partnership	1,264,500
IHS—Jacobi	134,000
Moncrief Dialysis Center/Total Renal Care Limited Partnership	1,802,000
Pacific Coast Dialysis Center	42,000
TRC—Petersburg, LLC	82,000

Managed Centers:
Seneca County Dialysis—Tiffin OH	$184,000
El Camino	1,101,000
Perry Dialysis	80,000
San Mateo	1,391,000
Children’s	612,000
Satelite	1,142,000
Timpanogos	25,000
Summerlin	390,000

Schedule 4.01(s)

To The Credit Agreement

Exceptions to Medicare/ Medicaid Participation

Each time Borrower or one of its Subsidiaries develops a new facility (a “De Novo”), it is operated for a limited period of time prior to obtaining its Medicare certification and provider number and its Medicaid provider number. Once the De Novo passes its initial survey from Medicare it is approved for billing as of the date of the survey. However, Borrower or one of its Subsidiaries will not be able to remit bills to Government Reimbursement Programs until it is actually issued a provider number, which could be several months after the initial survey.

Each time Borrower or one of its Subsidiaries acquires a new facility (an “Acquisition”), similar delays may result. While a facility remains qualified to participate in the Government Reimbursement Programs after an Acquisition, Borrower or one of its Subsidiaries cannot bill the Government Reimbursement Programs until it receives a provider number in its own name.

The listing below reflects facilities where Borrower or one of its Subsidiaries is awaiting i) an initial Medicare certification and provider number with which to bill a Medicare intermediary, ii) an initial Medicaid provider number with which to bill or iii) to have a Medicare or Medicaid provider number issued in the name of Borrower or one of its Subsidiaries after acquiring a facility. These delays in Medicare certifications and in issuing provider numbers are part of Borrower’s ordinary course operations. As a result, this list is subject to change from time to time.

Schedule 4.01 (s)

To The Credit Agreement

Exceptions to Medicare/Medicaid Participation

MEDICARE
CENTER	CENTER #	STATE	PROJECT TYPE
PORTSMOUTH DIALYSIS	2014	VA	DENOVO
MT. POCONO DIALYSIS	1504	PA	DENOVO
NEPTUNE DIALYSIS CENTER	525	NJ	DENOVO
DAVISON DIALYSIS	296	MI	DENOVO
TOKAY DIALYSIS CENTER	2016	CA	DENOVO
CHADBOURN DIALYSIS CENTER	2005	NC	DENOVO
SIERRA ROSE DIALYSIS CENTER	2015	NV	DENOVO
MISSION HILLS DIALYSIS	2001	TX	DENOVO
PIKESVILLE DIALYSIS	2021	MD	DENOVO
WAYNESVILLE DIALYSIS	2000	NC	DENOVO
IRIS CITY DIALYSIS	476	GA	INTERNAL CHANGE OF OWNERSHIP
CHURCHVIEW DIALYSIS	1560	IL	ACQUISITION

DEKALB DIALYSIS	1561	IL	ACQUISITION
FREEPORT DIALYSIS	1562	IL	ACQUISITION
WHITESIDE DIALYSIS	1564	IL	ACQUISITION
PENINSULA DIALYSIS CENTER	1545	VA	ACQUISITION
GREATER PORTSMOUTH	1544	VA	ACQUISITION
ROCKFORD DIALYSIS	1563	IL	ACQUISITION
SAGINAW DIALYSIS	1540	MI	ACQUISITION
HALLWOOD DIALYSIS CENTER	1558	MI	ACQUISITION
FLINT DIALYSIS CENTER	1557	MI	ACQUISITION
PARK PLAZA DIALYSIS	1559	MI	ACQUISITION
BAKERS FERRY DIALYSIS	456	GA	INTERNAL CHANGE OF OWNERSHIP
MEDICAID
CENTER	CENTER #	STATE	PROJECT TYPE
MADISON DIALYSIS CENTER	409	NC	DENOVO
TOKAY DIALYSIS CENTER	2016	CA	DENOVO
BRICKTOWN DIALYSIS CENTER	563	NJ	DENOVO
FLUSHING DIALYSIS	298	MI	DENOVO
FOWLERVILLE DIALYSIS	2007	MI	DENOVO
SWANNANOA DIALYSIS CENTER	1508	NC	DENOVO
CHADBOURN DIALYSIS CENTER	2005	NC	DENOVO
MARYVILLE DIALYSIS	2002	IL	DENOVO
PORTSMOUTH DIALYSIS	2014	VA	DENOVO
SIERRA ROSE DIALYSIS CENTER	2015	NV	DENOVO
SOUTHFIELD WEST DIALYSIS	295	MI	DENOVO
NEPTUNE DIALYSIS CENTER	525	NJ	DENOVO
DAVISON DIALYSIS	296	MI	DENOVO
MISSION HILLS DIALYSIS	2001	TX	DENOVO
MT. POCONO DIALYSIS	1504	PA	DENOVO
PIKESVILLE DIALYSIS	2021	MD	DENOVO
WAYNESVILLE DIALYSIS CENTER	2000	NC	DENOVO
IRIS CITY DIALYSIS	476	GA	INTERNAL CHANGE OF OWNERSHIP
CHURCHVIEW DIALYSIS	1560	IL	ACQUISITION
DEKALB DIALYSIS	1561	IL	ACQUISITION
FREEPORT DIALYSIS	1562	IL	ACQUISITION
WHITESIDE DIALYSIS	1564	IL	ACQUISITION
PENINSULA DIALYSIS CENTER	1545	VA	ACQUISITION
GREATER PORTSMOUTH	1544	VA	ACQUISITION
ROCKFORD DIALYSIS	1563	IL	ACQUISITION
SAGINAW DIALYSIS	1540	MI	ACQUISITION
HALLWOOD DIALYSIS CENTER	1558	MI	ACQUISITION
FLINT DIALYSIS CENTER	1557	MI	ACQUISITION
PARK PLAZA DIALYSIS	1559	MI	ACQUISITION
BAKERS FERRY DIALYSIS	456	GA	INTERNAL CHANGE OF OWNERSHIP

CENTRAL CITY DIALYSIS	648	TX	INTERNAL CHANGE OF OWNERSHIP
CIELO VISTA DIALYSIS	370	TX	INTERNAL CHANGE OF OWNERSHIP
WEST TEXAS DIALYSIS	371	TX	INTERNAL CHANGE OF OWNERSHIP
OLYMPIC VIEW DIALYSIS CENTER	552	WA	ACQUISITION
DIALYSIS SYSTEMS OF COVINGTON	1535	LA	ACQUISITION
DIALYSIS SYSTEMS OF HAMMOND	1536	LA	ACQUISITION
INDEPENDENCE RENAL CENTER	1537	LA	ACQUISITION

Schedule 5.02 (b)

To The Credit Agreement

Debt

Type of Debt	As of March 31, 2003
Capital Leases	8,713,213

5 5/8% Convertible Subordinated Notes-RTC	125,000,000
7% Convertible Subordinated Notes	345,000,000

Deferred Purchase Price:
Cleve Hill	405,000
Drug Evaluation Unit	(1,818)
IRA—Kenneth Hahn	10,706
East End Dialysis Center	82,564
Covington	98,274
Greenspring	23,682

Schedule 5.02 (b)

To The Credit Agreement

Debt

Intercompany Indebtedness To Partnership Centers	As of March 31, 2003
Garey Dialysis Center Partnership	505,000
Los Angeles Dialysis Center	159,000
Dialysis Treatment Centers of Macon, LLC	205,000
Total Renal Care/Crystal River Dialysis, L.C.	30,000
Total Renal Care/Eaton Canyon Dialysis Center Partnership	553,000
Total Renal Care/Hollywood Partnership	228,000
University Park Dialysis Partnership	203,000
Wilshire Dialysis Center	402,000
Dyker Heights Dialysis Center	410,000
Carroll County Dialysis Facility	173,000
Georgetown Dialysis Center	3,109,000
Four Corners Dialysis Center LLC	719,000
Riverside-Lake Elsinore	64,000

Managed Centers
None

EXHIBIT A-1 TO THE

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF TERM A NOTE

$	Dated: July , 2003

FOR VALUE RECEIVED, the undersigned, DAVITA INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      or its registered assigns (the “Lender”) for the account of its Applicable Lending Office (as defined in the Amended and Restated Credit Agreement referred to below) the lesser of (a) the principal amount of [SPECIFY PRINCIPAL AMOUNT EVIDENCED BY THIS NOTE IN WORDS] DOLLARS and (b) the unpaid principal amount of the Term A Advance (as defined below) owing to the Lender by the Borrower pursuant to the Amended and Restated Credit Agreement, on the Term A Maturity Date; provided, however, that, in any event, the unpaid principal amount of the Term A Advance shall be repaid in full, together with all accrued and unpaid interest thereon, on the Termination Date for the Term A Facility (each as defined in the Amended and Restated Credit Agreement). Capitalized terms not otherwise defined in this Term A Note shall have the same meanings as specified therefor in the Amended and Restated Credit Agreement.

The Borrower promises to pay to the Lender interest on the unpaid principal amount of the Term A Advance from the date of the Term A Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Amended and Restated Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Credit Suisse First Boston, acting through its Cayman Islands Branch (“CSFB”), as the Administrative Agent, at its offices at Eleven Madison Avenue, New York, New York 10010 (or at such other location as shall be designated by the Administrative Agent in a written notice to the Borrower and the Lender), in same day funds. The Term A Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender in its books; provided that the failure of the Lender to make any such recordation shall not affect the Obligations of the Borrower under this Term A Note or the Obligations of any of the Loan Parties under or in respect of any of the Loan Documents.

Whenever any payment under this Term A Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Advance to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

This Term A Note is one of the Notes referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of July     , 2003, (as amended, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”) among the Borrower, the banks, financial institutions and other institutional lenders from time to time party thereto, CSFB, as the Swing Line Bank, the Syndication Agent in respect of the Term C Facility and the Book Manager in respect of the Term C Facility, CSFB and Banc of America Securities LLC as the Joint Book Managers in respect of the Revolving Credit Facility and Term A Facility, Bank of America, N.A. as the Syndication Agent in respect of the Revolving Credit Facility and Term A Facility, The Bank of New York, The Bank of Nova Scotia and Wachovia Bank, National Association, as the Documentation Agents

and CSFB, as the Administrative Agent for the Lender Parties referred to therein. The Amended and Restated Credit Agreement, among other things, provides (i) for the making of a Term A Advance in U.S. dollars by the Lender to the Borrower in an amount not in excess of the U.S. dollar amount first mentioned above, the indebtedness of the Borrower resulting from the Term A Advance being evidenced by this Term A Note and (ii) that the Term A Advance is subject to optional and mandatory commitment reductions and prepayments on account of principal hereof, in whole or in part, prior to the maturity hereof on the terms and conditions specified in Sections 2.05 and 2.06 of the Amended and Restated Credit Agreement.

Upon the occurrence and during the continuance of one or more Events of Default, the unpaid principal amount of this Term A Note and all accrued and unpaid interest hereon and other amounts payable in respect hereof and of the other Loan Documents may become, or may be declared to be, immediately due and payable as provided in Section 6.01 of the Amended and Restated Credit Agreement.

The terms of this Term A Note may be amended, supplemented or otherwise modified only in the manner provided in the Amended and Restated Credit Agreement.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure on the part of the holder hereof to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

This Term A Note shall be governed by, and construed in accordance with, the laws of the State of New York.

DAVITA INC.

By:
Name:
Title:

EXHIBIT A-2 TO THE

AMENDED AND RESTATED CREDIT AGREEMENT

TERM B NOTE

$	Dated: July , 2003

FOR VALUE RECEIVED, the undersigned, DAVITA INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch or its registered assigns (the “Lender”) for the account of its Applicable Lending Office (as defined in the Amended and Restated Credit Agreement referred to below) the lesser of (a) the principal amount of [SPECIFY PRINCIPAL AMOUNT EVIDENCED BY THIS NOTE IN WORDS] DOLLARS and (b) the unpaid principal amount of the Term B Advance (as defined below) owing to the Lender by the Borrower pursuant to the Amended and Restated Credit Agreement, on the Term B Maturity Date; provided, however, that, in any event, the unpaid principal amount of the Term B Advance shall be repaid in full, together with all accrued and unpaid interest thereon, on the Termination Date for the Term B Facility (each as defined in the Amended and Restated Credit Agreement). Capitalized terms not otherwise defined in this Term B Note shall have the same meanings as specified therefor in the Amended and Restated Credit Agreement.

The Borrower promises to pay to the Lender interest on the unpaid principal amount of the Term B Advance from the date of the Term B Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Amended and Restated Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Credit Suisse First Boston, acting through its Cayman Islands Branch (“CSFB”), as the Administrative Agent, at its offices at Eleven Madison Avenue, New York, New York 10010 (or at such other location as shall be designated by the Administrative Agent in a written notice to the Borrower and the Lender), in same day funds. The Term B Advance owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender in its books; provided that the failure of the Lender to make any such recordation shall not affect the Obligations of the Borrower under this Term B Note or the Obligations of any of the Loan Parties under or in respect of any of the Loan Documents.

Whenever any payment under this Term B Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Advance to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

This Term B Note is one of the Notes referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of April 26, 2002, (as amended, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”) among the Borrower, the banks, financial institutions and other institutional lenders from time to time party thereto, CSFB, as the Swing Line Bank, the Syndication Agent in respect of the Term B Facility and the Book Manager in respect of the Term B Facility, CSFB and Banc of America Securities LLC as the Joint Book Managers in respect of the Revolving Credit Facility and Term A Facility, Bank of America, N.A. as the Syndication Agent in respect of the Revolving Credit Facility and Term A Facility, The Bank of New York, The Bank of Nova Scotia and Wachovia Bank, National Association, as the Documentation Agents,

and CSFB, as the Administrative Agent for the Lender Parties referred to therein. The Amended and Restated Credit Agreement, among other things, provides (i) for the deemed making of one advance (a “Term B Advance”) in U.S. dollars by the Lender to the Borrower, on the Closing Date, in an aggregate amount not in excess of the U.S. dollar amount first mentioned above, the indebtedness of the Borrower results from the Term B Advances being evidenced by this Term B Note and (ii) that the Term B Advance is subject to optional and mandatory commitment reductions and prepayments on account of principal hereof, in whole or in part, prior to the maturity hereof on the terms and conditions specified in Sections 2.05 and 2.06 of the Amended and Restated Credit Agreement.

Upon the occurrence and during the continuance of one or more Events of Default, the unpaid principal amount of this Term B Note and all accrued and unpaid interest hereon and other amounts payable in respect hereof and of the other Loan Documents may become, or may be declared to be, immediately due and payable as provided in Section 6.01 of the Amended and Restated Credit Agreement.

The terms of this Term B Note may be amended, supplemented or otherwise modified only in the manner provided in the Amended and Restated Credit Agreement.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure on the part of the holder hereof to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

This Term B Note shall be governed by, and construed in accordance with, the laws of the State of New York.

DAVITA INC.

By:
Name:
Title:

EXHIBIT A-3 TO THE

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF REVOLVING CREDIT NOTE

$	Dated: July , 2003

FOR VALUE RECEIVED, the undersigned, DAVITA INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of                      or its registered assigns (the “Lender”) for the account of its Applicable Lending Office (as defined in the Amended and Restated Credit Agreement referred to below) the lesser of (a) the principal amount of [SPECIFY PRINCIPAL AMOUNT EVIDENCED BY THIS NOTE IN WORDS] DOLLARS and (b) the aggregate unpaid principal amount of the Revolving Credit Advances (as defined below) owing to the Lender by the Borrower pursuant to the Amended and Restated Credit Agreement, on the Termination Date for the Revolving Credit Facility (each as defined by the Amended and Restated Credit Agreement). Capitalized terms not otherwise defined in this Revolving Credit Note shall have the same meanings as specified therefor in the Amended and Restated Credit Agreement.

The Borrower promises to pay to the Lender interest on the unpaid principal amount of each of the Revolving Credit Advances from the date of such Revolving Credit Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Amended and Restated Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to Credit Suisse First Boston, acting through its Cayman Islands Branch (“CSFB”), as the Administrative Agent, at its offices at Eleven Madison Avenue, New York, New York 10010 (or at such other location as shall be designated by the Administrative Agent in a written notice to the Borrower), in same day funds. Each of the Revolving Credit Advances owing to the Lender by the Borrower and the maturity thereof, and all payments made on account of principal thereof, shall be recorded by the Lender in its books; provided that the failure of the Lender to make any such recordation shall not affect the Obligations of the Borrower under this Revolving Credit Note or the Obligations of any of the Loan Parties under or in respect of any of the Loan Documents.

Whenever any payment under this Revolving Credit Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Advance to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

This Revolving Credit Note is one of the Notes referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of July     , 2003, (as amended, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”) among the Borrower, the banks, financial institutions and other institutional lenders from time to time party thereto, CSFB, as the Swing Line Bank, the Syndication Agent in respect of the Term C Facility and the Book Manager in respect of the Term C Facility, CSFB and Banc of America Securities LLC as the Joint Book Managers in respect of the Revolving Credit Facility and Term A Facility, Bank of America, N.A. as the Syndication Agent in respect of the Revolving Credit Facility and Term A Facility, The Bank of New York, The Bank of Nova Scotia and Wachovia Bank, National Association, as the Documentation Agents, and CSFB, as the Administrative Agent for the Lender Parties referred to therein. The Amended and Restated Credit Agreement, among other things, provides (i) for the making of advances (together with the Revolving Credit Advance (if any) deemed to have been made by the Lender to the Borrower on the Closing Date, the “Revolving Credit Advances”) from time to time on and after the Closing Date by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each of the Revolving Credit Advances being evidenced by this Revolving Credit Note, and (ii) that the Revolving Credit Advances are subject to optional and mandatory commitment reductions and prepayments on account of principal hereof, in whole or in part, prior to the maturity hereof on the terms and conditions specified in Sections 2.05 and 2.06 of the Amended and Restated Credit Agreement.

Upon the occurrence and during the continuance of one or more Events of Default, the aggregate unpaid principal amount of this Revolving Credit Note and all accrued and unpaid interest hereon and other amounts payable in respect hereof and of the other Loan Documents may become, or may be declared to be, immediately due and payable as provided in Section 6.01 of the Amended and Restated Credit Agreement.

The terms of this Revolving Credit Note may be amended, supplemented or otherwise modified only in the manner provided in the Amended and Restated Credit Agreement.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure on the part of the holder hereof to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof or a consent thereto; nor shall a single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

This Revolving Credit Note shall be governed by, and construed in accordance with, the laws of the State of New York.

DAVITA INC.

By:
Name:
Title:

EXHIBIT B-1 TO THE

AMENDED AND RESTATED CREDIT AGREEMENT

NOTICE OF BORROWING

July     , 2003

Credit Suisse First Boston,

    as the Administrative Agent for the Lender Parties

    party to the Amended and Restated Credit Agreement

    referred to below

Eleven Madison Avenue

New York, New York 10010

Attention: Agency Group Manager

Ladies and Gentlemen:

The undersigned, DAVITA INC., a Delaware corporation (the “Borrower”), refers to the Amended and Restated Credit Agreement dated as of July             , 2003, (the “Amended and Restated Credit Agreement”; capitalized terms used therein are used herein as so defined) among the Borrower, the banks, financial institutions and other institutional lenders from time to time party thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch (“CSFB”) as the Syndication Agent in respect of the Term C Facility and the Book Manager in respect of the Term C Facility, CSFB and Banc of America Securities LLC as the Joint Book Managers in respect of the Revolving Credit Facility and Term A Facility, Bank of America, N.A. as the Syndication Agent in respect of the Revolving Credit Facility and Term A Facility, The Bank of New York, The Bank of Nova Scotia and Wachovia Bank, National Association, as the Documentation Agents and CSFB, as the Administrative Agent for the Lender Parties referred to therein, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Amended and Restated Credit Agreement, that the undersigned hereby requests a Borrowing under the Amended and Restated Credit Agreement and, in connection therewith, sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Amended and Restated Credit Agreement:

(a) The Business Day of the Proposed Borrowing is requested to be July     , 2003.

(b) The Facility under which the Proposed Borrowing is requested to be made is the Term C Facility.

(c) The Type of Advances requested to comprise the Proposed Borrowing is Eurodollar Rate Advances.

(d) The aggregate principal amount of the Proposed Borrowing is requested to be $            .

(e) The initial Interest Period that is requested for each of the Eurodollar Rate Advances to be made as part of the Proposed Borrowing is      months.

The undersigned hereby certifies that the following statements are true on and as of the date of this Notice of Borrowing and will be true on and as of the date of the Proposed Borrowing:

(i) The representations and warranties contained in each of the Loan Documents are correct in all material respects on and as of such date, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except (A) for any such representation and warranty that, by its terms, refers to a specific date other than the date of the Proposed Borrowing, in which case, as of such specific date, and (B) that the Consolidated financial statements and forecasts referred to in Sections 4.01(g) and 4.01(h) of the Amended and Restated Credit Agreement shall be deemed to refer to the Consolidated financial statements and forecasts comprising part of the Required Financial Information most recently delivered to the Administrative Agent and the Lender Parties under Sections 5.03(b), 5.03(c) and 5.03(d) of the Amended and Restated Credit Agreement, respectively, (except that in the case of financial statements delivered pursuant to Section 5.03(c), such financial statements may not contain all notes and may be subject to year end audit adjustments) on or prior to the date of the Proposed Borrowing); and

(ii) No event has occurred and is continuing, or would result from the Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

(a) The undersigned hereby agrees that this Notice of Borrowing shall be irrevocable and binding on the Borrower and that the Borrower shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of the Borrower’s failure to borrow as provided herein on the date of the Proposed Borrowing or any failure to fulfill on or before the date specified in this Notice of Borrowing for the Proposed Borrowing the applicable conditions set forth in Article III of the Amended and Restated Credit Agreement, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate Advance to be made by such Lender as part of the Proposed Borrowing when such Advance, as a result of such failure, is not made on such date.

Very truly yours,

DAVITA INC.

By:
Name:
Title:

EXHIBIT B-2 TO THE

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF NOTICE OF SWING LINE BORROWING

[Date of Notice of

Swing Line Borrowing]

Credit Suisse First Boston,

    as the Administrative Agent for the Lender Parties

    party to the Amended and Restated Credit Agreement

    referred to below

Eleven Madison Avenue

New York, New York 10010

Attention: Agency Group Manger

Ladies and Gentlemen:

The undersigned, DAVITA INC., a Delaware corporation (the “Borrower”), refers to the Amended and Restated Credit Agreement dated as of July     , 2003, (as further amended, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”) among the Borrower, the banks, financial institutions and other institutional lenders from time to time party thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch (“CSFB”), as the Swing Line Bank, the Syndication Agent in respect of the Term C Facility and the Book Manager in respect of the Term C Facility, CSFB and Banc of America Securities LLC as the Joint Book Managers in respect of the Revolving Credit Facility and Term A Facility, Bank of America, N.A. as the Syndication Agent in respect of the Revolving Credit Facility and Term A Facility, The Bank of New York, The Bank of Nova Scotia and Wachovia Bank, National Association, as the Documentation Agents and CSFB, as the Administrative Agent for the Lender Parties referred to therein, and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Amended and Restated Credit Agreement, that the undersigned hereby requests a Swing Line Borrowing under the Amended and Restated Credit Agreement and, in connection therewith, sets forth below the information relating to such Swing Line Borrowing (the “Proposed Swing Line Borrowing”) as required by Section 2.02(b)(i) of the Amended and Restated Credit Agreement:

(a) The Business Day of the Proposed Swing Line Borrowing is requested to be                      ,             .

(b) The aggregate principal amount of the Proposed Swing Line Borrowing is requested to be $            .

(c) The maturity date of the Proposed Swing Line Borrowing is requested to be                      ,             .2

The undersigned hereby certifies that the following statements are true on and as of the date of this Notice of Swing Line Borrowing and will be true on and as of the date of the Proposed Swing Line Borrowing:

(i) The representations and warranties contained in each of the Loan Documents are correct in all material respects on and as of such date, before and after giving effect to the

[2]	The maturity date of the Proposed Swing Line Borrowed may not exceed the 7th day following the date of the Proposed Swing Line Borrowing specified in clause (a) above.

Proposed Swing Line Borrowing and to the application of the proceeds therefrom, as though made on and as of such date (except (A) for any such representation and warranty that, by its terms, refers to a specific date other than the date of the Proposed Swing Line Borrowing, in which case, as of such specific date, and (B) that the Consolidated financial statements and forecasts referred to in Sections 4.01(g) and 4.01(h) of the Amended and Restated Credit Agreement shall be deemed to refer to the Consolidated financial statements and forecasts comprising part of the Required Financial Information most recently delivered to the Administrative Agent and the Lender Parties under Sections 5.03(b), 5.03(c) and 5.03(d) of the Amended and Restated Credit Agreement, respectively, (except that in the case of financial statements delivered pursuant to Section 5.03(c), such financial statements may not contain all notes and may be subject to year end audit adjustments) on or prior to the date of the Proposed Swing Line Borrowing); and

(ii) No event has occurred and is continuing, or would result from the Proposed Swing Line Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

DAVITA INC.

By:
Name:
Title:

EXHIBIT B-3 TO THE

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION

[Date of Notice of

Conversion]

Credit Suisse First Boston,

as the Administrative Agent for the Lender Parties

party to the Amended and Restated Credit Agreement referred to below

Eleven Madison Avenue

New York, New York 10010

Attention: Agency Group Manager

Ladies and Gentlemen:

The undersigned, DAVITA INC., a Delaware corporation (the “Borrower”), refers to the Amended and Restated Credit Agreement dated as of July             , 2003, (as further amended, supplemented or otherwise modified from time to time, the “Amended and Restated Credit Agreement”) among the Borrower, the banks, financial institutions and other institutional lenders from time to time party thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch (“CSFB”), as the Swing Line Bank, the Syndication Agent in respect of the Term C Facility and the Book Manager in respect of the Term C Facility, CSFB and Banc of America Securities LLC as the Joint Book Managers in respect of the Revolving Credit Facility and Term A Facility, Bank of America, N.A. as the Syndication Agent in respect of the Revolving Credit Facility and Term A Facility, The Bank of New York, The Bank of Nova Scotia and Wachovia Bank, National Association, as the Documentation Agents and CSFB, as the Administrative Agent for the Lender Parties referred to therein, and hereby gives you notice, irrevocably, pursuant to Section 2.09 of the Amended and Restated Credit Agreement, that the undersigned hereby requests a Conversion of the Advances specified in clause (b) below under the Amended and Restated Credit Agreement and, in connection therewith, sets forth below the information relating to such Conversion (the “Proposed Conversion”) as required by Section 2.09(a) of the Amended and Restated Credit Agreement:

(a) The Business Day of the Proposed Conversion is requested to be                      ,             3.

(b) The Advances requested to be Converted as part of the Proposed Conversion are the Advances outstanding on the date of this Notice of Conversion as [Base Rate Advances] [Eurodollar Rate Advances] in an aggregate principal amount of $                .

[3]	The date specified in clause (a) shall be the last day of the existing Interest Period for the Eurodollar Rate Advances requested to be Converted in the Proposed Conversion.

(c) The Advances referred to in clause (b) above are requested to be Converted as part of the Proposed Conversion into [Base Rate Advances] [Eurodollar Rate Advances] with an initial Interest Period having a duration of [one] [two] [three] [six] [twelve] month[s].4

Very truly yours,

DAVITA INC.

By:
Name:
Title:

[4]	Twelve month Eurodollar Rate Advances may be requested if, at the date of such request, rates per annum for deposits in U.S. Dollars for twelve months then appear on the Dow Jones Telerate Screen or Reuters Screen LIBO page.

EXHIBIT C TO THE

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	____________________________

2.	Assignee:	____________________________[and is an Affiliate/Approved Fund of [identify Lender]5]

3.	Borrower:	[ ]

4.	Administrative Agent:	Credit Suisse First Boston, Cayman Islands Branch, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement, dated as of July , 2003 among Davita, Inc., the Borrower, the Lenders parties thereto, the Guarantors from time to time party thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch (“CSFB”), as Administrative Agent, Collateral Agent and Swing Line Bank, Bank of America, N.A.., as Syndication Agent in relation to the Revolving Credit Facility and the Term A Facility, CSFB

[5]	Select as applicable.

Form of Assignment and Assumption

as Syndication Agent in relation to the Term C Facility, CSFB and Banc of America Securities, LLC, as Joint Lead Arrangers and Joint Book Managers in relation to the Revolving Credit Facility and the Term A Facility, CSFB as Book Manager in relation to the Term C Facility, and The Bank of New York, The Bank of Nova Scotia and Wachovia Bank, National Association as Documentation Agents in relation to the Revolving Credit Facility and the Term A Facility.

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[6]
[7]	$	$	%
	$	$	%
	$	$	%

Effective Date:                             , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented to and]8 Accepted:

CREDIT SUISSE FIRST BOSTON, acting through its CAYMAN ISLANDS BRANCH, as Administrative Agent

By:
Title:

[6]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Commitment”, etc.).
[8]	To be added only if a Revolving Credit Commitment is assigned.

Form of Assignment and Assumption

[Consented to:

[_________________]., as Issuing Bank

By:
Title:][9]

[Consented to:

DAVITA, INC.

By:
Title:][10]

[9]	To be added only if a Revolving Credit Commitment is assigned.
[10]	To be added only if the Assignee is an Eligible Assignee solely by reason of clause (a)(viii) of the definition of “Eligible Assignee” in Section 1.01 of the Credit Agreement.

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

Amended and Restated Credit Agreement, dated as of July         , 2003 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Davita, Inc., a Delaware corporation, as the Borrower, the Lenders from time to time party thereto, the Guarantors from time to time party thereto, Credit Suisse First Boston, acting through its Cayman Islands Branch (“CSFB”), as Administrative Agent, Collateral Agent and Swing Line Bank, Bank of America, N.A.., as Syndication Agent in relation to the Revolving Credit Facility and the Term A Facility, CSFB as Syndication Agent in relation to the Term C Facility, CSFB and Banc of America Securities, LLC, as Joint Lead Arrangers and Joint Book Managers in relation to the Revolving Credit Facility and the Term A Facility, CSFB as Book Manager in relation to the Term C Facility, and The Bank of New York, The Bank of Nova Scotia and Wachovia Bank, National Association as Documentation Agents in relation to the Revolving Credit Facility and the Term A Facility

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any Lien or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.03 (b), (c) and (d) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it was not a Lender under the Credit Agreement, attached hereto is its Administrative Questionnaire duly completed by the Assignee, and (vi) if it is a Person organized under the laws of a country other than the United States of America, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make

Form of Assignment and Assumption

its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York and, to the extent applicable, the Bankruptcy Code.

Form of Assignment and Assumption

EXHIBIT F TO THE

AMENDED AND RESTATED CREDIT AGREEMENT

[DA VITA LETTERHEAD]

July 15, 2003

Credit Suisse First Boston

as Swing Line Bank

as Administrative Agent

Eleven Madison Avenue

New York, New York 10010-3629

and

The Book Managers

The Documentation Agents

The Syndication Agents

The Issuing Banks and

The Lenders party to the Credit Agreement

Re:	Amended and Restated Credit Agreement dated as of July 15, 2003, among DaVita Inc., the banks, financial institutions and the institutional lenders party thereto as lenders, the banks party thereto as issuing banks, Credit Suisse First Boston (“CSFB”), as swing line bank and administrative agent, CSFB and Banc of America Securities LLC, as the joint book running managers and joint lead arranger in respect of the Revolving Credit Facility (as defined in the Credit Agreement) and the Term A Facility (as defined in the Credit Agreement) and CSFB as the sole book running manager and sole lead arranger in respect of the Term B Facility (as defined in the Credit Agreement), The Bank of New York, The Bank of Nova Scotia and Wachovia Bank, National Association, as documentation agents in respect of the Revolving Credit Facility and the Term A Facility and Bank of America, N.A. as syndication agent in respect of the Revolving Credit Facility and the Term A Facility and CSFB, as syndication agent in respect of the Term B Facility (the “Credit Agreement”)

Ladies and Gentlemen:

I am the General Counsel of DaVita, Inc., a Delaware corporation (“Borrower”). This opinion is rendered to you in compliance with 3.01(a) of the Credit Agreement. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

In my capacity as such counsel, I have examined originals, or copies identified to my satisfaction as being true copies, of such records, documents or other instruments as in my judgment are necessary or appropriate to enable me to render the opinions expressed below. These records, documents and instruments included the following:

Credit Suisse First Boston

The Book Managers

The Documentation Agents

The Syndication Agents

The Issuing Banks and

The Lenders party to the Credit Agreement

July 15, 2003

(a) The certificate or articles of incorporation or other organizational documents, as applicable, of each Loan Party, as amended to date;

(b) The bylaws, partnership agreement or operating agreement, as applicable, of each Loan Party, as amended to date;

(c) All records of proceedings and actions of the board of directors, partners or members, as applicable, of each Loan Party relating to the Loan Documents and the transactions contemplated thereby;

(d) The Credit Agreement;

(e) The Term B Notes;

(f) The Subsidiary Guarantee;

(g) The Security Agreement; and

(h) The Intellectual Property Security Agreement by the Loan Parties in favor of the Collateral Agent (as defined in the Security Agreement) dated the date hereof (the “Intellectual Property Security Agreement”).

I have been furnished with, and with the Lender Parties’ consent have relied upon, certificates of officers of each Loan Party with respect to certain factual matters, copies of which have been delivered to the Lender Parties. In addition, I have obtained and relied upon such certificates and assurances from public officials as I have deemed necessary, copies of which have been delivered to the Lender Parties. As to any facts material to the opinions expressed herein that were not independently established or verified, I have relied upon the representations and warranties of the Loan Parties made in the Loan Documents and upon statements and representations of officers and other representatives of the Loan Parties. In all such examinations, I have assumed the genuineness of all signatures (other than the signatures of any Loan Party in connection with any Loan Document) on original and certified documents, and the conformity to original or certified documents of all documents submitted to me as conformed or photo-static copies.

To the extent that the obligations of the Borrower and each other Loan Party may be dependent upon such matters, I have assumed for purposes of this opinion, other than with respect to the Borrower and each other Loan Party, that each additional party to the agreements and contracts referred to herein is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that each such other party has the requisite corporate or other organizational power and authority to perform its obligations under such agreements and contracts, as applicable; and that such agreements and contracts have been duly authorized, executed and delivered by, and each of them constitutes the legally valid and binding obligation of, such other parties, as applicable, enforceable against such other parties in accordance with their respective terms. Except as expressly covered in this opinion, I am not expressing any opinion as to the effect of compliance by any Lender Party with any

Credit Suisse First Boston

The Book Managers

The Documentation Agents

The Syndication Agents

The Issuing Banks and

The Lenders party to the Credit Agreement

July 15, 2003

state or Federal laws or regulations applicable to the transactions because of the nature of any of its businesses.

I have not made or undertaken to make any investigation of the state of title to any of the Collateral (as defined in the Security Agreement) and I express no opinion concerning title to any property included in the Collateral. You have advised me that in rendering the opinions set forth below I may assume that (i) with respect to the Security Agreement and the Intellectual Property Security Agreement, Borrower and each other Loan Party has “rights” within the meaning of Section 9203(b)(2) of the Uniform Commercial Code of the State of California (the “California UCC”) in the Collateral, consistent with the purposes of the Security Agreement; and (ii) each Secured Party under the Security Agreement and the Intellectual Property Security Agreement will act in good faith and will seek to enforce its rights and remedies under the Loan Documents in a commercially reasonable manner.

I have investigated such questions of law for the purpose of rendering this opinion as I have deemed necessary. I am an attorney duly admitted and qualified to practice only in the State of California, and I am opining herein only as to the effect on the subject transaction of the laws of the State of California, the Delaware General Corporation Law and United States Federal law. I am not opining on, and I assume no responsibility as to the applicability to or the effect on any of the matters covered herein of, the laws of any other jurisdiction. In addition, I do not express any opinion as to any law applicable to the environment, real estate, taxes, “bulk sales”, securities, “blue sky” or antifraud matters. I note that the Credit Agreement provides that it shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, and that the other Loan Documents contain similar provisions and that I am not opining herein under the laws of the State of New York. With your permission, I am delivering the opinions herein assuming that the laws of the State of New York that relate to the Credit

Agreement and the other Loan Documents are identical in all material respects to the internal laws of the State of California (without giving effect to conflict of law principles).

On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, I am of the opinion that:

1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. The Borrower is duly qualified to do business as a foreign corporation, and is in good standing, in the State of California.

2. Each of the Guarantors which is a Domestic Subsidiary of Borrower, is an entity duly formed, validly existing and, to the extent such concept is applicable, in good standing under the laws of its jurisdiction of organization and has all requisite corporate, partnership or limited liability company power and authority, as applicable, to own and operate its properties and to carry on its business as now conducted.

Credit Suisse First Boston

The Book Managers

The Documentation Agents

The Syndication Agents

The Issuing Banks and

The Lenders party to the Credit Agreement

July 15, 2003

3. Each of the Loan Parties other than the Borrower is duly qualified to do business in the foreign jurisdictions set forth opposite its name in Exhibit A attached hereto, other than Total Renal Support Services, Inc. in the State of Missouri.

4. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party are within such Loan Party’s corporate, partnership or limited liability company powers, as applicable, have been duly authorized by all necessary corporate, partnership or limited liability company action, as applicable, and do not (i) contravene such Loan Party’s Constitutive Documents, (ii) violate any present Federal, Delaware corporation or California statute, rule or regulation binding on such Loan Party, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party or any of its properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party.

5. The Loan Documents have been duly executed and delivered by and constitute the legally valid and binding obligations of each Loan Party, enforceable against such Loan Party in accordance with their respective terms.

6. No consents or approvals of, and no other authorization or approval or other action by, and no notice to or filing with, any Federal, Delaware or California Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents on such of the Collateral located in the United States in which a Lien may be perfected by the filing of financing statements, the recordation of security agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office or the delivery of Collateral or (iv) the exercise by any Secured Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (A) the authorizations, approvals and actions on Schedule 4.01(d) to the Credit Agreement, all of which have been duly obtained and are in full force and effect (except as may otherwise be noted in such schedule), (B) filings, notices, recordings and other similar actions necessary for the creation or perfection of the Liens and security interests contemplated by the Loan Documents and (C) the actions required by laws generally with respect to the exercise by secured creditors of their rights and remedies.

7. Set forth on Schedule 4.01(b) to the Credit Agreement is a complete list of all Subsidiaries of the Borrower. All of the outstanding Equity Interests of each Subsidiary (in the case of Subsidiaries that are corporations) have been validly issued, are fully paid and non-assessable.

Credit Suisse First Boston

The Book Managers

The Documentation Agents

The Syndication Agents

The Issuing Banks and

The Lenders party to the Credit Agreement

July 15, 2003

8. Except as described on Schedule 4.01(f) of the Credit Agreement or disclosed prior to the Closing Date in the Borrower’s filings made with the Securities and Exchange Commission, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or, to the best of my knowledge, threatened before any Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction.

My opinions contained in paragraph 5 above are qualified to the extent that, the validity, binding nature or enforceability of any term of the Loan Documents may be limited or otherwise affected by, and I express no opinion regarding:

(i) The effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar rights and remedies of creditors generally including, without limitation, Section 548 of the U.S. Bankruptcy Code and similar provisions of state law;

(ii) Limitations imposed by state law, federal law or general equitable principles upon the specific enforcement of any of the remedies, covenants or the provisions of any applicable agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered a proceeding in equity or at law;

(iii) The effect (if any) of limitations arising from certain state and federal court decisions involving statutes, public policy or principles of equity and holding that (a) certain covenants and provisions of lending and security agreements, including those allowing for acceleration of indebtedness due under debt instruments upon the occurrence of certain events, impose restrictions or obligations on the borrower and it cannot be demonstrated that the enforcement of such restrictions or obligations upon the occurrence of such events is reasonably necessary for the protection of the lender; (b) under certain circumstances, purported waivers of the benefits of statutory provisions or common law rights are unenforceable; (c) under certain circumstances, provisions declaring that the failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy are invalid; and (d) under certain circumstances, certain self-help provisions and provisions which purport to create evidentiary standards are unenforceable;

(iv) With respect to any provisions providing for indemnification contained in the Loan Documents, the enforcement thereof may be limited by public policy considerations;

(v) The effectiveness or enforceability of provisions appointing one party as an attorney-in-fact for an adverse party;

(vi) The effect (if any) of limitations on the enforceability of after-default interest rate provisions, penalty provisions, forfeiture provisions or late charge provisions;

Credit Suisse First Boston

The Book Managers

The Documentation Agents

The Syndication Agents

The Issuing Banks and

The Lenders party to the Credit Agreement

July 15, 2003

(vii) The enforceability of provisions relating to rights of entry or express waivers of statutes of limitation or rights of redemption;

(viii) The validity or enforceability of any provision of the Loan Documents to the extent such provision (a) violates any law that provides that in a contract permitting one party thereto to recover attorneys’ fees, the prevailing party in any action to enforce any provision of such contract shall be entitled to recover its reasonable attorneys’ fees; and (b) may be limited or otherwise affected by compliance with procedural requirements of Pennsylvania law relating to the exercise of remedies by a lender;

(ix) The enforceability under certain circumstances of provisions waiving unknown future rights and of provisions stating that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy or that election of some particular remedy or remedies does not preclude recourse to one or more others;

(x) The effect (if any) of any law of any jurisdiction (other than California) in which any Lender Party is located that may limit the rate of interest that such Lender Party may charge or collect;

(xi) Provisions in the Credit Agreement that purport to create rights of set-off in favor of participants or which provide for set-off to be made otherwise than in accordance with applicable laws;

(xii) The enforceability of provisions which purport to establish acceptable standards of care;

(xiii) The enforceability of provisions which purport to establish consent to the subject matter jurisdiction of any federal court, or waive objections to venue or choice of forum;

(xiv) I express no opinion as to the enforceability of those provisions of the Loan Documents that permit any party other than the Borrower to receive insurance proceeds and to apply the same to the indebtedness secured thereby;

(xv) I express no opinion as to the enforceability or effectiveness of those provisions of the Security Agreement that purport to authorize the Collateral Agent to sign and file financing statements and certain other documents specified therein for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest (as defined in the Security Agreement) granted by each Grantor (as defined in the Security Agreement), without the signature of such Grantor; and

(xvi) I express no opinion as to (a) the creation, validity, perfection, priority or enforcement of any lien on or security interest in any real property; or (b) the creation, perfection, enforcement or priority of any assignment or transfer of any interest in leases or rents.

Credit Suisse First Boston

The Book Managers

The Documentation Agents

The Syndication Agents

The Issuing Banks and

The Lenders party to the Credit Agreement

July 15, 2003

My opinions in paragraphs 4 and 6 above as to compliance with certain statutes, rules and regulations and as to the lack of any required consents or approvals of, authorizations by, or registrations, declarations or filings with certain Governmental Authorities are based upon a review of those statutes, rules and regulations which, in my experience, are normally applicable to transactions of the type contemplated by the Loan Documents.

I express no opinion, and assume no responsibility to (i) update any of the opinions contained in the above paragraphs or (ii) notify any person as to the effect of, or consequences resulting from, any fact or circumstance, including, without limitation, legislative or other changes in the law, occurring subsequent to the date of this opinion.

This opinion is rendered only to the Administrative Agent, the Issuing Bank, the Swing Line Bank, the Collateral Agent, the Syndication Agents, the Book Managers, the Documentation Agents and the Lender Parties and is solely for their benefit in connection with the above transactions. This opinion may not be relied upon by the Administrative Agent, the Issuing Bank, the Swing Line Bank, the Collateral Agent, the Syndication Agents, the Book Managers, the Documentation Agents or the Lender Parties for any other purpose, or quoted to or relied upon by any other person, firm or corporation for any purpose without my prior written consent; provided, however, that this opinion may be delivered to and relied upon by each Lender Party that may become a party to the Credit Agreement as a Lender Party pursuant to the terms thereof, but only in connection with the transactions contemplated by the Loan Documents, and by Bingham McCutchen LLP with respect to the opinions in paragraph 4 herein

Very truly yours,

Patrick A. Broderick

General Counsel

EXHIBIT A

BUSINESS QUALIFICATIONS

Entity Name	Foreign Qualifications
Astro, Hobby, West Mt. Renal Care Limited Partnership	Texas
Bay Area Dialysis Partnership	None
Beverly Hills Dialysis Partnership	None
Capital Dialysis Partnership	None
Carroll County Dialysis Facility Partnership	None
Carroll County Dialysis Facility, Inc.	None
Continental Dialysis Center of Springfield-Fairfax, Inc.	None
Continental Dialysis Center, Inc.	None
DaVita—Riverside, LLC	California
DaVita—West, LLC	Nevada
DaVita Children’s Foundation	None
DaVita Inc.	California, DC
DaVita Nephrology Associates of Utah, LLC	None
DaVita Nephrology Medical Associates of Illinois, PC.	None
Dialysis of Des Moines, LLC	Iowa
Dialysis of North Atlanta, LLC	Georgia
Dialysis of Northern Illinois, LLC	None
Dialysis Specialist of Dallas, Inc.	None
Dialysis Treatment Centers of Macon, LLC	None
East End Dialysis Center, Inc	None
Eastmont Dialysis Partnership	None
Elberton Dialysis Facility, Inc	None
Flamingo Park Kidney Center, Inc	None
Garey Dialysis Center Partnership	None
Greenwood Dialysis, LLC	None
Guam Renal Care Partnership	None
Houston Kidney Center/Total Renal Care Integrated Service Network Limited Partnership	Texas
Hutchinson Dialysis, LLC	Delaware
Irvine Dialysis Center, LLC	California
Kidney Care Services, LLC	Nevada
Knickerbocker RC, Inc	None
Liberty RC, Inc	None
Lincoln Park Dialysis Services, Inc	None
Los Angeles Dialysis Center	None
Marysville Dialysis Center, LLC	California
Mason-Dixon Dialysis Facilities, Inc	Pennsylvania
MD Investments, LLC	None
MHS,-XIV, LLC	New York
MHS—XV, LLC	New York
Moncrief Dialysis Center/Total Renal Care Limited Partnership	Texas
Nephrology Medical Associates of California, Inc	None
Nephrology Medical Associates of Georgia, LLC	None

Entity Name	Foreign Qualifications
Open Access Sonography, Inc	Louisiana, Pennsylvania
Orange Dialysis, LLC	None
Pacific Coast Dialysis Center	None
Pacific Dialysis Partnership	None
Peninsula Dialysis Center, Inc	None
Renal Treatment Centers—California, Inc	California
Renal Treatment Centers—Hawaii, Inc	Hawaii
Renal Treatment Centers—Illinois, Inc	Iowa, Illinois, Indiana, Missouri, Minnesota, Ohio, Michigan
Renal Treatment Centers—Mid-Atlantic, Inc	District of Columbia, Georgia, Maryland, North Carolina, Virginia
Renal Treatment Centers—Northeast, Inc	New Jersey, New York, Pennsylvania
Renal Treatment Centers—Southeast, LP	Alabama, Florida, Louisiana, Texas
Renal Treatment Centers—West, Inc.	Arizona, Colorado, Kansas, Nebraska, Nevada, Oklahoma, Oregon, Washington, Wyoming
Renal Treatment Centers, Inc.	Florida, Pennsylvania, Texas
Riverside Home PD Program, LLC	None
Rocky Mountain Dialysis Services, LLC	Colorado
RTC Holdings, INC	None
RTC TN, Inc	None
RTC—Texas Acquisition, Inc	None
San Gabriel Valley Partnership	None
Shining Star Dialysis, Inc	None
Sierra Rose Dialysis Center, LLC	Nevada
Soledad Dialysis Center, LLC	California
Southcrest Dialysis, LLC	Oklahoma
Sun City Dialysis Center, L.L.C.	None
Total Acute Kidney Care, Inc	None
Total Nephrology Care Network Medical Associates, PC.	New York, Utah
Total Renal Care International, LTD	None
Total Renal Care of Colorado, Inc.	None
Total Renal Care of North Carolina, LLC	North Carolina
Total Renal Care of Puerto Rico, Inc	None
Total Renal Care of South Hayward, LLC	California
Total Renal Care of Utah, LLC	Utah
Total Renal Care Texas Limited Partnership	Texas
Total Renal Care, Inc.	Arizona, Colorado, Connecticut, District of Columbia, Florida, Georgia, Illinois, Indiana, Kentucky, Louisiana, Maryland, Michigan, Minnesota, Missouri, Nevada, New Jersey, New Mexico, North Carolina, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Texas, Utah, Virginia, Washington, Wisconsin
Total Renal Care/Crystal River Dialysis LC	None
Total Renal Care/Eaton Canyon Dialysis Center Partnership	None
Total Renal Care/Hollywood Partnership	None

Entity Name	Foreign Qualifications
Total Renal Care/Peralta Renal Center Partnership	None
Total Renal Care/Piedmont Dialysis Center Partnership	None
Total Renal Care Laboratories, Inc.	New Jersey, Maryland, California
Total Renal Research, Inc	Minnesota
Total Renal Support Services of North Carolina, LLC	California, North Carolina
Total Renal Support Services, Inc.	California, Florida, Hawaii, Illinois, Kansas, Louisiana, Maryland, Minnesota, Missouri, New Jersey, New Mexico, New York, Ohio, Texas, Virginia, Washington, Puerto Rico
TRC—Four Corners Dialysis Clinics, LLC	Arizona, Colorado
TRC—Georgetown, Regional Dialysis LLC	None
TRC—Indiana LLC	None
TRC—Petersburg LLC	Virginia
TRC—El Paso Limited Partnership	Texas
TRC of New York, Inc	New Jersey
TRC West, Inc	Nevada
TRC-Dyker Heights, LP	New Jersey
Tri-City Dialysis Center, Inc	None
Tulsa Dialysis, LLC	None
Tustin Dialysis Center, LLC	California
University Park Dialysis Partnership	None
West Jefferson Dialysis Center, LLC	None
Wilshire Dialysis Partnership	None

EXHIBIT G TO THE

AMENDED AND RESTATED CREDIT AGREEMENT

[BINGHAM McCUTCHEN LETTERHEAD]

July 15, 2003

Credit Suisse First Boston

as Swing Line Bank

and as Administrative Agent Eleven Madison Avenue

New York, New York 10010-3629

and

The Book Managers

The Documentation Agents The Syndication Agents The Issuing Banks and

The Lenders party to the Credit Agreement

Re:	Amended and Restated Credit Agreement dated as of July 15, 2003, among DaVita Inc., the banks, financial institutions and the institutional lenders party thereto as lenders, the banks party thereto as issuing banks, Credit Suisse First Boston (“CSFB”), as swing line bank and administrative agent, CSFB and Banc of America Securities LLC, as the joint book running managers and joint lead arranger in respect of the Revolving Credit Facility (as defined in the Credit Agreement) and the Term A Facility (as defined in the Credit Agreement) and CSFB as the sole book running manager and sole lead arranger in respect of the Term B Facility (as defined in the Credit Agreement), The Bank of New York, The Bank of Nova Scotia and Wachovia Bank, National Association, as documentation agents in respect of the Revolving Credit Facility and the Term A Facility and Bank of America, N.A. as syndication agent in respect of the Revolving Credit Facility and the Term A Facility and CSFB, as syndication agent in respect of the Term B Facility (the “Credit Agreement”)

Ladies and Gentlemen:

We have acted as special counsel to DaVita Inc., a Delaware corporation (“Borrower”) and each other Loan Party (as defined in the Credit Agreement) in connection with the Credit Agreement. This opinion is rendered to you in compliance with 3.01 (a) of the Credit Agreement. Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

In our capacity as such counsel, we have examined originals, or copies identified to our satisfaction as being true copies, of such records, documents or other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. These records, documents and instruments included the following:

(a) The certificate or articles of incorporation or other organizational documents, as applicable, of each Loan Party, as amended to date;

Credit Suisse First Boston

The Book Managers

The Documentation Agents The Syndication Agents The Issuing Banks

The Lenders party to the Credit Agreement

July 15, 2003

(b) The bylaws, partnership agreement or operating agreement, as applicable, of each Loan Party, as amended to date;

(c) All records of proceedings and actions of the board of directors, partners or members, as applicable, of each Loan Party relating to the Loan Documents and the transactions contemplated thereby;

(d) The Credit Agreement;

(e) The Term B Notes;

(f) UCC-1 financing statements filed by certain Credit Parties in the State of California in the form attached hereto as Exhibit A (the “California Financing Statements”);

(g) UCC-1 financing statements filed by certain Credit Parties in the State of Delaware in the form attached hereto as Exhibit B (the “Delaware Financing Statements”);

(i) The Security Agreement; and

(j) The Intellectual Property Security Agreement by the Loan Parties in favor of the Collateral Agent (as defined in the Security Agreement) (the “Intellectual Property Security Agreement”).

The Credit Agreement and the Term B Notes shall be referred to herein as the “Identified Documents”.

We have been furnished with, and with the Lender Parties’ consent have relied upon, certificates of officers of each Loan Party with respect to certain factual matters, copies of which have been delivered to the Lender Parties. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary, copies of which have been delivered to the Lender Parties. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon the representations and warranties of the Loan Parties made in the Loan Documents and upon statements and representations of officers and other representatives of the Loan Parties. In all such examinations, we have assumed the genuineness of all signatures (other than the signatures of any Loan Party in connection with any Loan Document) on original and certified documents, and the conformity to original or certified documents of all documents submitted to us as conformed or photostatic copies.

To the extent that the obligations of the Borrower and each other Loan Party may be dependent upon such matters, we have assumed for purposes of this opinion, other than with respect to the Borrower and each other Loan Party, that each additional party to the agreements and contracts referred to herein is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that each such other party has the requisite corporate or other organizational power and authority to perform its obligations under such agreements and contracts, as applicable; and that such agreements and contracts have been duly authorized, executed and delivered by, and each of them constitutes the legally valid and binding obligation of, such other parties, as applicable, enforceable

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against such other parties in accordance with their respective terms. Except as expressly covered in this opinion, we are not expressing any opinion as to the effect of compliance by any Lender Party with any state or Federal laws or regulations applicable to the transactions because of the nature of any of its businesses.

We have not made or undertaken to make any investigation of the state of title to any of the Collateral (as defined in the Security Agreement) and we express no opinion concerning title to any property included in the Collateral. You have advised us that in rendering the opinions set forth below we may assume that (i) with respect to the Security Agreement and the Intellectual Property Security Agreement, Borrower and each other Loan Party has “rights” within the meaning of Section 9203(b)(2) of the Uniform Commercial Code of the State of California (the “California UCC”) and/or Section 9-203(b)(2) of the Uniform Commercial Code of the State of Delaware (the “Delaware UCC”), as applicable, in the Collateral, consistent with the purposes of the Security Agreement; (ii) each Secured Party under the Security Agreement and the Intellectual Property Security Agreement will act in good faith and will seek to enforce its rights and remedies under the Loan Documents in a commercially reasonable manner; and (iii) no termination statements have been filed with respect to the California Financing Statements or the Delaware Financing Statements.

We have investigated such questions of law for the purpose of rendering this opinion as we have deemed necessary. We are attorneys duly admitted and qualified to practice only in the State of California, and we are opining herein only as to the effect on the subject transaction of the laws of the State of California, the Delaware General Corporation Law, the Delaware UCC and United States Federal law. We are not opining on, and we assume no responsibility as to the applicability to or the effect on any of the matters covered herein of, the laws of any other jurisdiction. In addition, we do not express any opinion as to any law applicable to the environment, real estate, taxes, “bulk sales”, securities, “blue sky” or antifraud matters. We note that the Credit Agreement provides that it shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, and that the other Loan

Documents contain similar provisions and that we are not opining herein under the laws of the State of New York. With your permission, except to the extent otherwise contemplated by paragraph 14 below, we are delivering the opinions herein assuming that the Credit Agreement and the other Loan Documents are governed by the internal laws of the State of California (without giving effect to conflict of law principles).

On the basis of the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that:

1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted.

2. Each of the Guarantors of Borrower which is identified on Exhibit C attached hereto is an entity duly formed, validly existing and, to the extent such concept is applicable in good standing under the laws of its jurisdiction of organization and has all requisite corporate, partnership or limited liability company power and authority, as applicable, to own and operate its properties and to carry on its business as now conducted.

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3. The execution, delivery and performance by each Loan Party of each Identified Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s corporate, partnership or limited liability company powers, as applicable, have been duly authorized by all necessary corporate, partnership or limited liability company, action, as applicable, and do not (i) contravene such Loan Party’s Constitutive Documents, or (ii) violate any present Federal, Delaware corporation or California statute, rule or regulation binding on such Loan Party.

4. The Identified Documents have been duly executed and delivered by each Loan Party and constitute the legally valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their respective terms.

5. No consents or approvals of, and no other authorization or approval or other action by, and no notice to or filing with, any Federal, Delaware or California Governmental Authority is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Identified Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents on such of the Collateral located in the United States in which a Lien may be perfected by the filing of financing statements, the recordation of security agreements with the U.S. Patent and Trademark Office or the U.S. Copyright Office or the delivery of Collateral or (iv) the exercise by any Secured Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (A) the authorizations, approvals and actions on Schedule 4.01(d) to the Credit Agreement, all of which have been duly obtained and are in full force and effect (except as may otherwise be noted in such schedule), (B) filings, notices, recordings and other similar actions necessary for the creation or perfection or continuation of the Liens and security interests contemplated by the Loan Documents or (C) actions required in connection with the exercise of the rights of a secured creditor by laws or regulations affecting such rights generally.

6. The provisions of the Security Agreement are sufficient to create a valid security interest, as security for the payment of all Secured Obligations (as defined in the Security Agreement), in favor of the Secured Parties in the Collateral that is of a type in which a security interest can be created under the California UCC and federal law governing Trademarks.

7. The California Financing Statements are in appropriate form to perfect the security interests described in paragraph 6 to the extent security interests in the various types of Collateral can be perfected by filing under the provisions of the California UCC and the proper place to file the California Financing Statements is in the office of the Secretary of State of the State of California and no filing in any other place is necessary under the California UCC to perfect a security interest in any such Collateral. Assuming that such Financing Statements have been properly filed in the office of the Secretary of State of the State of California, and the applicable filing fees have been paid, the security interests in favor of the Secured Parties in the Collateral have been perfected to the extent security interests in the various types of Collateral can be perfected by filing under, and the perfection of which is governed by, the provisions of the California UCC.

Credit Suisse First Boston

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8. The Delaware Financing Statements are in appropriate form to perfect the security interests described in paragraph 6 to the extent security interests in the various types of Collateral can be perfected by filing under the provisions of the Delaware UCC and the proper place to file the Delaware Financing Statements is in the office of the Secretary of State of the State of Delaware and no filing in any other place is necessary under the Delaware UCC to perfect a security interest in any such Collateral. Assuming that such Financing Statements have been properly filed in the office of the Secretary of State of the State of Delaware, and the applicable filing fees have been paid, the security interests in favor of the Secured Parties in the Collateral have been perfected to the extent security interests in the various types of Collateral can be perfected by filing under, and the perfection of which is governed by, the provisions of the Delaware UCC.

9. Assuming that the Financing Statements relating to the Trademarks (as defined in the Intellectual Property Security Agreement) have been properly filed in the office of the Secretary of State of the State of California or the office of the Secretary of State of the State of Delaware, as applicable, and the Intellectual Property Security Agreement has been properly recorded in the United States Patent and Trademark Office (and similar filings are made with the United States Patent and Trademark Office for federal Trademarks subsequently acquired), the security interest in favor of the Collateral Agent in such Trademarks is a perfected security interest under the California UCC or the Delaware UCC, as applicable, and affords to the Collateral Agent all benefits and protections available to secured parties making such filings with the United States Patent and Trademark Office under applicable federal Trademark law.

10. In the case of the Security Collateral (as defined in the Security Agreement) consisting of certificated securities or evidenced by instruments, upon the delivery of the certificates representing such certificated securities and delivery of such instruments to the Collateral Agent, in each case duly endorsed or accompanied by duly executed instruments of assignment or transfer in blank, the security interest in such Security Collateral in favor of the Secured Parties will constitute a perfected security interest therein. Assuming the Collateral Agent acquires its interest in such certificated securities included in the Security Collateral in good faith and without notice of any adverse claims, the Collateral Agent will acquire its security interest in such certificated securities included in the Security Collateral free of any adverse claims within the meaning of Section 8102 of the California UCC or Section 8-102 of the Delaware UCC, as applicable.

11. To the best of our knowledge, except as described on Schedule 4.01(f) of the Credit Agreement or disclosed prior to the Closing Date in the Borrower’s filings made with the Securities and Exchange Commission, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction.

12. The making of the Term C Advances and the application of the proceeds thereof as provided in the Credit Agreement do not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

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13. Neither the Borrower nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, as amended, or the Investment Company Act of 1940, as amended.

14. With respect to the enforceability of the choice of the law of the State of New York to govern the Loan Documents, although the issue is not free from doubt, we are of the opinion that a California state court or a federal court applying California law should, in a properly litigated case, uphold the parties’ selection of New York law as the governing law for purposes of the Loan Documents except that we express no opinion as to the extent that (i) application of the laws of the State of New York to certain provisions of the Loan Documents would be or might be inconsistent with the public policy of the State of California or (ii) matters relating to the attachment, perfection, priority or enforcement of the Liens created by the Security Agreement and the Intellectual Property Security Agreement may be governed by the laws of other jurisdictions.

Our opinions contained in paragraphs 5, 6, 7, 8, 9 and 10 above are qualified as follows:

A. Such opinions are limited to Articles 8 and 9 of the California UCC and the Delaware UCC, respectively, and the matters under Federal Trademark law set forth in such opinions, and therefore such opinions do not address (i) laws of jurisdictions other than California or Delaware and of California or Delaware except for Articles 8 and 9 of the California UCC or the Delaware UCC, respectively, and Federal law applicable to the Trademarks, (ii) collateral of a type not subject to Articles 8 and 9 of the California UCC or the Delaware UCC, respectively, or Federal law applicable to the Trademarks; and (iii) what law governs the perfection of the security interests granted in the Collateral under Section 9301 of the California UCC or Section 9-301 of the Delaware UCC;

B. In the case of proceeds, continuation of perfection of the Secured Parties’ security interests therein is limited to the extent set forth in Section 9315 of the California UCC or Section 9-315 of the Delaware UCC;

C. In the case of property that becomes Collateral after the date hereof, Section 552 of the U.S. Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the U.S. Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case;

D. We express no opinion as to the adequacy of the description of Collateral as defined in the Documents, to the extent such description includes terms which are not defined under Article 9 of the California UCC or the Delaware UCC, respectively; or as to the scope of the term “general intangibles” as used in the Loan Documents;

E. We express no opinion as to the creation, continuation or perfection of the security interest in any Collateral to the extent (i) it is governed by the laws of a jurisdiction other than the State of California or Delaware or (ii), with respect to a security interest perfected by

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possession, it is held by the Collateral Agent other than in the State of California or the State of Delaware;

F. We express no opinion as to the creation or perfection of any security interest or lien except as expressly set forth in paragraphs 6, 7, 8, 9 and 10 nor do we express any opinion on the priority of any such security interest or lien except as expressly set forth in paragraph 10;

G. In the case of goods, we express no opinion regarding the security interest of a Secured Party in any goods that are in accession to, or commingled or processed with other goods to the extent that the security interest of the Secured Party is limited by Section 9335 or 9336 of the California UCC or Section 9-335 or 9-336 of the Delaware UCC;

H. We express no opinion with respect to any Collateral of a type described in Section 9501(a)(1) of the California UCC or Section 9-501(a)(1) of the Delaware UCC or represented by a certificate of title;

I. We call to your attention that additional filings under the California UCC or the Delaware UCC may be required upon (i) the change of location of the debtor, (ii) the change of the name or organizational structure of the debtor, (iii) removal of the tangible collateral from the applicable state, and (iv) changes occurring which may cause such financing statements to become seriously misleading;

J. We advise you that under the California UCC and/or the Delaware UCC, events occurring subsequent to the date hereof may affect any security interest subject to the California UCC or the Delaware UCC, respectively, including, but not limited to Sections 9330 and 9331 of the California UCC and Sections 9-330 and 9-331 of the Delaware UCC with respect to subsequent purchasers of the Collateral; and

K. We advise you that the rights of the Secured Party in the Collateral may be subject to the rights of account debtors, claims and defenses of account debtors and the terms of agreements with account debtors.

Our opinions contained in paragraph 4 above are qualified to the extent that, the validity, binding nature or enforceability of any term of the Loan Documents may be limited or otherwise affected by, and we express no opinion regarding:

(i) The effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar rights and remedies of creditors generally including, without limitation, Section 548 of the U.S. Bankruptcy Code and similar provisions of state law;

(ii) Limitations imposed by state law, federal law or general equitable principles upon the specific enforcement of any of the remedies, covenants or the provisions of any applicable agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered a proceeding in equity or at law;

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July 15, 2003

(iii) The effect of California statutory provisions and case law that provide that, in certain circumstances, a surety or guarantor may be exonerated if the creditor materially alters the original obligation of the principal without the consent of the guarantor, elects remedies for default which impair the subrogation rights of the surety or guarantor against the principal or otherwise takes any action without notifying the guarantor which materially prejudices the surety or guarantor. Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). However, there is also authority to the effect that a surety or guarantor may validly waive such rights if such waivers are expressly set forth in the guaranty. Krueger v. Bank of America, 145 Cal. App. 3d 204, 193 Cal. Rptr. 322 (1983) and Section 2856 of the California Civil Code; but see Cathay Bank v. Lee, 14 Cal. App. 4th 1533, 18 Cal. Rptr. 2d 420 (1993), in which the court held that to be enforceable a waiver of a surety or a guarantor’s rights must be sufficiently explicit. Therefore, we express no opinion with respect to the effect of (a)(1) any modification or amendment made subsequent to the date hereof of the obligations of the Borrower or any Guarantor which materially increases such obligations and correspondingly the Guarantors’ obligations in respect thereof, (2) any election of remedies by the Collateral Agent, the Administrative Agent or any Lender Party following the occurrence of an event of default with respect to the obligations of the Borrower; (3) any other action by the Collateral Agent, the Administrative Agent or any Lender Party which materially prejudices the Guarantors pursuant to the Loan Documents, if, in any such instance, such modification, election or action occurs without notice to the Guarantors and without granting to the Guarantors an opportunity to cure any default by the Borrower; or (b) any purported waiver by the Guarantor that does not comply with any requirements of explicitness and/or specificity imposed by any court;

(iv) The effect (if any) of limitations arising from certain state and federal court decisions involving statutes, public policy or principles of equity and holding that (a) certain covenants and provisions of lending and security agreements, including those allowing for acceleration of indebtedness due under debt instruments upon the occurrence of certain events, impose restrictions or obligations on the borrower and it cannot be demonstrated that the enforcement of such restrictions or obligations upon the occurrence of such events is reasonably necessary for the protection of the lender; (b) under certain circumstances, purported waivers of the benefits of statutory provisions or common law rights are unenforceable; (c) under certain circumstances, provisions declaring that the failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy are invalid; and (d) under certain circumstances, certain self-help provisions and provisions which purport to create evidentiary standards are unenforceable;

(v) With respect to any provisions providing for indemnification contained in the Loan Documents, the enforcement thereof may be limited by public policy considerations;

(vi) The effectiveness or enforceability of provisions appointing one party as an attorney-in-fact for an adverse party;

(vii) The effect (if any) of limitations on the enforceability of after-default interest rate provisions, penalty provisions, forfeiture provisions or late charge provisions;

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(viii) The enforceability of provisions relating to rights of entry or express waivers of statutes of limitation or rights of redemption;

(ix) The validity or enforceability of any provision of the Loan Documents to the extent such provision (a) violates the law of the State of California that provides that in a contract permitting one party thereto to recover attorneys’ fees, the prevailing party in any action to enforce any provision of such contract shall be entitled to recover its reasonable attorneys’ fees; and (b) may be limited or otherwise affected by compliance with procedural requirements of California law relating to the exercise of remedies by a lender;

(x) The enforceability under certain circumstances of provisions waiving unknown future rights and of provisions stating that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to or with any other right or remedy or that election of some particular remedy or remedies does not preclude recourse to one or more others;

(xi) The effect (if any) of any law of any jurisdiction (other than California) in which any Lender Party is located that may limit the rate of interest that such Lender Party may charge or collect;

(xii) The enforceability of provisions which purport to create rights of set-off in favor of participants or which provide for set-off to be made otherwise than in accordance with applicable laws;

(xiii) The enforceability of provisions which purport to establish acceptable standards of care;

(xiv) The enforceability of provisions which purport to establish consent to the subject matter jurisdiction of any federal court, or waive objections to venue or choice of forum;

(xv) The enforceability of those provisions of the Loan Documents that permit any party other than the Borrower to receive insurance proceeds and to apply the same to the indebtedness secured thereby; and

(xvi) We express no opinion as to (a) the creation, validity, perfection, priority or enforcement of any lien on or security interest in any real property; or (b) the creation, perfection, enforcement or priority of any assignment or transfer of any interest in leases or rents.

Our opinions in paragraphs 3 and 5 above as to compliance with certain statutes, rules and regulations and as to the lack of any required consents or approvals of, authorizations by, or registrations, declarations or filings with certain governmental authorities are based upon a review of those statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Loan Documents. We express no opinion as to requirements imposed on the Borrower or the Guarantors under Medicare, Medicaid, or other statutes specifically applicable by virtue of the fact that the Borrower and Guarantors are in the health care business.

Credit Suisse First Boston

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The Lenders party to the Credit Agreement

July 15, 2003

As used in this opinion, the phrase “to the best of our knowledge” signifie that, in the course of our representation of the Loan Parties, no facts have come tc our attention that would give us actual knowledge or actual notice that any such opinions or other matters are not accurate. Further, the words “to the best of our knowledge” as used in this opinion are intended to be limited to (i) the actual knowledge of the attorneys within our firm who have been directly involved representing the Loan Parties in connection with the transactions contemplated by the Loan Documents or who we reasonably believe have knowledge of the affairs of the Loan Parties, and (ii) inquiry of officers of the Borrower and the Guarantors. No inference as to our knowledge of the existence or nonexistence o any fact should, or may, be drawn merely from the fact that we represent the Loai Parties with respect to matters specifically referred to us from time to time on an ongoing basis.

References in this opinion to the “California UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of California, and references in this opinion to the “Delaware UCC” shall mean the Uniform Commercial Code as in effect as on the date hereof in the State of Delaware. We undertake no obligation to supplement this opinion to reflect any changes in the California UCC or Delaware UCC or other laws subsequent to the date hereof.

This opinion is rendered only to the Administrative Agent, the Issuing Banks, the Swing Line Bank, the Collateral Agent, the Syndication Agents, the Book Managers, the Documentation Agents and the Lender Parties and is solely for their benefit in connection with the above transactions. This opinion may not be relied upon by the Administrative Agent, the Issuing Banks, the Swing Line Bank, the Collateral Agent, the Syndication Agents, the Book Managers, the Documentation Agents or the Lender Parties for any other purpose, or quoted to or relied upon by any other person, firm or corporation for any purpose without our prior written consent; provided, however, that this opinion may be delivered to and relied upon by each Lender Party that may become a party to the Credit Agreement as a Lender Party pursuant to the terms thereof, but only in connection with the transactions contemplated by the Loan Documents.

Very truly yours,

BINGHAM McCUTCHEN LLP

EXHIBIT A

FORM OF UCC-1 FINANCING STATEMENT

FOR THE STATE OF CALIFORNIA

EXHIBIT B

FORM OF UCC-1 FINANCING STATEMENT

FOR THE STATE OF DELAWARE

EXHIBIT C

IDENTIFIED GUARANTORS

Name	Structure	Jurisdiction of Incorporation/ Organization
DaVita, Inc.	Corporation	DE

Astro, Hobby, West Mt. Renal Care Limited Partnership	Limited Partnership	DE

Carroll County Dialysis Facility, Inc.	Corporation	MD

Continental Dialysis Center, Inc.	Corporation	VA

Continental Dialysis Center of Springfield—Fairfax, Inc.	Corporation	VA

DaVita—West, LLC	Limited Liability Company	DE

DaVita Nephrology Associates of Utah, L.L.C.	Limited Liability Company	UT

Dialysis Specialists of Dallas, Inc.	Corporation	TX

East End Dialysis Center, Inc.	Corporation	VA

Elberton Dialysis Facility, Inc.	Corporation	GA

Flamingo Park Kidney Center, Inc.	Corporation	FL

Houston Kidney Center/Total Renal Care Integrated Service Network Limited Partnership	Limited Partnership	DE

Lincoln Park Dialysis Services, Inc.	Corporation	IL

Mason-Dixon Dialysis Facilities, Inc.	Corporation	MD

Nephrology Medical Associates of Georgia, LLC	Limited Liability Company	GA

Open Access Sonography, Inc.	Corporation	FL

Peninsula Dialysis Center, Inc.	Corporation	VA

Renal Treatment Centers—California, Inc.	Corporation	DE

Renal Treatment Centers—Hawaii, Inc.	Corporation	DE

Renal Treatment Centers—Illinois, Inc.	Corporation	DE

Renal Treatment Centers, Inc.	Corporation	DE

Renal Treatment Centers—Mid-Atlantic, Inc.	Corporation	DE

Name	Structure	Jurisdiction of Incorporation/ Organization
Renal Treatment Centers—Northeast, Inc.	Corporation	DE

Renal Treatment Centers—Southeast, L.P.	Limited Partnership	DE

Renal Treatment Centers—West, Inc.	Corporation	DE

RTC Holdings, Inc.	Corporation	DE

RTC—Texas Acquisition, Inc.	Corporation	TX

RTC TN, Inc.	Corporation	DE

Sierra Rose Dialysis Center, LLC	Limited Liability Company	DE

Total Acute Kidney Care, Inc.	Corporation	FL

Total Renal Care, Inc.	Corporation	CA

Total Renal Care of Colorado, Inc.	Corporation	CO

TRC of New York, Inc.	Corporation	NY

Total Renal Care of Utah, L.L.C.	Limited Liability Company	DE

Total Renal Care Texas Limited Partnership	Limited Partnership	DE

Total Renal Laboratories, Inc.	Corporation	FL

Total Renal Research, Inc.	Corporation	DE

Total Renal Support Services, Inc.	Corporation	DE

TRC—Indiana, LLC	Limited Liability Company	IN

Tri-City Dialysis Center, Inc.	Corporation	VA

EXHIBIT H TO THE

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF NOTICE OF COVENANT REDUCTION

[Date of Notice of Covenant Reduction]

Credit Suisse First Boston,

as the Administrative Agent for the Lender Parties

party to the Credit Agreement referred to below

Eleven Madison Avenue

New York, New York 10010

Attention: Agency Group Manager

Ladies and Gentlemen:

The undersigned, DAVITA INC., a Delaware corporation (the “Borrower”), refers to the Credit Agreement dated as of April 26, 2002, (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein are used herein as so defined) among the Borrower, the banks, financial institutions and other institutional lenders from time to time party thereto, Credit Suisse First Boston, Cayman Islands Branch (“CSFB”), as the Swing Line Bank thereunder, Bank of America, N.A., as the Syndication Agent therefor, CSFB and Banc of America Securities LLC, as the joint Book Managers, The Bank of New York, The Bank of Nova Scotia and Wachovia Bank, National Association, as Documentation Agents, and CSFB, as the Administrative Agent, and hereby certifies and agrees, pursuant to Section 5.02(g)(vi)(C) of the Credit Agreement, that in connection with a proposed Restricted Payment to be made by the Borrower on [            , 200_]11, pursuant to Section 5.02(g)(vi)(C) of the Credit Agreement:

(a) immediately prior to such proposed Restricted Payment and after giving pro forma effect thereto (i) the Leverage Ratio will be less than 3.00:1.00 and the Senior Leverage Ratio will be less than 1.75:1.00 and (ii) the aggregate amount of the Unused Revolving Credit Commitment is not less than $75,000,000;

(b) at all times after the date of such proposed Restricted Payment, for purposes of Section 5.04(a) and (e) of the Credit Agreement, respectively, the Leverage Ratio shall be 3.00:1.00 and the Senior Leverage Ratio shall be 1.75:1.00; and

(c) on the date hereof and on the date of the proposed Restricted Payment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

Very truly yours,

DAVITA INC.

By:
Name:
Title:

[11]	Insert a date not earlier than three Business Days following the date of the Notice of Covenant Reduction.

EXHIBIT I TO THE

AMENDED AND RESTATED CREDIT AGREEMENT

ENTITIES THAT ARE NOT SUBSIDIARIES

DaVita—Riverside, LLC, a Delaware limited liability company

East Aurora, LLC, a Delaware limited liability company

Tulsa Dialysis, LLC, a Delaware limited liability company

EXHIBIT J TO THE

AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF CONSENT AND RATIFICATION OF COLLATERAL DOCUMENTS AND GUARANTEE

Dated as of July         , 2003

In connection with the Credit Agreement dated as of April 26, 2002 (the “Existing Credit Agreement”) among DaVita Inc. (the “Borrower”), Credit Suisse First Boston, acting through its Cayman Islands Branch (“CSFB”), as administrative agent and collateral agent, and the banks, financial institutions and other institutional lenders party thereto, each of the undersigned Guarantors (as defined in the Existing Credit Agreement): (i) has executed and delivered a Security Agreement and an Intellectual Property Security Agreement in favor of CSFB, as collateral agent, and a Subsidiary Guarantee (each as defined in the Existing Credit Agreement); or (ii) is, concurrently herewith, executing and delivering a Guarantee Supplement (as defined in the Subsidiary Guarantee). The Security Agreement, the Intellectual Property Security Agreement, the Subsidiary Guarantee and the Guarantee Supplement are collectively referred to as the “Subsidiary Documents”).

On the date hereof, the Existing Credit Agreement is being amended with such amendment being evidenced by an Amended and Restated Credit Agreement (the “Amended and Restated Credit Agreement”) among the Borrower, CSFB as administrative agent, and the banks, financial institutions and other institutional lenders party thereto (capitalized terms not otherwise defined herein shall have the meanings as specified therefor in the Amended and Restated Credit Agreement).

Each of the undersigned Guarantors hereby consents to the amendment and restatement of the Existing Credit Agreement pursuant to the terms of the Amended and Restated Credit Agreement and hereby confirms and agrees that each of the Subsidiary Documents is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that, on and after the effectiveness of the Amended and Restated Credit Agreement, each reference in each of the Subsidiary Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import shall mean and be a reference to the Amended and Restated Credit Agreement.

On or prior to the date hereof, each of the undersigned Guarantors signatory to the Guarantee Supplement attached as Exhibit A hereto (the “Additional Guarantors”) has executed and delivered to CSFB the Guarantee Supplement attached hereto as Exhibit A (the “Additional Guarantors’ Guarantee Supplement”). CSFB, on behalf of itself as administrative agent and collateral agent, and on behalf of the banks, financial institutions and other institutional lenders party to the Existing Credit Agreement, hereby acknowledges and agrees that the execution and delivery of the Additional Guarantors’ Guarantee Supplement in connection herewith shall be deemed to have been timely submitted to CSFB in accordance with Section 3.1(j) of the Existing Credit Agreement and CSFB hereby waives any breach of the Existing Credit Agreement which may have existed prior to the date hereof with respect to the Additional Guarantors’ inadvertent failure to comply with all of the terms and conditions of Section 3.1(j) of the Existing Credit Agreement and Section 8 of the Subsidiary Guarantee.

1

This Consent and Ratification may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same Consent and Ratification. Delivery of an executed counterpart of a signature page to this Consent and Ratification by telecopier shall be effective as delivery of a manually executed counterpart of this Consent and Ratification.

This Consent and Ratification shall be governed by, and construed in accordance with, the laws of the State of New York.

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IN WITNESS WHEREOF, each of the undersigned has caused this Consent and Ratification to be executed by its officer thereunto duly authorized as of the date first above written.

CREDIT SUISSE FIRST BOSTON, ACTING THROUGH ITS CAYMAN ISLANDS BRANCH

By:
Name:
Title:

DAVITA INC. AND EACH OF THE DIRECT AND INDIRECT SUBSIDIARIES OF DAVITA INC. LISTED ON APPENDIX A HERETO:

By:
Guy Seay
Vice President

APPENDIX A

Subsidiaries

Astro, Hobby, West Mt. Renal Care Limited Partnership

Bay Area Dialysis Partnership

Beverly Hills Dialysis Partnership

Carroll County Dialysis Facility, Inc.

Continental Dialysis Center of Springfield-Fairfax, Inc.

Continental Dialysis Centers, Inc.

DaVita Nephrology Associates of Utah, L.L.C.

DaVita—West, LLC

Dialysis Specialists of Dallas, Inc.

East End Dialysis Center, Inc.

Elberton Dialysis Facility, Inc.

Flamingo Park Kidney Center, Inc.

Houston Kidney Center/Total Renal Care Integrated Service Network Limited Partnership

Lincoln Park Dialysis Services, Inc.

Mason-Dixon Dialysis Facilities, Inc.

Nephrology Medical Associates of Georgia, LLC

Open Access Sonography, Inc.

Peninsula Dialysis Center, Inc.

Renal Treatment Centers—California, Inc.

Renal Treatment Centers—Hawaii, Inc.

Renal Treatment Centers—Illinois, Inc.

Renal Treatment Centers—Mid-Atlantic, Inc.

Renal Treatment Centers—Northeast, Inc.

Renal Treatment Centers—Southeast, LP

Renal Treatment Centers—West, Inc.

Renal Treatment Centers, Inc.

RTC—Texas Acquisition, Inc.

Sierra Rose Dialysis Center, LLC

Total Acute Kidney Care, Inc.

Total Renal Care of Colorado, Inc.

Total Renal Care of Puerto Rico, Inc.

Total Renal Care of Utah, L.L.C.

Total Renal Care Texas Limited Partnership

Total Renal Care, Inc.

Total Renal Care/Peralta Renal Center Partnership

Total Renal Care/Piedmont Dialysis Partnership

Total Renal Research, Inc.

Total Renal Support Services, Inc.

TRC—Indiana, LLC

TRC of New York, Inc.

Tri-City Dialysis Center, Inc.

EXHIBIT A

Guarantee Supplement

FORM OF GUARANTEE SUPPLEMENT

July     , 2003

Credit Suisse First Boston

(as the Administrative Agent under

the Credit Agreement referred to below)

Eleven Madison Avenue

New York, New York 10010

Attention:

Credit Agreement dated as of April 26, 2002 (as in effect on the date hereof, the “Credit Agreement”) among DaVita Inc. with the banks, financial institutions and other institutional lenders from time to time party thereto, Credit Suisse First Boston, Cayman Islands Branch (“CSFB”), as the Swing Line Bank thereunder, Bank of America, N.A. (“BofA”), as the Syndication Agent therefor, CSFB and Banc of America Securities LLC, as the Joint Lead Arrangers and Joint Book Managers therefor, The Bank of New York, The Bank of Nova Scotia and Wachovia Bank, National Association, as Documentation Agents therefor, and CSFB as the Administrative Agent for the Lender Parties thereunder

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the Subsidiary Guarantee referred to therein (such Subsidiary Guarantee, as in effect on the date hereof and as it may be further amended, supplemented or otherwise modified hereafter from time to time, the “Guarantee”). Capitalized terms not otherwise defined in this Guarantee Supplement shall have the same meanings as specified therefor in the Credit Agreement or the Guarantee.

SECTION 1. Guarantee; Limitation of Liability. (a) Each of the undersigned hereby unconditionally and irrevocably guarantees on a joint and several basis with the other Guarantors the punctual payment when due, whether at scheduled maturity or at a date fixed for prepayment or by acceleration, demand or otherwise, of all of the Obligations of the Borrower now or hereafter existing under or in respect of the Finance Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnification payments, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Administrative Agent or any of the Guaranteed Parties in enforcing any rights under this Guarantee Supplement or the Guarantee, on the terms and subject to the limitations set forth in the Guarantee, as if it were an original party thereto. Without limiting the generality of the foregoing, each of the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any of the other Loan Parties to the Administrative Agent or any of the Guaranteed Parties under or in respect of the Finance Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each of the undersigned, and by their acceptance of this Guarantee Supplement, the Administrative Agent and each of the Guaranteed Parties, hereby confirm that it is the intention of all such Persons that this Guarantee Supplement, the Guarantee and the Obligations of the undersigned hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of the United States Federal Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state Requirements of Law covering the protection of creditors’ rights or the relief of debtors to the extent applicable to this Guarantee Supplement, the Guarantee and the Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, each of the undersigned, the Administrative Agent and each of the Guaranteed Parties hereby irrevocably agree that the Guaranteed Obligations and all of the other liabilities of the undersigned under this Guarantee Supplement and the Guarantee shall be limited to the maximum amount as will, after giving effect to such maximum amount and all of the other contingent and fixed liabilities of the undersigned that are relevant under such Requirements of Law, and after giving effect to any collections from, any rights to receive contributions from, or any payments made by or on behalf of, any of the other Guarantors in respect of the Obligations of such other Guarantor under the Guarantee, result in the Guaranteed Obligations and all of the other liabilities of the undersigned under this Guarantee Supplement and the Guarantee not constituting a fraudulent transfer or conveyance.

(c) Each of the undersigned hereby unconditionally and irrevocably agrees that, in the event any payment shall be required to be made to the Guaranteed Parties under this Guarantee Supplement, the Guarantee or any other guarantee, the undersigned will contribute, to the fullest extent permitted by applicable law, such amounts to each of the other Guarantors and each other guarantor so as to maximize the aggregate amount paid to the Guaranteed Parties under or in respect of the Finance Documents.

SECTION 2. Obligations Under the Guarantee. Each of the undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guarantee to the same extent as each of the other Guarantors. Each of the undersigned further agrees, as of the date first above written, that each reference in the Guarantee to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Guarantor” or a “Loan Party” shall also mean and be a reference to the undersigned.

SECTION 3. Governing Law; Jurisdiction; Etc. (a) This Guarantee Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Each of the undersigned hereby irrevocably and unconditionally submits, for itself and its property and assets, to the nonexclusive jurisdiction of any New York state court or any federal court of the United States of America sitting in New York City, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee Supplement, the Guarantee or any of the other Finance Documents to which it is a party, or for recognition or enforcement of any judgment in respect thereof, and the undersigned hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the fullest extent permitted by applicable law, in any such federal court. Each of the undersigned hereby irrevocably consents to the service of copies of any summons and complaint and any other process which may be served in any such action or proceeding by certified mail, return receipt requested, or by delivering a copy of such process to such party, at its address set forth below its name on the signature page to this Guarantee Supplement, or by any other method permitted by applicable law. Each of the undersigned hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Nothing in this Guarantee Supplement or the Guarantee shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Guarantee Supplement, the Guarantee or any of the other Finance Documents in the courts of any jurisdiction.

(c) Each of the undersigned irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guarantee Supplement or any of the other Finance Documents to which it is a party in any New York state court or federal court. Each of the undersigned hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 4. WAIVER OF JURY TRIAL. EACH OF THE UNDERSIGNED IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS GUARANTEE SUPPLEMENT, THE GUARANTEE, ANY OF THE OTHER FINANCE DOCUMENTS, ANY DOCUMENTS DELIVERED PURSUANT TO THE FINANCE DOCUMENTS, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF ANY OF THE ADMINISTRATIVE AGENT OR ANY OF THE OTHER GUARANTEED PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Each of the Direct and Indirect Subsidiaries of DaVita Inc. set forth on Appendix A hereto:

By:
Guy Seay
Vice President

APPENDIX A

Subsidiaries

Astro, Hobby, West Mt. Renal Care Limited Partnership

Bay Area Dialysis Partnership

DaVita Nephrology Associates of Utah, L.L.C.

Sierra Rose Dialysis Center, LLC